UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2017

Notice of Annual Meeting

and Proxy Statement

LETTER TO STOCKHOLDERS

FROM THE BOARD OF DIRECTORS

Dear Fellow Stockholders,

We are pleased to invite you to the 2017 Annual Meeting of Stockholders of Devon Energy Corporation to be held at 8:00 a.m. Central Time on Wednesday, June 7, 2017, in the Devon Energy Center Auditorium located at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102.

While 2016 will be remembered for volatility in the energy markets, at Devon, we successfully focused on controllable aspects of our business, which produced several noteworthy highlights during the year:

•	We reshaped our portfolio by materially expanding upon our leading position in the Oklahoma STACK play and further high-graded our asset base in North America.

•	We strengthened our investment-grade financial position, divesting $3.1 billion of noncore assets.

•	We executed on drilling programs that generated the best well productivity in Devon’s 45-year history.

•	We achieved $1.3 billion of annual savings through cost-reduction efforts that enhanced the value of every barrel produced.

•	We grew Devon’s reserves, led by our U.S. assets, which replaced more than 175% of production.

The future looks bright for Devon. We have the quality and depth of resource to deliver high-return, sustainable growth and peer-leading performance for all of our stakeholders for many years to come.

The Notice of Meeting and Proxy Statement (the Notice) on the following pages provide further information on the Company’s performance and corporate governance, and describe the matters to be presented at the 2017 Annual Meeting. Whether or not you plan to attend the meeting in person, your vote on these matters is important to us. We urge you to promptly submit your vote by proxy following the instructions provided in the Notice.

We thank you for your continued support and investment in our business.

Sincerely,

John Richels

Chairman of the Board

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DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	8:00 a.m. (central time) on Wednesday, June 7, 2017

Place	Devon Energy Center Auditorium 333 W. Sheridan Avenue Oklahoma City, Oklahoma 73102

Items of Business

•    Elect nine directors for a term of one year;

•    Approve, in an advisory vote, executive compensation;

•    Advisory vote on the frequency of the advisory vote on executive compensation;

•    Ratify the appointment of the independent auditors for 2017;

•    Consider and vote upon the Annual Incentive Compensation Plan;

•    Consider and vote upon the 2017 Long-Term Incentive Plan;

•    Consider and vote upon the stockholder proposals set forth in this Proxy Statement, if presented; and

•    Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote

Stockholders of record at the close of business on April 10, 2017 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the ten days prior to the meeting at our offices and at the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:

•    internet;

•    telephone; or

•    mail.

For specific information, please refer to the section entitled “Information About the Annual Meeting” beginning on page 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 7, 2017:

Our 2017 Proxy Materials, including the 2017 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016, are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Carla D. Brockman

Vice President Corporate Governance

and Corporate Secretary

Oklahoma City, Oklahoma

April 26, 2017

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PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete 2017 Proxy Statement and Annual Report for the year ended December 31, 2016 before you vote.

2017 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

June 7, 2017, 8:00 a.m. (central time)

Place:

Devon Energy Center Auditorium

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

Record Date:

April 10, 2017

Voting:

•	internet
•	telephone; or
•	mail

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals	Board’s Recommendation	Page
Agenda Item 1: Election of Directors	FOR each of the nominees	8
Agenda Item 2: Approve, in an Advisory Vote, Executive Compensation	FOR	32
Agenda Item 3: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	ONE YEAR	33
Agenda Item 4: Ratification of Independent Auditors for 2017	FOR	81
Agenda Item 5: Approve the Annual Incentive Compensation Plan	FOR	82
Agenda Item 6: Approve the Devon Energy Corporation 2017 Long-Term Incentive Plan	FOR	88
Agenda Item 7: Stockholder Proposal for a Report on Public Policy Advocacy Related to Energy Policy and Climate Change	AGAINST	101
Agenda Item 8: Stockholder Proposal for an Assessment on the Impact of Global Climate Change Policies	AGAINST	104
Agenda Item 9: Stockholder Proposal for a Report on Lobbying Policy and Activity	AGAINST	108
Agenda Item 10: Stockholder Proposal for an Assessment of Benefits and Risks of Using Reserve Additions as a Compensation Metric	AGAINST	111

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PROXY STATEMENT SUMMARY (cont’d)

STOCKHOLDER ENGAGEMENT

As part of Devon’s commitment to corporate governance, we conduct investor outreach throughout the year to obtain feedback from our stockholders on our corporate governance practices and executive compensation programs. We value the input we receive from this engagement and, as a result, have been responsive by making meaningful changes to our corporate governance practices and executive compensation program over the years. Many of these changes are highlighted below.

CORPORATE GOVERNANCE

•	Annual Election of All Directors

•	Majority Voting and Director Resignation Policy in Uncontested Elections

•	Stockholder Right to Call a Special Meeting

•	Independent Lead Director

•	Proxy Access Rights
•	Seven of Nine of Directors Are Independent

•	Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting

•	Director Stock Ownership Guidelines

•	Board Participation in Succession Planning

EXECUTIVE COMPENSATION PROGRAM

•	Long-Term Incentive Stock Awards are Performance-Based

•	Quantitative Process Utilized for Performance Cash Bonus Awards

•	Realizable Pay Opportunities are Tied to Company Performance
•	Stock Ownership Requirements

•	Recoupment Policy

•	Double Trigger Vesting of Long-Term Incentives upon Change in Control

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PROXY STATEMENT SUMMARY (cont’d)

Say-on-Pay Vote and Response to Stockholder Feedback

At the Company’s 2016 Annual Meeting, 95% of the shares voted were for the approval of the Company’s executive compensation for 2015. We continue to engage in discussions with stockholders on executive compensation and its tie to Company performance. Stockholders have reacted favorably to the Company’s compensation practices, including the changes made over the past few years, which are detailed in the Compensation Discussion and Analysis section beginning on page 34 of this Proxy Statement.

2016 Company Performance and Pay Alignment

The actions taken and leadership provided by the executives during the year led to the Company posting strong operational and financial results in the challenging commodity price environment of 2016. The Company met or exceeded all of the goals established at the beginning of the year for the performance scorecard.

With respect to operational and financial metrics, the Company exceeded production guidance, with oil, a higher-margin commodity, representing the largest component of the mix of retained asset production volumes. The Company reduced field operating and general and administrative expenses, which resulted in a savings of $845 million and reduced exploratory and development capital investment by $2.8 billion. The Company also reduced debt by $3.1 billion, while continuing to maintain a strong liquidity position, and realized sale proceeds of approximately $3.1 billion through asset divestitures.

During 2016, Devon’s stock price reached a high of $50.68, which was approximately 58% above the 2015 year-end price, and recorded a total stockholder return (TSR) of 44.7% for the year. The Company consistently achieved TSR in the top-half relative to its peer group and finished the year ranked 6th out of 15 within the peer group.

The structure of the Company’s compensation program coupled with the Compensation Committee’s processes and decision making ensure a strong link between Company performance and executive pay.

Please see the Compensation Discussion and Analysis section beginning on page 34 of this Proxy Statement for a detailed description of our executive compensation.

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INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 7, 2017 at 8:00 a.m. Central Time.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation.

What are the Board of Directors’ voting recommendations?

•	For the election of the nine Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the approval, on an advisory basis, of executive compensation;

•	For the option of one year as the frequency for the advisory vote on executive compensation;

•	For the ratification of the appointment of our independent auditors for 2017;

•	For the adoption of the Annual Incentive Plan;

•	For the adoption of the 2017 Long-Term Incentive Plan; and

•	Against each of the stockholder proposals set forth in this Proxy Statement, if presented.

Who is entitled to vote?

Stockholders as of the close of business on April 10, 2017 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 525,664,012 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•

dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 6, 2017; or

•

go to the website www.proxyvote.com and follow the instructions, and confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 6, 2017; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

The United States Securities and Exchange Commission (the SEC) rules allow companies to furnish proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why did I receive paper copies of proxy materials?

We are providing paper copies of the proxy materials instead of the Notice to certain stockholders, including those who have previously requested to receive them. If you prefer to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my Devon 401(k) Plan account?

If you are a current employee participating in the Devon Energy Corporation Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form you received from Broadridge. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 4, 2017, the shares credited to your account will not be voted.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings or an additional copy of the proxy materials for this meeting by contacting us at Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: corporatesecretary@dvn.com or by calling (405) 235-3611 and requesting to speak to the Corporate Secretary.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders, beneficial owners of our common stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Who will count the votes?

Broadridge will tabulate the votes.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

For the election of Directors, a nominee for Director in an uncontested election shall be elected if the votes cast “for” such nominee’s election exceed the votes “withheld” in such nominee’s election. Any nominee for Director in a contested election shall be elected by a plurality of the votes cast.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election shall tender his or her written offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

For the proposal relating to the frequency of future advisory votes on our executive compensation, the frequency (every one, two or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders in an advisory manner.

With respect to all other matters, the affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting is required to take the action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given instructions as to how to vote. Please be sure to give voting instructions to your broker so that your vote will be counted.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•	consider neither abstentions nor broker non-votes for the election of Directors;

•	consider neither abstentions nor broker non-votes for the proposal on the frequency of future advisory votes on our executive compensation;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained D.F. King & Co. to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or corporatesecretary@dvn.com, or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2017. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our contact information is:

Corporate Secretary

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

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AGENDA ITEM 1.

ELECTION OF DIRECTORS

Our Board of Directors has nominated nine directors for election at the Annual Meeting. Each Director will serve for a term ending at the next Annual Meeting and until his or her successor is duly elected and qualified, subject to such Director’s earlier death, disqualification, resignation or removal. All nine of the nominees are currently Devon directors who were elected by stockholders at the 2016 Annual Meeting.

Within each nominee’s biography below, we have highlighted certain notable skills and qualifications that contributed to his or her selection as a member of our Board of Directors.

We have no reason to believe that any of the nominees for director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

Our Board of Directors recommends that stockholders vote “FOR” the election of the following directors.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Director Nominees

Experience and Qualifications

Barbara M. Baumann is a former BP Amoco executive who currently serves as President and owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Baumann was Executive Vice President of Associated Energy Managers, a private equity firm investing in small energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including Chief Financial Officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and Vice President of Amoco’s San Juan Basin business unit. She brings to the Board her extensive knowledge of the energy industry and her experience as an accomplished leader and business professional.

Education

Ms. Baumann earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Other Boards and Appointments

Ms. Baumann is a director of Buckeye Partners, L.P. where she serves on the audit committee and the compensation committee. Ms. Baumann is also a member of the independent board of trustees of Putnam Mutual Funds. She is a director of privately held Hat Creek Energy Corporation where she chairs the compensation committee and serves on the audit committee. She previously served on the boards of Cody Resources Management, LLC, CVR Energy, SM Energy, and UNS Energy.

Barbara M. Baumann Director since 2014 Age 61 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John E. Bethancourt is a retired Chevron executive. He most recently served as Executive Vice President for technology and services where he was responsible for overseeing Chevron’s environmental, health and safety efforts, major project management, procurement and mining operations. Mr. Bethancourt began his career in 1974 with Getty Oil Company and joined Texaco Inc. in 1984 when the two companies merged. During his career with Texaco and later Chevron, Mr. Bethancourt served in various executive leadership roles overseeing business development, worldwide production operations and human resources. He brings to the Board his extensive knowledge of the energy industry and his experience as an accomplished leader and business professional.

Education

Mr. Bethancourt earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Other Boards and Appointments

Mr. Bethancourt previously served on the board of trustees of the Texas A&M Foundation and is a past director of both the Society of Petroleum Engineers and the National Action Council for Minorities in Engineering, Inc.

John E. Bethancourt Director since 2014 Age 65 Committees: • Compensation • Governance • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

David A. Hager was elected by the Board of Directors to the position of President and Chief Executive Officer on August 1, 2015. He joined the Company in March 2009 and held the position of Executive Vice President Exploration and Production from 2009 until 2013 and Chief Operating Officer from 2013 to 2015. Mr. Hager started in the oil and gas business as a geophysicist with Mobil Corp. He joined Sun Oil in 1981 and continued with Oryx Energy following its spin off from Sun Oil. During his tenure at Oryx, he managed new ventures and deepwater projects around the world. After Oryx merged with Kerr-McGee in 1999, Mr. Hager managed Kerr-McGee’s worldwide deepwater exploration and production operations and assumed responsibility for all exploration and production activities in 2003. He later served as Kerr-McGee’s Chief Operating Officer until it was acquired by Anadarko Corp. in 2006.

Education

Mr. Hager has a bachelor’s degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

Other Boards and Appointments

From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of Devon’s Board of Directors. Mr. Hager currently serves on the boards of the managing member and general partner of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK), respectively, and on their compensation committees. Devon owns a controlling interest in ENLC and ENLK.

David A. Hager Director since 2016 Age 60

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert H. Henry is a legal and foreign relations scholar, public servant and leader. He has served as the President and Chief Executive Officer of Oklahoma City University since 2010. Mr. Henry brings to the Board his experience and knowledge of the law, which enable him to provide valuable insights in the areas of governance and public policy.

Mr. Henry has had a distinguished career in public service. In 1994, President Bill Clinton appointed Mr. Henry to the United States Court of Appeals for the Tenth Circuit, where he served until June 2010, most recently as Chief Judge. Mr. Henry was elected and re-elected Attorney General of the State of Oklahoma from 1986 to 1991. He served in the Oklahoma House of Representatives from 1976 to 1986 where he was principal author of the 1986 Oklahoma General Corporation Act, which moved Oklahoma law to the Delaware corporate law model.

Mr. Henry was Dean and Professor of Law at Oklahoma City University School of Law from 1991 to 1994. Mr. Henry also taught at the University of Oklahoma Honors College (Oxford Program), the University of Oklahoma College of Law, and Oklahoma Baptist University (Business Law) and served as Distinguished Judge in Residence at the University of Tulsa College of Law.

Education

Mr. Henry received his bachelor’s degree and juris doctorate from the University of Oklahoma. He received an honorary degree of doctor of humane letters from the University of Tulsa and an honorary degree of doctor of laws from Oklahoma City University.

Other Boards and Appointments

Mr. Henry is a life member of the National Conference of Commissioners on Uniform State Laws, and a member of the Council on Foreign Relations, the American Law Institute, and the William J. Holloway, Jr. American Inn of Court, Master of the Court. While a federal judge, Mr. Henry served as chair of the committee on International Relations of the Judicial Conference of the United States. He is a life and founding member of the Tenth Judicial Circuit’s Historical Society. Mr. Henry serves on the Board of Directors of iCivics, Allied Arts and the Oklahoma Medical Research Foundation. He previously served on the board of LSB Industries, Inc.

Robert H. Henry Director since 2010 Age 64 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Michael Kanovsky is a Professional Engineer and has been involved with investment banking and oil and gas businesses for over 40 years. He has been President of Sky Energy Corporation since 1993. Mr. Kanovsky brings to the Board an extensive knowledge of the energy industry and finance, with a wealth of experience with Canadian assets and areas of operation.

In 1978, Mr. Kanovsky co-founded Canadian Northstar Corporation and its successor, Northstar Energy Corporation, where he was primarily responsible for strategic development, finance and acquisitions until its acquisition by Devon Energy Corporation in 1998. In 1997, Mr. Kanovsky founded Bonavista Petroleum Ltd. Mr. Kanovsky has also held other executive positions, including Chief Executive Officer of Arrowstar Drilling and Vice President of Corporate Finance, Western Canada, for a large Canadian investment dealer.

Education

Mr. Kanovsky received a bachelor’s degree in mechanical engineering from Queen’s University as well as a master’s degree in business administration from the Ivey School of Business at Western University.

Other Boards and Appointments

Mr. Kanovsky is a director of Bonavista Energy Corporation, serves as lead director, and as chairman of the governance and nominating committee, and is a member of the reserves, audit and compensation committees. He is a director of Pure Technologies Ltd. and serves as lead director and a member of the corporate governance and nominating committee. As of the date of this Proxy Statement, Mr. Kanovsky is also a director of Seven Generations Energy Ltd. and serves on the audit and finance committee and is chairman of the risk management committee. However, Mr. Kanovsky will retire from Seven Generations Energy Ltd.’s board this year, and his term as a director will expire immediately prior to the company’s annual and special meeting scheduled for May 4, 2017.

Mr. Kanovsky previously served on the boards of TransAlta Corporation and ARC Resources Ltd. He also served as chairman of the Board of Taro Industries and vice chairman of Precision Drilling, Inc. He co-founded PowerLink Corporation, an electrical cogeneration company and former subsidiary of Northstar Energy Corporation, and served as its senior executive board chairman.

Michael M. Kanovsky Director since 1999 Age 68 Committees: • Chair, Reserves • Audit

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert A. Mosbacher, Jr. is an accomplished business leader with more than 30 years in the energy industry. He is Chairman of Mosbacher Energy Company, an independent oil and gas exploration and production company. Mr. Mosbacher brings to the Board his extensive background in the energy industry, his leadership skills, and his economic development experience in global markets.

Mr. Mosbacher is founder and chairman of BizCorps, a Washington based non-profit organization that places graduates of top business schools with entrepreneurs in emerging markets. In 2005, Mr. Mosbacher was appointed by President George W. Bush to the position of President and Chief Executive Officer of the Overseas Private Investment Corporation, an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He served in that capacity until 2009. Mr. Mosbacher had a distinguished public service career that included serving as Chairman of the Board of the Texas Department of Human Services and as a staff member in the office of Senator Howard Baker of Tennessee.

Education

Mr. Mosbacher received a bachelor’s degree in political science from Georgetown University and a juris doctorate degree from Southern Methodist University.

Other Boards and Appointments

Mr. Mosbacher is a director of Calpine Corporation and currently serves on Calpine’s nominating and governance committee and is chairman of the compensation committee. In addition, Mr. Mosbacher is chairman of the board of Global Communities. Mr. Mosbacher previously served as a member of Devon’s Board from 1999 until 2005.

Robert A. Mosbacher, Jr. Director since 2009 Age 65 Lead Director Committees: • Chair, Governance • Compensation

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Duane C. Radtke has over 45 years of experience in management, engineering and business development in the energy industry. Mr. Radtke has been President and Chief Executive Officer of Valiant Exploration LLC since 2008. Mr. Radtke brings to the Board extensive knowledge of the energy business, including experience with the Company’s assets and operations.

Mr. Radtke served as the Chief Executive Officer and President of Dominion Exploration and Production, a subsidiary of Dominion Resources, Inc., from 2001 to 2007. During that period, he also served as Executive Vice President of Consolidated Natural Gas Company, a subsidiary of Dominion Resources Inc. Prior to his tenure with Dominion Resources, Inc., Mr. Radtke was an executive with Santa Fe Snyder where he served in various capacities, including Executive Vice President of Production. Following Devon’s acquisition of Santa Fe Snyder in 2000, Mr. Radtke served as President of the Company’s international division until joining Dominion.

Education

Mr. Radtke holds a bachelor’s degree in mining engineering from the University of Wisconsin.

Other Boards and Appointments

Mr. Radtke is a director of Kris Energy Ltd. and serves as the chairman of the investment committee and a member of the compensation and governance committee. He previously served as lead director of Sabine Oil & Gas Corporation, as chairman of the American Exploration and Production Council, as a director of Smith International, Inc. and as a director of Consolidated Natural Gas Company. Mr. Radtke is also non-executive chairman of Bazean Corporation, a private investment company.

Duane C. Radtke Director since 2010 Age 68 Committees: • Chair, Compensation • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Mary P. Ricciardello is a licensed Certified Public Accountant and a financial executive with over 30 years of experience in the energy industry. She brings to the Board her qualifications as a financial expert and her extensive experience in the energy industry and with respect to corporate finance and tax matters.

In 2002, Ms. Ricciardello retired after a 20-year career with Reliant Energy Inc., a leading independent power producer and marketer. She served in various financial management positions with the company, including Comptroller, Vice President and most recently Senior Vice President and Chief Accounting Officer.

Education

Ms. Ricciardello holds a bachelor’s degree in business administration from the University of South Dakota and a master’s degree in business administration with an emphasis in finance from the University of Houston.

Other Boards and Appointments

Ms. Ricciardello is currently a director of Noble Corporation where she is the designated financial expert, serves as the audit committee chairperson and is a member of the nominating & governance committee. Ms. Ricciardello serves on the boards of the managing member and general partner of ENLC and ENLK, respectively, and on their audit committees. Devon owns a controlling interest in ENLC and ENLK. She also serves on the board of the National Association of Corporate Directors (NACD) Houston Chapter and received the NACD designation “Board Leadership Fellow”. Ms. Ricciardello was previously a director of US Concrete and of Midstates Petroleum Company. Ms. Ricciardello is also an editorial advisor for the Journal of Accountancy.

Mary P. Ricciardello Director since 2007 Age 61 Committees: • Chair, Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John Richels is an accomplished business leader with 35 years of experience in the oil and gas industry and legal profession. He served as the Company’s President from 2004 through 2010 and President and Chief Executive Officer from 2010 until his retirement in 2015. He was elected Vice Chairman in December 2014 and was elected as Chairman of the Board in June 2016. Mr. Richels brings to the Board an extensive knowledge of the energy industry, including his experience with the Company’s assets and operations.

Mr. Richels joined Devon in 1998 when the Company acquired Northstar Energy Corporation, where he held the office of Executive Vice President and Chief Financial Officer. After the acquisition, he served as Senior Vice President of Devon and President and Chief Executive Officer of Devon’s Canadian subsidiary.

Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the executive committee of the Canadian-based national law firm Bennett Jones. He joined Bennett Jones in 1978 practicing in the mergers and acquisitions, securities and corporate law areas, primarily in the oil and gas sector. During his legal career, Mr. Richels also served, on loan from Bennett Jones, as an officer of the XV Olympic Winter Games Organizing Committee in Calgary.

Education

Mr. Richels received a bachelor’s degree in economics from York University. He also received a law degree from the University of Windsor.

Other Boards and Appointments

Mr. Richels is a director of TransCanada Corporation and serves on the compensation committee and the health, safety and environmental committee. Mr. Richels previously served as a director of BOK Financial Corporation and as Chairman of the Boards of the managing member and general partner of ENLC and ENLK, respectively.

Mr. Richels is a member of the executive committee and board of directors of the E Foundation for Oklahoma and serves on the board of trustees of Oklahoma City University. He is also a member-at-large of the Independent Petroleum Association of America.

John Richels Director since 2007 Age 66 Chairman of the Board

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met eight times in 2016. All Directors attended at least 95% of the total meetings of the Board of Directors and the respective Committees on which they served with the exception of J. Larry Nichols, who attended 60% of the total meetings of the Board of Directors prior to his retirement in June 2016.

The Board expects our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors attended the 2016 Annual Meeting.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO); and

•	Anti-Corruption Policy and Procedures.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Our website also includes our Corporate Social Responsibility Report and information on our environmental and safety initiatives.

Practices for Considering Diversity

The Charter of the Governance Committee provides that the committee shall periodically review the appropriate skills and characteristics of members of the Board of Directors in the context of the then-current composition of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

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CORPORATE GOVERNANCE (cont’d)

Committees

The Board of Directors has four standing Committees: Audit, Compensation, Governance and Reserves. The Charters for these Committees are available on the Company’s website, www.devonenergy.com. The following table shows each Committee’s current membership, function and the number of meetings each Committee held in 2016:

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Members Functions of Committee Number of Meetings in 2016 Audit Committee Mary P. Ricciardello 1,2 Barbara M. Baumann Robert H. Henry Michael M. Kanovsky Monitors the integrity of the Company’s financial statements and reporting system; 8 Oversees the Company’s compliance with legal and regulatory requirements; Appoints the independent auditors and monitors their qualifications and independence; Monitors the performance of the Company’s internal auditors and independent auditors; Reviews the Company’s financial risk exposure and the steps management has taken to monitor and control such exposure; and Monitors the business practices and ethical standards of the Company. Members Functions of Committee Number of Meetings in 2016 Compensation Committee Duane C. Radtke 1 John E. Bethancourt Robert A. Mosbacher, Jr. Reviews and approves the Company’s compensation philosophy and strategy; 6 Directs management to administer the annual compensation process in accordance with the stated compensation strategy of the Company and any requirements of the appropriate regulatory bodies; Reviews and approves the Company’s employee benefit and incentive programs; Annually reviews and determines total compensation for each management Director; Reviews and approves total compensation for the Company’s executive officers in consultation with the President and CEO; Reviews with the President and CEO and advises the Board with regard to executive officer succession planning; and Assesses and considers the independence of any advisor that provides advice to the Committee.

CORPORATE GOVERNANCE (cont’d)

[1]	Chairman

[2]	Audit Committee financial expert

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Members Functions of Committee Number of Meetings in 2016 Governance Committee Robert A. Mosbacher, Jr. 1 Barbara M. Baumann John E. Bethancourt Robert H. Henry Mary P. Ricciardello Identifies and recommends qualified individuals to become Board members; 5 Evaluates and recommends nominees for election as directors at the annual stockholders’ meetings or for appointment between annual stockholders’ meetings; Evaluates and recommends compensation or revisions to compensation for members of the Board; and Develops, recommends and reviews corporate governance guidelines for the Company. Members Functions of Committee Number of Meetings in 2016 Reserves Committee Michael M. Kanovsky 1 John E. Bethancourt Duane C. Radtke Oversees an annual review and evaluation of the Company’s consolidated oil, bitumen, natural gas and natural gas liquids reserves; 2 Oversees the integrity of the Company’s reserves evaluation and reporting system; Assesses the reserves disclosure for the Company’s compliance with legal and regulatory requirements related to its oil, bitumen, natural gas and natural gas liquids reserves; Reviews the qualifications and independence of the Company’s independent engineering consultants; Monitors the performance of the Company’s independent engineering consultants; and Monitors and evaluates the Company’s business practices and standards in relation to the preparation and disclosure of its oil, bitumen, natural gas and natural gas liquids reserves.

CORPORATE GOVERNANCE (cont’d)

Director Independence

The Company’s Corporate Governance Guidelines provide that an independent director is a director who meets the NYSE definition of independence, as determined by the Board. In making this determination, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company or any of its subsidiaries or affiliates. The Board has affirmatively determined that each of the current Directors and each person who served as a Director during 2016, with the exception of J. Larry Nichols, who retired from the Board in June 2016, Chairman, John Richels, and David A. Hager, was or is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has or had no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is or was independent under our Corporate Governance Guidelines and the standards established by the NYSE.

In evaluating the independence of Mr. Robert H. Henry, the Board considered the charitable contributions made by Devon to Oklahoma City University (OCU) in recent years. While these charitable contributions do not affect Mr. Henry’s independence status, disclosure of the contributions are provided below. Consistent with the Company’s practice of making contributions to other major universities in Oklahoma, in 2014, 2015 and 2016 the Company made charitable contributions to OCU of $613,500, $508,500 and $55,000, respectively.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chairman of the Board and CEO.

J. Larry Nichols, former Executive Chairman of the Board, retired from the Board following the 2016 Annual Meeting, at which time John Richels was appointed Chairman of the Board. David A. Hager, serves as President and CEO. The current structure fosters consensus building and tactical execution of a Board-approved vision and strategy at the top levels of the Company, which we believe promotes long-term stockholder value. The Board believes this structure is in the Company’s best interest at the present time; however, the Board may utilize a different structure in the future should circumstances change.

Lead Director

The Board has an independent Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Robert A. Mosbacher, Jr. has served as Lead Director since June 2015. In 2016, Mr. Mosbacher as Lead Director, presided over four executive sessions of the Board.

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CORPORATE GOVERNANCE (cont’d)

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Audit, Governance, Compensation and Reserves Committees have been delegated certain risk oversight responsibilities.

Stockholder Engagement

Each year we reach out to a significant number of our stockholders with respect to corporate governance topics and our executive compensation program. We value the direct input we receive from this engagement and, as a result, have been responsive by making meaningful changes to our corporate governance practices and executive compensation program over the years. Many of the changes to the executive compensation program are summarized on page 40 of the proxy statement.

Director Contact Information

Any stockholder or other interested party may contact any of our Non-Management Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to the Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

Compensation Committee Interlocks and Insider Participation

During 2016, the Compensation Committee was comprised of three independent Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

The Company maintains a policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock.

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CORPORATE GOVERNANCE (cont’d)

The Board’s Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a Committee member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and is determined to have a direct or indirect material benefit to a related party would be disclosed in accordance with SEC rules.

J. Larry Nichols served on the Board until his retirement on June 8, 2016. Mr. Nichols’ son-in-law is employed by the Company as an attorney. His total 2016 taxable compensation, including salary, bonus and stock grants, was approximately $300,000, which was commensurate with the compensation provided to similarly situated employees of the Company. Mr. Nichols was not involved in the evaluation of his son-in-law’s performance and his son-in-law’s compensation was determined in accordance with the Company’s standard human resources policies and procedures.

The son of Tony D. Vaughn, Chief Operating Officer, is employed by the Company as a manager in supply chain. His total 2016 taxable compensation, including salary, bonus and stock grants, was approximately $141,000, which was commensurate with the compensation provided to similarly situated employees of the Company. Mr. Vaughn was not involved in the evaluation of his son’s performance and his son’s compensation was determined in accordance with the Company’s standard human resources policies and procedures.

Director Compensation for the Year Ended December 31, 2016

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Devon employees receive no additional compensation for serving as directors.

Annual Retainer and Meeting Fees

The annual retainers and meeting fees for Non-Management Directors in effect during 2016 remained the same as in 2015. The following is a schedule of those annual retainers and meeting fees:

Type of Fee	Amount
Annual Board Retainer	$70,000
Additional Annual Retainer to Executive Chairman of the Board	$200,000
Additional Annual Retainer to Chairman of Audit Committee	$25,000
Additional Annual Retainer to the Chairmen of Compensation, Governance and Reserves Committees	$15,000
Additional Annual Retainer for Lead Director	$25,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board or Committee Meeting attended in person	$2,000
Fee for each Board or Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

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CORPORATE GOVERNANCE (cont’d)

Equity Awards to Directors

The Board elects to compensate Directors through restricted stock awards (RSAs) in order to align the Directors’ and stockholders’ interests in the long-term performance of the Company. At its meeting in March 2016, the Board of Directors discussed the prospective director equity awards for 2016 in light of the downturn in the oil and gas industry, the decrease in the Company’s stock price in 2015 and early 2016, and the reduced level of Long-Term Incentive Awards granted to management in March 2016. Based on those discussions, the Board of Directors voted to reduce the director equity awards to be awarded in June 2016 to an amount that was 33% lower than the prior year’s grant.

Accordingly, Non-Management Directors were each granted RSAs valued at approximately $154,000 on June 8, 2016. Grants were made under the Company’s 2015 Long-Term Incentive Plan (“2015 LTIP”) that was approved at the 2015 annual meeting. Shares under each RSA will fully vest on the first anniversary of the grant date subject to the Director’s continued service to the Company. Unvested shares are entitled to cash dividends at the same times and in the same amounts as other shares of our outstanding common stock.

Total Compensation for Non-Management Directors for 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Barbara M. Baumann	106,000	154,003	—	—	260,003
John E. Bethancourt	104,000	154,003	—	—	258,003
Robert H. Henry	105,000	154,003	—	—	259,003
Michael M. Kanovsky	115,000	154,003	—	—	269,003
Robert A. Mosbacher, Jr.	142,000	154,003	—	—	296,003
J. Larry Nichols[4]	140,000	—	—	15,177	155,177
Duane C. Radtke	111,000	154,003	—	—	265,003
Mary P. Ricciardello	129,000	154,003	—	—	283,003
John Richels	82,000	154,003	—	6,653	242,656

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to all Non-Management Directors on June 8, 2016, computed in accordance with FASB ASC Topic 718. The assumptions used to value stock awards are discussed in Note 4—Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, our Non-Management Directors held the following unvested stock awards: Ms. Baumann—4,098; Mr. Bethancourt—4,098; Mr. Henry—4,098; Mr. Kanovsky—4,098; Mr. Mosbacher—4,098; Mr. Radtke—4,098; Ms. Ricciardello—4,098; and Mr. Richels—73,208.

[2]

No option awards were made to Non-Management Directors in 2016. As of December 31, 2016, our Non-Management Directors held the following outstanding and unexercised option awards: Mr. Henry—9,000; Mr. Kanovsky—12,000; Mr. Mosbacher—12,000; Mr. Nichols—396,100; Mr. Radtke—9,000; Ms. Ricciardello—12,000; and Mr. Richels—451,875.

[3]

The dollar amount reported represents the aggregate incremental cost to the Company for personal use of aircraft. The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then

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CORPORATE GOVERNANCE (cont’d)

multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

[4]	Mr. Nichols retired from the Board on June 8, 2016.

Changes to Director Compensation

The Board of Directors determined that the annual retainers and meeting fees would remain the same in 2017 as it was in 2016, with one exception. With J. Larry Nichols’ retirement from the Board in June 2016, there is no longer an Executive Chairman of the Board and therefore no additional retainer for that Board position.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee is currently comprised of five independent Directors and operates under a written charter approved by the Board of Directors. The Governance Committee Charter may be viewed at www.devonenergy.com.

Corporate Governance

The Governance Committee plays a leadership role in shaping the Company’s corporate governance. It periodically reviews the Company’s corporate governance practices along with best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that addresses the interests of the Company’s stakeholders. Highlights of our corporate governance framework are:

•	Annual Election of all Directors;

•	Majority Voting in Uncontested Elections;

•	Independent Lead Director;

•	Executive Sessions of Independent Directors;

•	Stockholder Right to Call a Special Meeting;

•	Proxy Access Right; and

•	Board Participation in Succession Planning.

Additional corporate governance standards that have been approved by the Board are reflected in the:

•	Corporate Governance Guidelines;

•	Charters for each of the Board’s Committees;

•	Code of Business Conduct and Ethics for all Directors, officers and employees; and

•	Code of Ethics for the CEO, CFO and CAO.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents and others related to corporate governance are available at www.devonenergy.com.

Board of Director Nominations

The Governance Committee is responsible for nominating qualified candidates to serve on the Board of Directors and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate.

The Board takes reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes and skills of each of the nominees for Director at the 2017 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

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GOVERNANCE COMMITTEE REPORT (cont’d)

•	informed judgment;

•	peer respect; and

•	high performance standards.

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting immediately following the 73rd birthday of a Director;

•

ownership of Devon common stock equal to five times the Director’s annual retainer to be reached by the end of a five-year period after their election along with a holding requirement for those who have yet to meet the ownership requirement;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

•

a requirement that a nominee for Director in an uncontested election submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the nominee fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a director, officer or employee of a competitor of the Company; and

•

notification to the Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public, private or non-profit company or any assignment to the audit or compensation committees of the board of any public, private or non-profit company.

The Governance Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit recommendations for director nominees for election at our 2018 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Such a recommendation must be received between February 7, 2018 and March 9, 2018 in order to be considered a timely notice. The stockholder’s notice must contain, among other things:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other similar transaction has been entered into by or on behalf of the stockholder or beneficial owner;

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GOVERNANCE COMMITTEE REPORT (cont’d)

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2018 Annual Meeting to bring such business before the meeting; and

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain corporate governance best practices.

Robert A. Mosbacher, Jr., Chairman

Barbara M. Baumann

John E. Bethancourt

Robert H. Henry

Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be independent directors, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. Mary P. Ricciardello currently serves on the audit committees of more than three public companies. However, Devon owns a controlling interest in two of those companies, ENLC and ENLK, which are consolidated into the Company’s financial statements. Therefore, the Board has determined that Ms. Ricciardello’s service on these audit committees is beneficial to her service on the Company’s Audit Committee. For purposes of complying with the listing standards of the NYSE, the Board has determined that Ms. Ricciardello’s simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on the Company’s Audit Committee. The Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2016, the Audit Committee:

•

reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with the independent auditors their judgment as to the quality and the acceptability of the Company’s accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 1301, Communications with Audit Committees;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

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AUDIT COMMITTEE REPORT (cont’d)

Fees to Independent Auditor

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2016 and December 31, 2015, the following fees were paid to KPMG LLP:

	2016	2015
Audit fees	$3,039,000	$3,459,000
Audit-related fees	314,000	465,000
Tax fees	61,000	68,000
All other fees	—	—
	$3,414,000	$3,992,000

Audit fees included services for the audits of the Company’s financial statements and the effective operation of its internal controls over financial reporting. KPMG LLP also serves as the independent auditors for EnLink Midstream, LLC and EnLink Midstream Partners, LP (collectively, “EnLink”). Fees for the audits of EnLink’s consolidated financial statements for 2016 were $2,214,000, which are not included in the table above.

Audit-related fees consisted principally of fees for audits of financial statements of certain of the Company’s affiliates and subsidiaries. Audit-related fees for EnLink for 2016 were zero.

Tax fees consisted of tax compliance and tax consulting fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2016 and 2015 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that has been filed with the SEC.

Mary P. Ricciardello, Chairperson

Barbara M. Baumann

Robert H. Henry

Michael M. Kanovsky

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RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of three independent Directors and operates under a written charter approved by the Board of Directors. The Reserves Committee Charter is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, bitumen, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2016, the Reserves Committee:

•	approved Deloitte LLP and LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultants for the year ended December 31, 2016;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultants prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board, and the Board approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that has been filed with the SEC.

Michael M. Kanovsky, Chairman

John E. Bethancourt

Duane C. Radtke

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AGENDA ITEM 2.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2011 Annual Meeting, you approved our proposal to provide you with this opportunity on an annual basis. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it has in prior years, take into account the outcome of the vote when considering future compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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AGENDA ITEM 3.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Agenda Item 2 included on page 32 of this Proxy Statement. By voting on this Agenda Item 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Devon and our stockholders, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. In reaching this recommendation, the Board considered that an annual vote allows stockholders to provide frequent, ongoing input on our executive compensation program. Moreover, the Board believes that seeking annual input from its stockholders on its executive compensation program is a key component of Devon’s ongoing dialogue with stockholders on executive compensation and other corporate governance matters.

Stockholders will not be voting to approve or disapprove the Board’s recommendation on this agenda item. Instead, you may cast your vote on the voting frequency by choosing among three frequency options: the option of one, two or three years or you may abstain from voting.

Although this advisory vote on the frequency of the “say-on-pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and Devon to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest number of votes from our stockholders.

Our Board of Directors recommends a vote for the option of “ONE YEAR” as the frequency with which stockholders are asked to provide an advisory vote on executive compensation.

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NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

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NAMED EXECUTIVE COMPENSATION (cont’d)

Introduction

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines our compensation philosophy and describes the material components of our executive compensation program for the “named executive officers.” This CD&A also summarizes decisions the Compensation Committee of the Board of Directors (the “Committee”) made under the program and the processes utilized and factors considered in making those decisions. In particular, this CD&A focuses on the decisions the Committee made during its January 2017 meetings at which the Committee evaluated the Company’s performance in 2016 as well as each executive officer’s performance for the year, including the performance of the business or organizational unit for which the officer was responsible. At the January 2017 meetings, the Committee considered prospective salary adjustments, cash bonuses for 2016 performance (“Bonus”) and long-term equity incentive awards (“LTI”). Additional information about the compensation of the named executive officers is provided in the 2016 Summary Compensation Table (the “SCT”) and other compensation tables that follow this CD&A. Pursuant to SEC guidance, the outcome of the Committee’s January 2017 decisions on base salaries for 2017 and LTI will appear in next year’s SCT while the Bonus is shown in this year’s SCT and other applicable tables.

Named Executive Officers

The named executive officers for 2016 are the following individuals:

Executive	Position
David A. Hager	President and Chief Executive Officer
Thomas L. Mitchell	Executive Vice President and Chief Financial Officer
Tony D. Vaughn	Chief Operating Officer
Lyndon C. Taylor	Executive Vice President and General Counsel
R. Alan Marcum	Executive Vice President, Administration
Frank W. Rudolph	Former Executive Vice President, Human Resources

In February 2016, Devon promoted Mr. Vaughn from Executive Vice President, Exploration and Production to Chief Operating Officer. Decisions made at the Committee’s January 2017 meetings resulted in pay increases that were designed, in part, to correspond with his increasing responsibilities with the Company.

In July 2016, Mr. Rudolph’s employment was terminated pursuant to the Company’s workforce reduction program. SEC rules require us to include him as a named executive officer in this CD&A. The SCT and other tables that follow this CD&A reflect the severance package Mr. Rudolph received in accordance with his employment agreement with the Company. Mr. Rudolph was not part of the Committee’s year-end performance and pay decision-making processes. Therefore, minimal references are made to Mr. Rudolph in this CD&A.

Mr. Mitchell left the Company on April 19, 2017. Mr. Mitchell is eligible to receive a severance package in accordance with the employment arrangements applicable to our named executive officers that are described in this CD&A and the tables that follow this CD&A.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Executive Summary

Company Performance and Pay Alignment

Since 2010, the Company has successfully transitioned to a liquids-rich (oil and natural gas liquids), higher-margin, onshore North American production base and progressively improved its portfolio of assets. The Company continues to transform its organizational structures and processes to allocate capital investments to the Company’s most promising assets and thereby optimize returns. In 2016, the Company took significant steps to maximize returns during a prolonged period of low commodity prices. Those steps included a reduction in capital investments, the divestment of certain non-core assets, and the reduction and re-alignment of its workforce and overall cost structure. This, in turn, accelerated the Company’s on-going transformation and resulted in outstanding overall results for 2016.

Devon believes setting challenging annual performance goals is key to continuous improvement in the returns we achieve on our assets and capital investments. As reflected in the Company’s performance scorecard for 2016 (see page 43), Devon met or exceeded all of its corporate goals, which resulted in a Company performance score of 130% of target. This performance contrasts with 2015, a year that scored below target due to performance that fell short on some measures, including reserves additions and total stockholder return (which is measured by stock price changes and dividend payment value (“TSR”)).

The structure of the Company’s compensation program coupled with the Committee’s processes and decision making ensure a strong tie between Company performance and executive pay. This is especially illustrated by the compensation outcomes for our executives over the last two years. The chart below, “Summary of President and CEO Pay,” spotlights the negative TSR for Devon and below-target compensation awarded to the President and CEO in 2015 compared with the positive TSR for Devon and increase in compensation awarded to the President and CEO in 2016. Additional comparative detail about the tie between Company performance and named executive officer pay may be found below in the sections titled “Snapshot Comparison of Compensation Decisions Made Following 2016 and 2015 Company Performance” and “Effect of Company Performance on President and CEO Realizable Pay” found on pages 48 and 49, respectively.

Summary of President and CEO Pay
Year	Total Stockholder Return for the Year	Salary Increase Awarded Following Year End	Bonus Awarded, % of Target, Following Year End	Long-Term Incentives Awarded, % of Target, Following Year End
2016	+44.7%	No salary increase	130%	100%
2015	-46.6%	No salary increase	90%	67%

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NAMED EXECUTIVE COMPENSATION (cont’d)

2016 Company Performance Highlights

The commodity pricing challenges impacting the industry in 2015 continued in 2016. The actions taken and leadership provided by the executives during the year led to strong operational and financial results in the environment. The following performance highlights provide further context for the Committee’s considerations with respect to executive compensation for 2016:

Operational and financial achievements

•

Devon exceeded production guidance issued during the year and oil—a higher-margin commodity compared to other carbon-based energy commodities—represented the largest component of the Company’s production mix at 44% of retained asset production volumes;

•	following a significant expansion of its position in Oklahoma’s Anadarko Basin STACK play in early 2016, Devon accelerated development in the area and increased production by 37% compared to 2015;

•

in response to the low commodity price environment, the Company (i) reduced field operating and general and administrative expenses, which resulted in savings of $845 million, or 25%, as compared to the prior year, and (ii) reduced exploratory and development capital investment by $2.8 billion, or 65%, as compared to the prior year;

•	the Company continued to maintain a strong liquidity position, with cash and capacity under its senior credit facility totaling approximately $5.0 billion at year end; and

•	the Company reduced debt by $3.1 billion, or 31%, which included tender offers for long-term bonds that resulted in remaining debt with no significant maturities until 2021.

Asset portfolio enhancements

•

Devon successfully divested various assets, including its interest in the Access Pipeline in Canada and non-core upstream assets in the United States, and realized aggregate sale proceeds of approximately $3.1 billion, which exceeded targeted proceeds of $2 billion to $3 billion and allowed the Company to focus resources on its more productive assets; and

•	Devon replaced more than 100% of its production through significant additions to proved reserves.

Total Stockholder Return

•	During 2016, Devon’s stock price reached a high of $50.68, which was approximately 58% above 2015’s year-end price, and recorded a TSR of 44.7% for the year; and

•	Devon consistently achieved TSR in the top-half relative to its peer group (as described below in this CD&A) and finished the year ranked 6th out of 15 when compared to the Company’s peer group.

Compensation Philosophy and Objectives

Devon is committed to delivering consistent top-tier stockholder returns through a highly engaged culture focused on innovation, safety, operational excellence, environmental stewardship and social responsibility. We also maintain a strong commitment to financial strength and flexibility through all commodity price cycles, as reflected in the Company’s investment grade credit ratings. We focus our

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NAMED EXECUTIVE COMPENSATION (cont’d)

business on building value per share by managing a premier asset portfolio, delivering top-tier results in our areas of operation, continuing disciplined capital allocation and maintaining significant financial strength.

This strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, it is critical that the Company’s executive compensation program effectively allocates compensation opportunities to motivate executives over the contemplated time horizon. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company and to encourage the executive to remain at the Company.

The objectives of our compensation program are to:

•	attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen, and background to lead a large and diversified oil and gas business;

•	motivate and reward executives to drive and achieve our goal of increasing stockholder value;

•	allocate incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	track and respond to developments, such as changes in competitive pay practices.

The primary components of our executive compensation program consist of base salary, a Bonus and LTI. We generally target each component, as well as the aggregate of the components, at approximately the 50th percentile of a group of peer companies in our industry (see section titled “Use of Peer Groups” on page 51 for additional information). Individual compensation levels may vary from these targets based on performance, expertise, experience or other factors unique to the individual and his role within the Company. We also provide retirement and other benefits typical for our peer group.

The Committee emphasizes TSR performance in the executive compensation program in order to make realizable pay highly dependent on one-year and multi-year TSR performance. When Devon’s TSR underperforms, the structure of Devon’s compensation program will result in the named executive officers generally receiving below-target Bonuses and lower-than-average overall compensation compared to executives in similar positions at peer companies because TSR is an important measure for Bonuses and the sole determinant of performance share unit payouts. The converse is true as well: When Devon’s TSR outperforms that of its peers, the named executive officers are likely to receive above-target pay and higher-than-average overall compensation compared to executives in similar positions at peer companies. Please see page 49 for a further discussion of realizable pay.

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NAMED EXECUTIVE COMPENSATION (cont’d)

What Devon Does and Doesn’t Do

Good Compensation Governance Practiced by Devon

•   Award Performance-Based LTI—The Company awards LTI in the form of performance share units tied to TSR (50%) and performance restricted stock tied to financial and operating metrics (50%). Goals for vesting in LTI are transparent; this CD&A discloses the metrics used. Target performance on performance share units requires TSR that exceeds the peer group median. The Company has not awarded stock options in several years.

•   Utilize a Quantitative Process for Bonuses—In determining Bonuses, the Committee assigns a score to the Company’s performance on goals set at the beginning of the year. The Committee then calculates a weighted score that determines the amount of any Bonuses.

•   Tie Realizable Pay Opportunities to Company Performance—The Committee regularly reviews the realizable pay of the President and CEO and other executive officers in light of Company performance. This has resulted in pay that generally tracks Company performance.

•   Require Executives to Hold Devon Stock—Board-adopted guidelines establish robust minimum stock ownership levels for the executive officers.

•   Provide for Clawback of Compensation—Pursuant to a Board-adopted policy, the Committee may clawback Bonuses and LTI if the Company restates its financial statements.

•   Interview Executives—On an annual basis, the Committee conducts in-depth, confidential, one-on-one interviews with each executive officer, which is a unique and highly effective tool in the Committee’s oversight of the executive compensation program.

Controversial Compensation Governance Not Practiced by Devon

☒    Enter into Egregious Employment Agreements—The Company does not enter into contracts containing multi-year guarantees of salary increases or non-performance based bonuses or equity compensation.

☒   Provide Tax Gross-Ups—Employment agreements do not obligate the Company to make tax gross-up payments in the event of a change in control of the Company.

☒   Allow Excessive Severance Benefits and/or Liberal Change-in-Control Payments—Employment agreements do not require cash payments that exceed three times base salary plus target/average/last paid Bonus; do not contain liberal change-in-control definitions; and, do not provide severance payments without job loss (i.e., no “single trigger” cash severance or equity vesting with a change in control).

☒    Allow Speculation on Our Company’s Stock—Company policy prohibits the executives from engaging in short-term or speculative transactions involving our common stock.

☒    Reprice or Replace Underwater Options—The Company does not reprice or replace underwater stock options.

☒    Permit Abusive Perquisites Practices—Perquisites made available to the executives are limited.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Response to Stockholder Feedback

We conduct investor outreach throughout the year to ensure that management and the Board understand the compensation issues that matter to our stockholders. We also consider the results of the most recent advisory vote on executive compensation by Devon’s stockholders (“say-on-pay vote”). The chart set forth below highlights compensation program changes made over the past few years, including Committee action in 2017. Although in 2016’s say-on-pay vote approximately 95% of voting stockholders voted “for” Devon’s executive compensation in 2015, the Committee opted to adjust Devon’s compensation practices as described in the row below titled “2017 Proxy Statement” based on developments in pay practices.

Source for Detail	Change in Compensation Practice
2017 Proxy Statement

•   For restricted stock grants under the long-term incentive plan submitted to stockholders for approval at this year’s annual meeting (the “2017 LTIP”), Devon will not pay dividends on any awards until they vest.

•   The 2017 LTIP provides that shares will not vest in the case of a change in control unless a job loss follows or the acquiring company fails to assume outstanding grants (i.e., no “single trigger” equity vesting with a change in control). This change in Devon’s long-term incentive plan memorializes the Company’s practice with grant agreements since 2015 (see below under 2015 Proxy Statement).

2016 Proxy Statement	• No significant changes made.
2015 Proxy Statement

•   Since 2015, LTI grant agreements include change-in-control provisions that only permit vesting in the event a job loss follows the change in control or the acquiring company is not listed on a national securities exchange.

•   Stock ownership guidelines for the Company’s President and CEO increased the holding requirement from five to six times salary.

•   Pursuant to the stock ownership guidelines, executive officers are required to hold at least one-half of shares received from awards until minimum ownership levels are achieved.

2014 Proxy Statement

•   The Board, at the Committee’s recommendation, adopted a clawback policy.

•   The cumulative effect of a series of modifications to the Bonus process resulted in the CD&A incorporating additional details on the specific goals and weightings assigned to performance measures and the overall Bonus process.

•   Performance share units required Devon to achieve superior TSR relative to most peers in order to pay out at target.

2013 Proxy Statement

•   Pre-set Company performance measures used in determining Bonuses were assigned specific weightings.

•   All LTI awards were performance-based and delivered in the form of performance share units tied to TSR (50%) and performance restricted stock tied to a financial metric (50%). The Committee ceased awarding stock options.

2012 Proxy Statement

•   Bonuses and LTI were re-designed to be performance-based compensation and eligible for tax deduction under IRS Section 162(m) (subject to certain stockholder approvals that were subsequently obtained).

•   Amendments to employment agreements eliminated tax gross-up payment obligations in the event of a change-in-control of the Company.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Compensation Decisions for 2016

Overview of Pay Decisions

We believe that the proportion of any employee’s total direct compensation that varies based on performance should increase as the scope of an employee’s ability to influence our results increases. Because executive officers have the greatest influence over our results, a significant portion of their overall compensation consists of Bonuses and LTI awards that vary based on performance. This practice is consistent with norms in the oil and gas industry.

As illustrated below, compensation decisions made by the Committee during its January 2017 meetings resulted in awards heavily weighted in favor of components subject to performance-related variability, with Bonuses and LTI representing approximately 90% of the estimated value of total direct compensation awarded to the President and CEO and an average of approximately 84% for the other named executive officers. Further, approximately 79% of the compensation awarded to the President and CEO and 72% of the compensation awarded to the other named executive officers was contingent on metrics commonly used by investors in measuring the Company’s returns.

Each year, the Committee refers to the following factors in considering any compensation decisions for the named executive officers:

•	Company performance in relation to goals pre-approved by the Committee and the Board of Directors, including the Company’s TSR performance as compared to peers;

•	each named executive officer’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	our compensation philosophy;

•	confidential interviews individually conducted by the Committee with each executive officer;

•	input from the Compensation Consultant (see section titled “Role of Compensation Consultant” on page 51 for additional information);

•	the Committee’s own review of competitive market data; and

•	the President and CEO’s recommendations with respect to the compensation of the other named executive officers.

The Committee regularly reviews the factors used when considering compensation decisions and may from time to time change them or supplement its analysis with other factors.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Base Salary

Base salary typically represents a smaller portion of executive pay than compensation elements that vary year to year based on performance. Competitive salaries, however, are vital to ensuring that the Company attracts and retains executives who have a combination of business acumen, significant industry experience and longevity with the Company. In evaluating salary levels each year, the Committee generally considers the following factors:

•	the competitive position of the executive’s base salary compared to similarly situated executives at peer companies;

•	the scope of responsibility, experience and tenure of the executive and his potential to take on greater or different responsibilities; and

•	the Company’s cost structure.

Based on the foregoing considerations, the Committee determined in its January 2017 meetings that salary increases were only warranted for Messrs. Mitchell and Vaughn. Mr. Mitchell received a 4.9% increase from his salary in effect at year-end 2016 to ensure his salary was competitive within the peer group. The Committee raised Mr. Vaughn’s salary by 8.1% over his salary in effect at year-end 2016 due, in part, to the increase in his responsibilities arising from his promotion to Chief Operating Officer. The limited salary increases awarded by the Committee in its January 2017 meetings follow similarly limited salary increases for the prior year. Please note that the SCT’s entries for “Salary” reflect the salaries received by the named executive officers during 2016. The footnotes that accompany this year’s SCT and the discussion of salaries in last year’s CD&A provide additional information on salaries in effect for 2016.

Annual Performance Cash Bonus

In awarding Bonuses, the Committee utilizes a formula that establishes a pre-determined Bonus target for each executive officer based on a percentage of his base salary. For 2016, Bonus targets for named executive officers ranged from 80% to 135% of base salaries depending on industry benchmarks for the relevant officer position. Actual Bonus payouts depend on the Company’s performance in relation to the structured and measurable goals approved by the Board at the beginning of the year and the individual executive’s contributions to achievement of those goals. The goals are not only critical to the Company’s near-term performance but also to its prospects for sustainable growth in returns and creation of long-term value for the Company and its stockholders.

The table below provides detail on the Company’s performance on the goals set for 2016. As reflected in the table, the Committee assigns a separate weighting to each performance measure in order to reflect the relative importance of those areas for the year. The Committee aggregates the weighted performance score for each measure to arrive at an overall Company performance score. For operational and financial goals, the Committee generally views (i) a 30% or greater shortfall from a goal as the threshold at which a score of no more than 25% may be assigned for the goal, and (ii) a 30% or greater outperformance on a goal as maximizing performance such that a score of up to 200% could be assigned for the goal. Although the structure of the Bonus process relies on Company performance measures and the application of set formulas to arrive at Bonus amounts, the Committee maintains the authority to adjust the amount of an executive’s Bonus within the range of the Bonus pool (0% to 200% of target) based on individual contributions.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Measure	Goal	Outcome	Weight	Score	Weighted Score
Oil and Gas Production	213.5 million barrel of oil equivalent (“BOE”)	223.5 million BOE	15%	125%	18.75%
Total Stockholder Return[1]	Top half of the peer group on a 1-year basis	1-year TSR ranked 6th out of 15 in relation to the peer group	15%	125%	18.75%
Lease Operating Expenses per BOE	$8.44 per BOE	$7.08 per BOE	15%	150%	22.50%
Oil and Gas Reserves Additions	102.0 million BOE added	262.5 million BOE added	10%	200%	20.00%
Improve the Overall Value of Devon’s Risked Resource Portfolio	Achieve successes in acquisitions and divestitures, exploration, appraisal of prospects and technical areas	Exceeded top end of range of expected asset divestiture proceeds; progressed to commerciality a portion of the risked resource equal to 125% of 2016 production; evaluated >20% of overall amount of sub-commercial resource; evaluated material additions equivalent to 90% of total Devon risked resource	10%	125%	12.50%
Environmental, Health and Safety[2]	Continuous improvement on various key measures	Improved SIF rate, recordable incident rate, SIF vehicle rate, spill rate compliance to protocols	10%	125%	12.50%
Total Capital Expenditures	$1.676 billion	$1.560 billion	10%	100%	10.00%
Pre-Tax Cash Margin per BOE, Normalized[3]	$3.66 per BOE	$3.85 per BOE	5%	100%	5.00%
Learning and People	Hold health care cost inflation below the national average; promote improved execution	Held health care cost inflation below the national average; aligned team leadership and communication to promote improved execution	5%	100%	5.00%
Improve Business Environment	Increase stakeholder alignment to improve public policy and business operating environment for Devon	Engaged stakeholders, legislators and associations on local, state and federal ordinances and regulations	5%	100%	5.00%

2016 Company Performance Score	130%

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NAMED EXECUTIVE COMPENSATION (cont’d)

[1]	For TSR, the Company is ranked in relation to the 14 peer companies listed under “Use of Peer Groups” on page 51.

[2]

Environmental, Health and Safety measures consisted of employee recordable incident rate, contractor recordable incident rate, preventable vehicle incident rate, spill rate, and lost spill rate. The “SIF” rate records serious incidents or fatalities.

[3]	Pre-tax cash margin per BOE, normalized is a non-GAAP financial measure. Please refer to Appendix A for additional information.

The performance scorecard reflects that the Company posted strong results in the challenging commodity price environment of 2016. The Company met or exceeded all of the goals established at the beginning of the year for the performance scorecard. With respect to operational and financial metrics, the Company posted results that generally exceeded goals, with lease operating expenses per BOE and reserves additions outperforming goals by a wide margin. The Committee noted that, in addition to meeting its goal for relative TSR performance, the Company also posted a high TSR overall.

The determination of a Company performance score supplements the Bonus eligibility approvals that the Committee makes at the start of each year for purposes of establishing a tax-efficient Bonus pool under Section 162(m) of the Internal Revenue Code. For 2016, the Committee established a Bonus pool that could provide Bonuses between zero and 200% of the aggregate target Bonus amount for executive officers. The Committee tied the funding of a Bonus pool to the same performance metrics as the performance restricted stock awards that were made at the start of 2016. Specifically, the Company was required to attain in 2016 either cash flow before balance sheet changes of at least $500 million or production of at least 175 million BOE in order for a Bonus pool to be established. The Company achieved above-target performance on both metrics. Please refer to Appendix A for additional information about cash flow before balance sheet changes, which is a non-GAAP financial measure.

The following table outlines the calculations made for the Bonuses awarded for 20161:

Executive	2016 Salary[2]		Performance Bonus Target		Company Performance Score		Process Determined Bonus Amount	Actual Amount Awarded
David A. Hager	$1,275		135%				$2,238	$2,238
Thomas L. Mitchell	$610		100%				$793	$793
Tony D. Vaughn	$740	X	100%	X	130%	=	$962	$1,480
Lyndon C. Taylor	$625		80%				$650	$650
R. Alan Marcum	$550		80%				$572	$572

[1]	All dollar amounts in thousands.

[2]	Annualized base salary in effect as of December 31, 2016.

The Committee adjusted Mr. Vaughn’s Bonus to the top end of the Bonus pool range to recognize his leadership in the Company’s successful efforts to improve Company returns through technological and process enhancements as well as cost controls. The Committee made no other adjustments to named executive officer Bonuses from the calculated Company performance score.

Please note that the entries in the SCT below for “Non-Equity Incentive Plan Compensation” in 2016 reflect the annual Bonuses listed under the column above titled “Actual Amount Awarded.”

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NAMED EXECUTIVE COMPENSATION (cont’d)

Long-Term Incentives

A key element of our compensation program is to reward executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. LTI compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of our stockholders.

At its March 2016 meeting, the Committee reviewed market data for LTI granted to executives at peer companies. At that time, the Committee determined from a competitive standpoint that approving grants targeting the 50th market percentile would in most years be appropriate, which, for last year, would have resulted in LTI valued at $8.5 million for the President and CEO. However, based on (a) the Company’s negative TSR in 2015 and (b) the Committee’s desire to preserve shares in the Company’s long-term incentive plan, the Committee approved LTI grants valued at approximately one-third less than the targeted value for each executive. The entries for 2016 in the “Stock Awards” column of the SCT below reflect the LTI grants approved by the Committee in March 2016. Please refer to the CD&A in last year’s proxy statement for additional information on those awards.

At its January 2017 meetings, the Committee determined that, based on strong 2016 Company performance, the 2017 awards of LTI should be made at the competitive target of the 50th market percentile. In making this decision, the Committee took into account the Company’s high overall and relative TSR for 2016, the Company’s strong operational and financial performance for the year, and the Company’s progress on, and each executive’s leadership with respect to, the Company’s strategic objectives. The table provided below details the awards made to named executive officers. The SCT in next year’s proxy statement will reflect the value of these grants as “Stock Awards” for 2017.

LTI Granted in 20171

Executive	Item[2]	Performance Restricted Stock	Performance Share Units[3]
David A. Hager	Shares	93,592	93,592
	Value	$4,250	$4,250
Thomas L. Mitchell	Shares	27,527	27,527
	Value	$1,250	$1,250
Tony D. Vaughn	Shares	38,538	38,538
	Value	$1,750	$1,750
Lyndon C. Taylor	Shares	25,325	25,325
	Value	$1,150	$1,150
R. Alan Marcum	Shares	19,820	19,820
	Value	$900	$900

[1]	Dollar values in thousands.

[2]

For each named executive officer, the Committee first determines the total value of LTI to be awarded then divides the total value approximately equally between performance restricted stock and performance share units.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[3]

In accordance with applicable accounting requirements, we use a different valuation method in the SCT (in this case, a “Monte Carlo” simulation) for performance share units than in this table. The Monte Carlo simulation for performance share units, when valued for purposes of inclusion in next year’s SCT as compensation for 2017, may require us to assign a higher or lower value per unit than the closing price of the Company’s stock as of the grant approval date.

Consistent with the grants of LTI awards in recent years, the Committee determined at its January 2017 meetings that the creation of stockholder value would be promoted by linking all LTI awarded in the year to Company performance. Accordingly, the two types of LTI granted to named executive officers—performance restricted stock (“PRS”) and performance share units (“PSU”)—only vest if certain levels of performance are achieved. The Committee also certified the Company’s performance for PRS granted in the first quarter of 2016 and PSU granted in the first quarter of 2014 that were subject to a three-year performance period. Please refer to the “Outstanding Equity Awards at Fiscal Year End” table below and corresponding footnotes for additional detail.

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The following table describes the purpose and structure of the LTI granted to the named executive officers at the Committee’s meetings in January 2017:

Type of LTI Award	Purpose	Additional Background and Detail
Performance Restricted Stock (PRS)	Awards of PRS encourage executives to work toward achievement of a pre-set financial metric.

•   Tying PRS to a financial metric is designed to promote tax efficiency in awarding compensation to named executive officers.

•   Shares only vest if the Company meets the pre-set financial metric: cash flow before balance sheet changes[1] of at least $700 million for 2017.

•   If the metric is achieved, shares will vest 25% per year over four years. If the metric is not achieved, the grant will be forfeited.

•   The use of a relatively short-term financial metric coupled with a long-term vesting schedule incentivizes Company performance for the year while promoting the long-term retention of the executive officer.

Performance Share Units (PSU)	Awards of PSU encourage executives to make decisions and take actions that promote mid-term stockholder return.

•   Executives may earn between 0% and 200% of the shares underlying the grant based on the Company’s TSR relative to companies in the peer group over a three-year performance period (January 1, 2017 through December 31, 2019).

•   Payout will be determined as of the end of the performance period based on actual TSR performance over the period. The grid below further details the relationship between relative performance and payout levels.

•   If the Company’s TSR outperforms that of its peers, executives may earn the targeted number of shares (100%) or more. If the Company’s TSR is at or below median as compared to peers, executives earn fewer shares than targeted with the potential for no payout.

	The Company’s TSR against its peers[2]	Payout percent of shares underlying grant
	1-3	200%
	4	175%
	5	150%
	6	125%
	7 (target # of shares)	100%
	8 (median TSR)	90%
	9	80%
	10	70%
	11	60%
	12	50%
	13-15	0%

[1]	Cash flow before balance sheet changes is a non-GAAP financial measure. Please refer to Appendix A for additional information.

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[2]	The Company and the peer companies listed under “Use of Peer Groups” on page 51 constitute the 15 companies whose TSR will be ranked from highest to lowest to determine share payout under PSU grants.

Snapshot Comparison of Compensation Decisions Made Following 2016 and 2015 Company Performance

Pursuant to the Company’s 2016 performance and pay cycle, the Committee, at its January 2017 meetings, considered salary adjustments, Bonus awards for 2016 and LTI grants. In accordance with SEC guidance, the base salary and LTI grants approved at the meetings will appear in next year’s SCT as compensation for 2017 while the Bonus will be reported in this year’s SCT as compensation for 2016.

The tables below illustrate the difference in compensation awarded by the Committee to the named executive officers in the first quarter of 2017 and 2016, respectively, in light of Company performance for the year preceding those Committee meetings. The fluctuations in year-over-year total direct pay primarily correlate to the Company’s TSR for the respective years, particularly so for executives in the same position for both years of the comparison.

Comparison of Total Direct Pay1

Aggregate NEO Total Direct Pay

Year[2]	Total Stockholder Return	Average % Change in Total Direct Pay from Prior Year[3]
2016	+44.7%	+40.2%
2015	-46.6%	-26.3%

Individual NEO Total Direct Pay

Executive	Year[2]	Base Salary Rate	Performance Cash Bonus[4]		Value of Annual LTI Grant[6]	Total Direct Pay Awarded	Change from prior Year
			$	% of Target[5]
David A. Hager	2016	$1,275	$2,238	130%	$8,500	$12,013	+41.5%
	2015	$1,275	$1,549	90%	$5,667	$8,491	+0.08%
Thomas L. Mitchell	2016	$640	$793	130%	$2,500	$3,933	+46.1%
	2015	$610	$549	90%	$1,533	$2,692	-27.9%
Tony D. Vaughn	2016	$800	$1,480	200%	$3,500	$5,780	+70.8%
	2015	$740	$644	90%	$2,000	$3,384	-21.2%
Lyndon C. Taylor	2016	$625	$650	130%	$2,300	$3,575	+37.1%
	2015	$625	$450	90%	$1,533	$2,608	-28.4%
R. Alan Marcum	2016	$550	$572	130%	$1,800	$2,922	+36.2
	2015	$530	$396	90%	$1,200	$2,146	-27.6%

[1]	All dollar amounts shown in thousands.

[2]

References to “Year” are to the pay decisions made by the Committee following the applicable year and may not align with the amounts shown in the SCT for the respective years due to SEC rules for presentation of data in the SCT.

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[3]

Averages shown are for named executive officers in the same position as the prior year. For 2016, this group consisted of Messrs. Hager, Mitchell, Taylor and Marcum. For 2015, the group consisted of Messrs. Mitchell, Vaughn, Taylor and Marcum. The table excludes Mr. Vaughn from the 2016 calculation and Mr. Hager from the 2015 calculation since the respective promotions they received in those years and corresponding changes in compensation distort the averages.

[4]	Bonus targets are set as a percentage of base salary in effect as of year-end. Please refer to the section titled “Annual Performance Cash Bonus” for additional information about the process for 2016.

[5]

Bonus targets for the NEOs are as follows: Mr. Hager - 135%; Mr. Mitchell - 100%; Mr. Vaughn - 100%; Mr. Taylor - 80%; and, Mr. Marcum - 80%. In each case, targets are a percentage of the prior year’s annualized salary rate applicable to the officer.

[6]	All amounts calculated using the face-value method (value divided by the closing price of the Company stock as of the grant effective date).

Effect of Company Performance on President and CEO Realizable Pay

The following chart demonstrates that the executive compensation program is meeting one of its key objectives: The realizable compensation of the executives should be directly tied to Company TSR performance relative to peer companies. The chart compares Mr. Hager’s target pay at the time of compensation decisions for the applicable year to realizable pay as of December 31, 2016. The chart illustrates that strong relative and overall TSR performance—like that of 2016—drives realizable pay above targets while weak relative and overall TSR performance results in pay below target—such as that for 2014 and 2015.

President and CEO Realizable Pay1

[1]	All dollar amounts shown in thousands.

Explanatory notes to “President and CEO Realizable Pay” chart

Amounts shown for each “Target” column reflect (1) base salary paid during the year, (2) Bonus target for the year and (3) face value (shares multiplied by grant date fair market value) of the Performance Restricted Stock and Performance Share Units granted at the beginning of the year. For

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2016, the “target” LTI is $8.5 million. The Committee reduced the LTI award for the year by one-third due to the factors described in the section titled “Long-Term Incentives” on page 45 above.

Amounts shown for each “Realizable” column reflect (1) base salary paid during the year, (2) the Bonus awarded for the year through the Committee’s Bonus determination process and (3) the value of (a) the Performance Restricted Stock based on the closing price of Devon’s common stock as of 2016 year end and (b) the Performance Share Units based on a payout percentage for Devon’s position within the peer group for the relevant performance period up to December 31, 2016. Following year end, the Performance Share Units granted in 2014 paid out at 100% of target and the Performance Share Units granted in 2015 and 2016, respectively, were trending to pay out at 70% of target.

“% TSR Change” covers, (a) for the first column, the period from December 31, 2013 to December 31, 2016, (b) for the second column, the period from December 31, 2014 to December 31, 2016, and (c) for the third column, the period from December 31, 2015 to December 31, 2016.

“% Difference between Realizable and Target Pay” reflects the difference, expressed as a percentage of “Target,” between “Target” and “Realizable” pay as of December 31, 2016 for each respective column.

Compensation Process Background

The Committee is responsible for and directs the process of reviewing and determining compensation for the named executive officers. The Committee retains an external compensation consultant to provide assistance with the process. The role of the Committee and the compensation consultant, which includes the development of a peer group we use for benchmarking and comparing the executive officers’ compensation, is further described in the following sections.

Role of the Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at the Company’s website, www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns the officer may have regarding the Company’s operations. We believe this is a unique and highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, development and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for all executive officers (other than himself).

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance and, in a closed session without the President and CEO present, the Committee sets the President

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and CEO’s compensation. The Committee then determines whether to approve the compensation recommendations provided by the President and CEO for the other executive officers.

Role of the Compensation Consultant

For 2016, the Committee retained Meridian Compensation Partners, LLC (the “Compensation Consultant”) as its external compensation consultant. The Compensation Consultant evaluated the competitiveness of our program and reviewed the executive compensation program design. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee annually evaluates the performance of the Compensation Consultant.

In selecting its consultant, the Committee considers factors that could affect the consultant’s independence, including whether the consultant provides services to the Company other than under its engagement by the Committee and the other factors set forth in the Committee’s charter. Based on this review, the Committee determined that the Compensation Consultant had no conflicts of interest.

Use of Peer Groups

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of the executive officers to the compensation of similarly situated executives at peer companies with business operations focused on the exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as common equity value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. At the time the Committee approved the peer group for 2016, the Company was generally positioned between the 50th and 75th percentiles of the peer group on each of these metrics, which indicates that Devon was larger than most of its peers.

The approved peer group for 2016 consisted of the 14 companies listed below.

Anadarko Petroleum Corporation

Apache Corporation

Chesapeake Energy Corporation

Concho Resources Inc.

ConocoPhillips

Continental Resources, Inc.

EnCana Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Corporation

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Murphy Oil Corporation

Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

The Committee’s peer group analysis consists of all components of total direct compensation, including base salary, annual bonus, and long-term equity incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases. At its January 2017 meetings, the Committee approved the same peer group for 2017 as the prior year.

Tally Sheet Review

The Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios. Tally sheets allow the Committee to evaluate compensation elements individually and collectively. Please refer to the tables that follow this CD&A for additional information.

Succession Planning

The Company has a robust succession-planning process to ensure the development of executive talent for the near- and long-term. The succession-planning process and the Company’s progress in developing potential successors to the executive officers are reviewed with the Committee and the Board on an annual basis.

Additional Benefits and Compensation Information

Retirement Benefits

Defined Benefit Plans

Based on their hire date with the Company, named executive officers may be eligible to participate in three defined benefit plans maintained by the Company. Our qualified Defined Benefit Plan provides annual retirement income based on a formula that considers the executive’s final average compensation, Social Security benefits and years of credited service with the Company. Additionally, the same group of named executive officers may participate in either of two nonqualified defined benefit plans, the Supplemental Retirement Income Plan (SRIP) or Benefit Restoration Plan (BRP), that are not subject to certain limitations imposed by the IRS. Such nonqualified plans are typical in the industry.

Defined Contribution Plans

Named executive officers hired after our Defined Benefit Plan was closed to new participants in 2007 are eligible to participate in a qualified 401(k) Plan that provides for a Company match of up to 6% and a Company contribution of up to 8% of their compensation. In lieu of participating in the SRIP or BRP, named executive officers who are not eligible for the Defined Benefit Plan may participate in additional nonqualified defined contribution plans. Under the Supplemental Contribution Restoration

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Plans (SCRPs) and the Supplemental Executive Retirement Plan (DC SERP), the Company may make supplemental contributions that would otherwise be subject to Internal Revenue Code limitations based on the compensation of the executives.

Nonqualified Deferred Compensation Plans

Devon maintains a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited.

For additional information on the plans and the value of accumulated benefits for the named executive officers under the various plans described in this “Retirement Benefits” section, please refer to the “Pension Benefits” section on page 62 and the “Nonqualified Deferred Compensation” section on page 67.

Other Benefits

The limited perquisites made available to our executives are listed in detail in the “All Other Compensation” table on page 57. Personal use of aircraft by executives on a limited basis is allowed as approved by the President and CEO. The Committee reviews the personal use of aircraft on an annual basis and has noted that the use has been minimal.

Post-Termination or Change-in-Control Benefits

We maintain employment agreements with each of the named executive officers. These agreements provide each named executive officer certain additional compensation if his employment is involuntarily terminated other than for cause or if the named executive officer voluntarily terminates his employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested LTI awards. The agreements also provide certain benefits in the event of a termination within a two-year period following a change in control.

The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the named executive officer if his benefits under the employment agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code. Our award agreements for LTI granted to the named executive officers provide that officers who meet certain years-of-service and age criteria are eligible to continue to vest as scheduled in outstanding awards following retirement subject to certain covenants and agreements.

Employment agreements and other arrangements with post-termination and change-in-control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the “Potential Payments Upon Termination or Change-in-Control” section beginning on page 69 for detail on amounts that could be payable under certain scenarios and additional information on our employment agreements.

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Stock Ownership Guidelines

Ownership of our stock by the executives aligns their interests with the interests of our stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary
President and CEO	Six times base salary
Chief Operating Officer	Four times base salary
Executive Vice Presidents	Three times base salary

The guidelines require an executive officer who has served in such capacity less than five years to maintain ownership of at least one-half of the shares of Devon common stock received through equity-based awards from the Company (net of taxes) until the officer meets his or her ownership requirement.

As of March 31, 2017, the named executive officers employed by the Company held stock in excess of the levels required in the guidelines. The executives have historically maintained share ownership levels well above our guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members residing in the same household, and (iii) unvested restricted stock for which any performance conditions have been met.

The Company also has a policy that prohibits our personnel from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, and buying and selling puts and calls. This policy also discourages the practice of purchasing the Company’s stock on margin.

For additional detail on the stock owned by the named executive officers, please refer to the Security Ownership of Management table on page 78.

Compensation Program and Risk-Taking

Our executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review of the impact of the Company’s executive compensation programs, on the Company’s risk profile and risk management, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance of our compensation program between cash and equity, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives; and

•	significant executive stock ownership pursuant to our stock ownership guidelines.

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Based on this review, the Committee believes that the executive compensation programs do not encourage executives to take unnecessary or excessive risk.

Policy for Recovery of Compensation (Clawback Policy)

The Board has a policy concerning the recovery of bonuses, incentives and equity-based compensation awarded to executive officers under certain circumstances (the “Clawback Policy”). In the event of a restatement of the Company’s financial statements that leads to a revision of one or more performance measures on which a bonus or other incentive compensation was based, the Committee may require reimbursement or forfeiture of all or a portion of any bonus or incentive compensation subject to the Clawback Policy.

Consideration of Tax Implications

In connection with making decisions on executive compensation, the Committee takes into consideration the provisions of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company for federal income tax purposes of certain categories of annual compensation in excess of $1 million paid to certain executive officers. It is the Company’s policy to maximize the effectiveness of its compensation programs while also taking into consideration the requirements of Section 162(m). Accordingly, the Company intends to maintain the flexibility to implement executive compensation programs that it deems to be in the best interests of the Company and its stockholders, and it reserves the authority to award nondeductible compensation as it deems appropriate. As part of maintaining flexibility in its compensation programs, the Company has made a practice of obtaining stockholder approvals for the compensation plans that the Committee uses for performance-based compensation awards, including the stockholder approvals requested in this Proxy Statement for Devon’s Annual Incentive Compensation Plan and the 2017 LTIP.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Duane C. Radtke, Chairperson

John. E. Bethancourt

Robert A. Mosbacher, Jr.

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SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to the named executive officers for the years indicated below. The named executive officers are the President and Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of the Company serving as of December 31, 2016, and the former Executive Vice President, Human Resources, who retired on July 31, 2016 pursuant to the Company’s workforce reduction program. This table should be read together with our Compensation Discussion and Analysis (see page 34), which includes information about Company performance for 2016, our compensation philosophy and objectives, the programs and plans that underlie executive officer compensation opportunities, and the Compensation Committee’s process for awarding compensation.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)		Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
David A. Hager	2016	1,275,000	-		4,319,289	2,237,625	-	939,444	8,771,358
President and Chief Executive Officer	2015	1,107,692	-		6,402,788	1,549,000	-	817,414	9,876,894
	2014	895,385	-		4,465,014	1,350,000	-	587,479	7,297,878
Thomas L. Mitchell	2016	610,000	-		1,168,777	793,000	-	352,602	2,924,379
Executive Vice President and Chief Financial Officer[6]	2015	624,231	-		2,621,844	549,000	-	439,860	4,234,935
	2014	454,808	363,330	[7]	3,295,083	825,000	-	132,752	5,070,973
Tony D. Vaughn	2016	735,192	-		1,524,479	1,480,000	2,306,986	87,654	6,134,311
Chief Operating Officer	2015	732,500	-		2,850,228	644,000	372,345	113,841	4,712,914
	2014	634,615	-		2,568,424	1,080,000	1,255,414	75,979	5,614,432
Lyndon C. Taylor	2016	625,000	-		1,168,777	650,000	809,168	69,402	3,322,347
Executive Vice President and General Counsel	2015	645,192	-		2,621,844	450,000	332,909	87,003	4,136,948

R. Alan Marcum	2016	550,000	-		914,687	572,000	268,506	63,124	2,368,317
Executive Vice President, Administration

Frank W. Rudolph	2016	312,981	-		-	-	1,832,502	5,588,890	7,734,373
Former Executive Vice President, Human Resources

[1]

The annual base salary rates for Mr. Mitchell, $610,000; Mr. Taylor, $625,000; Mr. Marcum, $550,000; and Mr. Rudolph, $525,000 were set at the Compensation Committee’s January 2015 meeting and were not changed for 2016. A base salary rate of $1,275,000 became effective for Mr. Hager upon his appointment as President and CEO in August 2015 and was not changed for 2016. At the Compensation Committee’s March 2016 meeting, the Compensation Committee (the “Committee”) increased Mr. Vaughn’s base salary rate from $715,000 to $740,000 in conjunction with Mr. Vaughn’s promotion to Chief Operating Officer. The Company’s bi-weekly pay schedule resulted in an extra pay period in 2015, which accounts for some of the year-over-year differences in salaries for the named executive officers.

[2]

The dollar amounts reported in this column represent the aggregate grant date fair values of the stock awards determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to value stock awards are discussed in Note 4 - Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For restricted stock and performance restricted stock, values are based on the closing price of the Company’s common stock on the grant date. In valuing the performance share unit awards, the Company used a Monte Carlo simulation. The grant date fair value of the performance share unit awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. If a maximum, rather than target, number of shares is used to determine the maximum award opportunity for the named executive

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officers for the 2016 performance share unit awards, the grant date value of the awards is as follows: Mr. Hager, $2,971,904; Mr. Mitchell, $804,182; Mr. Vaughn, $1,048,924; Mr. Taylor, $804,182; and Mr. Marcum, $683,354. Additional information on stock awards may be found in the Grants of Plan-Based Award Table on page 58. Please also see page 45 for a description of stock awards granted in early 2017. No option awards have been granted to the named executive officers since 2011.

[3]	This column reflects performance cash bonuses awarded to the named executive officers.

[4]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefits under our Defined Benefit Plan and the Supplemental Retirement Income Plan (SRIP) during the applicable year. The amounts shown for each year do not reflect payments made to the executives during the applicable year. None of the named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. Messrs. Hager and Mitchell joined the Company after our Defined Benefit Plan was closed to new participants.

[5]	Details for the amounts shown in this column for 2016 are reflected in the supplemental table immediately below.

[6]	Mr. Mitchell left the Company on April 19, 2017.

[7]

In 2014, Mr. Mitchell received a cash bonus upon the commencement of his employment with the Company. The amount was intended to replace a portion of the compensation he forfeited by resigning from his prior employer.

The following supplemental table shows the components of “All Other Compensation” for 2016 in the previous table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)	Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan Employer Contribution ($)		Defined Contribution Supplemental Executive Retirement Plan Employer Contribution ($)	Personal Air Travel ($)[1]	Severance Benefits ($)		Total ($)
David A. Hager	7,524	35,000	153,540	206,820	[2]	536,560	-	-		939,444
Thomas L. Mitchell	4,902	29,150	26,820	71,520	[2]	220,210	-	-		352,602
Tony D. Vaughn	4,902	15,900	66,852	-		-	-	-		87,654
Lyndon C. Taylor	4,902	15,900	48,600	-		-	-	-		69,402
R. Alan Marcum	2,622	15,900	40,860	-		-	3,742	-		63,124
Frank W. Rudolph	2,949	15,900	21,318	-		-	3,742	5,544,981	[3]	5,588,890

[1]

The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The Company does not reimburse executives for the personal tax liability attributable to personal air travel.

[2]

Messrs. Hager and Mitchell joined the Company after the Defined Benefit Plan was closed to new participants. Instead, they are eligible for and receive enhanced employer retirement contributions to the 401(k) plan and certain non-qualified defined contribution arrangements.

[3]

Mr. Rudolph retired on July 31, 2016 pursuant to the Company’s workforce reduction program. All of the amounts reflected in the column for Mr. Rudolph were provided pursuant to Mr. Rudolph’s employment agreement with the Company and agreements applicable to long-term incentives. The amount is comprised of the following: a lump-sum payment equivalent to three times the sum of his annual salary and the highest bonus paid to him in the three years prior to employment termination, $3,393,000; accelerated vesting of restricted stock, the value of which was $807,616 on Mr. Rudolph’s retirement date; continued entitlement to performance share units, the target value of which was $1,054,318 on Mr. Rudolph’s termination date; a lump-sum payment for his 2016 pro-rated bonus, $245,096; an amount that is equivalent to 36 months of the Company’s portion of COBRA insurance coverage, half of which was delivered through continued coverage and the other half of which was delivered through a lump-sum payment, $42,143; and, the value of Company-provided, post-termination life insurance, $2,808.

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GRANTS OF PLAN-BASED AWARDS

The Grants of Plan-Based Awards table sets forth information concerning performance cash bonuses, performance restricted stock and performance share units granted during 2016 for the named executive officers as described below. The long-term incentive awards reflected below are the only equity-based incentives granted to the named executive officers in the year.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
David A. Hager	3/1/2016 3/1/2016 3/1/2016	[2] [3]	- - -	1,721,250 - -	3,442,500 - -	- - -	- 147,416 147,416	- 147,416 294,832	- 2,833,336 1,485,953
Thomas L. Mitchell	3/1/2016 3/1/2016 3/1/2016	[2] [3]	- - -	610,000 - -	1,220,000 - -	- - -	- 39,890 39,890	- 39,890 79,780	- 766,686 402,091
Tony D. Vaughn	3/1/2016 3/1/2016 3/1/2016	[2] [3]	- - -	740,000 - -	1,480,000 - -	- - -	- 52,030 52,030	- 52,030 104,060	- 1,000,017 524,462
Lyndon C. Taylor	3/1/2016 3/1/2016 3/1/2016	[2] [3]	- - -	500,000 - -	1,000,000 - -	- - -	- 39,890 39,890	- 39,890 79,780	- 766,686 402,091
R. Alan Marcum	3/1/2016 3/1/2016 3/1/2016	[2] [3]	- - -	440,000 - -	880,000 - -	- - -	- 31,218 31,218	- 31,218 62,436	- 600,010 341,677
Frank W. Rudolph	3/1/2016	[4]	-	420,000	840,000	-	-	-	-

[1]

The amounts shown in the column reflect a range of possible payouts for the performance cash bonus awards made on the dates indicated. Performance related to these awards was certified by the Compensation Committee following the end of the year and amounts were paid shortly thereafter. The awards were earned and paid at 130% of target levels with the exception of Mr. Vaughn, who earned 200%; actual payouts under these awards are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Annual Performance Cash Bonus” on page 42 for more information about our 2016 performance cash bonuses, including how the Compensation Committee establishes bonus targets and performance goals and engages in a scoring process to determine actual payouts.

[2]

The amounts shown in the rows reflect the possible payout for the performance restricted stock awards made on the dates indicated. All awards were made under the 2015 LTIP. The dollar amounts reported for the rows represent the aggregate grant date fair values of the performance restricted stock awards determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information on the general structure of this grant, please see the discussion of “Long-Term Incentives” starting on page 45 of this Proxy Statement. While that discussion specifically covers grants made in February 2017, the terms and conditions of those awards and the awards reflected in this table are similar other than the performance measure. Accrued dividends on the awards are not paid until the Committee certifies the attainment of the performance goal, and thereafter dividends will be paid on a current basis. As established at the time of grant, performance restricted stock for 2016 was only earned if the Company achieved in 2016 either cash flow before balance sheet changes of at least $500 million or production of at least 175 million BOE. In January 2017, the Committee determined that each goal had been achieved. As a result, 25% of the shares granted have vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[3]

The amounts shown in the rows reflect the range of possible payouts for the performance share unit awards made on the dates indicated. All awards were made under the 2015 LTIP. The dollar amounts reported for the rows represent the aggregate grant date fair values of the performance share unit awards determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance share unit awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. For more

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information, please see the discussion of “Long-Term Incentives” starting on page 45 of this Proxy Statement. While that discussion specifically covers grants made in February 2017, the terms and conditions of those awards and the awards reflected in this table are substantially the same. Dividends on the awards are not paid until shares vest. As of December 31, 2016, the awards reflected in this table were trending at 70% of target payout.

[4]

Mr. Rudolph was included in the bonus eligibility approvals made at the Compensation Committee’s March 2017 meeting, however, he did not receive a payment under the performance cash bonus program following year-end since his employment terminated prior to December 31, 2016. Instead, under his employment agreement, Mr. Rudolph received a pro-rated cash bonus calculated based on his bonus target.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock, performance restricted stock and performance share awards held by the named executive officers as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
David A. Hager	45,000		44.69	03/30/2017
	56,800		63.80	12/07/2017
	56,150		73.43	12/01/2018
	43,550		65.10	11/30/2019
					17,050	[3]	778,674
					25,125	[4]	1,147,459
					23,497	[5]	1,073,108
								34,080	[6]	1,556,434
								33,480	[7]	1,529,032
								147,416	[8]	6,732,489
								147,416	[9]	6,732,489
Thomas L. Mitchell					8,526	[10]	389,382
					17,050	[3]	778,674
					13,440	[4]	613,805
								17,900	[7]	817,493
								39,890	[8]	1,821,776
								39,890	[9]	1,821,776
Tony D. Vaughn	27,300		63.80	12/07/2017
	25,500		73.43	12/01/2018
	24,050		65.10	11/30/2019
					9,810	[3]	448,023
					14,610	[4]	667,239
								19,600	[6]	895,132
								19,460	[7]	888,738
								52,030	[8]	2,376,210
								52,030	[9]	2,376,210
Lyndon C. Taylor	36,700		63.80	12/07/2017
	33,700		73.43	12/01/2018
	26,150		65.10	11/30/2019
					9,810	[3]	440,023
					13,440	[4]	895,132
								19,600	[6]	613,805
								17,900	[7]	817,493
								39,890	[8]	1,821,776
								39,890	[9]	1,821,776

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	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
R. Alan Marcum	30,400		63.80	12/07/2017
	33,700		73.43	12/01/2018
	26,150		65.10	11/30/2019
					7,680	[3]	350,746
					10,530	[4]	480,905
								15,340	[6]	700,578
								14,020	[7]	640,293
								31,218	[8]	1,425,726
								31,218	[9]	1,425,726
Frank W. Rudolph	1,567		63.80	12/07/2017
	33,700		73.43	12/01/2018
	10,460		65.10	07/30/2019
								15,340	[6]	700,578
								14,020	[7]	640,293

[1]	The column reflects options granted on March 31, 2009, December 8, 2009, December 2, 2010 and December 1, 2011.

[2]	Based on a stock price of $45.67, the closing price of our common stock on December 30, 2016, which was the last trading day of the year.

[3]

As established at the time of grant, performance restricted stock for 2014 was only earned if the Company achieved cash flow before balance sheet changes of at least $4 billion in 2014. In January 2015, the Committee determined that the goal had been achieved. As a result, 25% of the shares granted immediately vested and 25% vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[4]

As established at the time of grant, performance restricted stock for 2015 was only earned if the Company achieved cash flow before balance sheet changes of at least $4 billion in 2015. In January 2016, the Committee determined that the goal had been achieved. As a result, 25% of the shares granted immediately vested and 25% vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[5]

In August 2015, Mr. Hager was granted a performance restricted stock award in connection with his appointment as President and Chief Executive Officer of the Company. This grant was only earned if the Company achieved the pre-set cash flow goal described in footnote 4 above. Because the goal was achieved, 25% of the shares granted immediately vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[6]

For performance share units granted in 2014, the number of shares listed is based on the target level of TSR performance for the Company as compared to a peer group for the three-year period from January 1, 2014 to December 31, 2016. In January 2017, the Committee determined that the Company’s TSR for the period ranked 6th out of 15 when compared to the peer group. Pursuant to the terms of the grant, which are further detailed in the grid set forth on page 42 of our 2014 proxy statement, 100% of each executive’s target shares were determined to be earned and the shares were subsequently released to the executive.

[7]

For performance share units granted in 2015, the number of shares listed is based on the target level of TSR performance for the Company as compared to a peer group for the three-year period from January 1, 2015 to December 31, 2017. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the performance period pursuant to the grid set forth on page 43 of our 2015 proxy statement.

[8]

For performance share units granted in 2016, the number of shares listed is based on target level of performance for the three-year period from January 1, 2016 to December 31, 2018. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 44 of our 2016 proxy statement.

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[9]

As established at the time of grant, performance restricted stock for 2016 was only earned if the Company achieved in 2016 either cash flow before balance sheet changes of at least $500 million or production of at least 175 million BOE. In January 2017, the Committee determined that each goal had been achieved. As a result, 25% of the shares granted have vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[10]

The amount shown for Mr. Mitchell represents a restricted stock award that was made on February 28, 2014. The restricted stock vests at the rate of 25% on each of the first four anniversary dates of the original grant date.

OPTION EXERCISES AND STOCK VESTED DURING 2016

The table below shows the number of shares of our common stock acquired during 2016 upon the vesting of stock awards granted to the named executive officers in previous years. During 2016, no stock options were exercised by named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
David A. Hager	66,062	1,715,806
Thomas L. Mitchell	17,267	365,174
Tony D. Vaughn	31,820	766,383
Lyndon C. Taylor	41,087	1,001,011
R. Alan Marcum	32,150	783,273
Frank W. Rudolph	50,360	1,531,890

[1]	The dollar amounts shown in this column are determined by multiplying the number of shares of common stock acquired upon vesting by the per share market price of our common stock on the vesting date.

PENSION BENEFITS

We maintain three defined benefit retirement plans in which certain of the named executive officers may participate. Messrs. Mitchell and Hager joined the Company after the defined benefit retirement plans were closed to new participants and therefore do not participate in the plans. The plans consist of the following:

•	A tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan);

•	A nonqualified Benefit Restoration Plan (BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

–	limitations imposed by the Internal Revenue Code, and

–	the exclusion of nonqualified deferred compensation in the definition of compensation; and

•	A nonqualified Supplemental Retirement Income Plan (SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

The following table shows the estimated present value, as of December 31, 2016, of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive

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officers. All named executive officers, excluding Messrs. Mitchell and Hager, are participants in the SRIP in lieu of the BRP; therefore, BRP benefits are not included in the following table. SRIP benefits vest after five years of service. Participants who are terminated for “cause” lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP, except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits is limited by the Internal Revenue Code. Please refer to our discussion under “Benefit Plans” below for additional details on our defined benefit plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
David A. Hager[2]	Defined Benefit Plan	-	-	-
	SRIP	-	-	-
Thomas L. Mitchell[2]	Defined Benefit Plan	-	-	-
	SRIP	-	-	-
Tony D. Vaughn[3]	Defined Benefit Plan	19	2,162,936	-
	SRIP	19	5,527,601	-
Lyndon C. Taylor[3,4]	Defined Benefit Plan	11	2,101,326	-
	SRIP	16	4,524,846	-
R. Alan Marcum[3]	Defined Benefit Plan	22	1,475,445	-
	SRIP	22	3,230,584	-
Frank W. Rudolph[3,4,5]	Defined Benefit Plan	10	2,770,014	64,241
	SRIP	10	1,850,500	-

[1]

The present value of each named executive officer’s accumulated benefits as of December 31, 2016 under the Defined Benefit Plan is calculated assuming 10% of participants would elect a single life annuity, 50% of participants would elect a lump sum and 40% would elect a 100% joint and survivor annuity. For the SRIP, we assumed 25% of participants would elect a single life annuity and 75% would elect a 100% joint and survivor annuity. We assumed that each named executive officer would begin receiving payments at normal retirement age (age 65) and would be vested in those payments. The present value is calculated using the MRP 2007/MSS2007 mortality table, which is based on the RP-2014 mortality table, and a discount rate of 3.99% for the Defined Benefit Plan and 4.09% for the SRIP. No pre-retirement decrements were used in this calculation.

[2]	Messrs. Mitchell and Hager joined the Company after the Defined Benefit Plan was closed to new participants. As a result, they will not receive a benefit under the plans described in this table.

[3]

Messrs. Vaughn, Taylor and Rudolph are eligible for early retirement under the Defined Benefit Plan and the SRIP. See the following “Defined Benefit Plan—Early Retirement” for a description of the eligibility requirements and benefits payable under our Defined Benefit Plan. Mr. Marcum is eligible for early retirement under the SRIP. See the following “Supplemental Retirement Income Plan” for a description of the eligibility requirements and benefits payable under our SRIP.

[4]

The value of Mr. Taylor’s and Mr. Rudolph’s SRIP benefits includes the effect of additional service and age credits approved by the Compensation Committee. As of December 31, 2016, the additional credits increased the value of Mr. Taylor’s SRIP benefit by $2,056,679 and Mr. Rudolph’s by $610,909. On an infrequent basis, the Committee grants additional service and age credits under specific circumstances. With Messrs. Taylor and Rudolph, the Committee granted credits in recognition that the executives joined Devon mid-career and would likely remain at the Company for the duration of their careers. The credits recognize the value of their prior experience to the Company.

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[5]

Although Mr. Rudolph left the Company in 2016, he did not receive any payments from the SRIP in 2016 because his annuity commencement was delayed until February 2017 to comply with Internal Revenue Code Section 409A.

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income based upon their final average compensation and years of credited service, and the retirement income is reduced by Social Security benefits payable to the employee. Alternately, an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including the named executive officers, in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and 3% above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as

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age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

Benefit Restoration Plan

The BRP is a nonqualified defined benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain requirements of ERISA and the Internal Revenue Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. As noted below in our discussion of the SRIP, an executive will only receive benefits under the BRP if his benefits under the SRIP have been forfeited due to a termination for “cause.” The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of key executives, the purpose of which is to provide additional retirement benefits for those executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive is receiving benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the executive’s credited years of service (not to exceed 20) and the denominator of which is 20. For those who become participants after January 24, 2002, which is the case for all of our named executive officers who participate in the SRIP, the SRIP benefit is also reduced by the full benefits otherwise accrued under the Defined Benefit Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent of the age 55 early retirement benefit. In the event that a named executive officer is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with the named executive officers, then the executive will be 100% vested in his accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and his benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the annuity option selected by the executive. Additionally, the SRIP provides that if the executive is terminated “without cause” or terminates his employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits.

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NAMED EXECUTIVE COMPENSATION (cont’d)

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the contributions, earnings, distributions and balances for 2016 under our nonqualified deferred compensation plan, supplemental contribution restoration plans and supplemental executive retirement plans, to the extent the respective named executive officer participates in such plans. Additional information about the plans is provided following the table.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions for Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Distributions in Last Fiscal Year ($)[4]	Aggregate Balance at Last Fiscal Year End ($)[5]
David A. Hager Deferred Compensation Plan	642,250	153,540	263,215	-	3,393,488
Supplemental Contribution Restoration Plans (SCRPs)	-	206,820	71,296	-	1,054,455
Supplemental Executive Retirement Plan (DC SERP)	-	536,560	184,966	-	2,521,754
Thomas L. Mitchell Deferred Compensation Plan	28,670	26,820	12,005	-	139,445
Supplemental Contribution Restoration Plans (SCRPs)	-	71,520	9,656	-	185,468
Supplemental Executive Retirement Plan (DC SERP)	-	220,210	29,731	-	591,711
Tony D. Vaughn Deferred Compensation Plan	82,751	66,852	21,219	-	1,134,766
Lyndon C. Taylor Deferred Compensation Plan	64,500	48,600	171,235	-	2,147,897
R. Alan Marcum Deferred Compensation Plan	112,200	40,860	207,996	-	2,703,134
Frank W. Rudolph[6] Deferred Compensation Plan	160,105	21,318	119,924	-	2,107,729

[1]	The amounts in this column are already included in, and are not in addition to, the amounts in the “Salary” or “Bonus” columns in the Summary Compensation Table on page 56.

[2]

The amounts in this column are already included in, and are not in addition to, the amounts in the in the “All Other Compensation” column of the Summary Compensation Table on page 57. Company contributions are made in arrears during the first month following the fiscal quarter during which the contributions were earned. Company contributions earned by the named executive officers during 2016 were deposited in April, July and October 2016 and January 2017.

[3]

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the named executive offices are a sub-set of the investment options available under the Company’s 401(k) Plan. As of December 31, 2016, investment options consisted of the following (returns for 2016 noted in parentheses): PIMCO Stable Income - Class 1 (1.41%); Neuberger Berman High Income Bond - Institutional Class (14.17%); Vanguard Prime Money Market (0.3%); Global Low Volatility Fund (8.02%); Large Cap Value Fund (14.25%); Large Cap Growth Fund (-0.50%); Small/Mid Cap Value Fund (18.80%); Small/Mid Cap Growth Fund (-0.55%); US Equity Index Fund (12.71%); International Equity Index Fund (5.16%); PIMCO All Asset All Authority (13.73%); American Funds EuroPacific Growth - R6 Shares (1.01%); JP Morgan Core Plus Bond Fund - (4.25%). The Company does not guarantee a level of investment return.

[4]	In-service distributions are made in accordance with the elections made by the named executive officer at the time of enrollment in the plan.

[5]

For the referenced plans, the Aggregate Balance reflects the changes in the plan balance for the named executive officers due to contributions (executive and Company), earnings, and distributions. The amounts previously reported in the Summary

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Compensation Table as compensation to the named executive officers are as follows: Mr. Hager - $3,074,032; Mr. Mitchell - $507,617; Mr. Vaughn - $200,792; Mr. Taylor - $176,872.

[6]

At the time Mr. Rudolph made his annual contribution elections for the plan, he selected as his distribution election a lump-sum payment at retirement. Pursuant to Internal Revenue Code Section 409A, the distribution of his aggregate balance was delayed until February 2017, and no distributions are reflected in the table for him for 2016.

401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company-matching contribution of up to 6% of compensation. For employees who are not accruing benefits in the Defined Benefit Plan, supplemental contributions are made by the Company based on years of benefit service as a percentage of compensation.

Deferred Compensation Plan

The Deferred Compensation Plan is designed to allow participating employees, including the named executive officers, to contribute up to 50% of his or her base salary and up to 100% of his or her bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan provides executives a tax-effective means to defer a portion of their cash compensation at a minimal cost to the Company.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan, who are eligible to receive the supplemental contribution, receive the full supplemental contribution despite the limitations imposed by the Internal Revenue Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Internal Revenue Code limitations and the actual amount contributed.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive is eligible to receive an annual contribution of a specified percentage of compensation. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for each of the following five years. At age 62, a participant will be 100% vested with five years of participation. In the event of a change in control or a named executive officer is terminated “without cause” or terminates his or her employment for “good reason,” as those terms are defined in our employment agreements with the named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of contributions. For those additional three years of contribution, no contributions under the 401(k) Plan or the SCRPs will exist to apply as an offset because the executive will have terminated employment. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment.

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NAMED EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	employment agreements entered into with each of the named executive officers;

•	the Defined Benefit Plan;

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2009 Long-Term Incentive Plan, as amended and restated (the “2009 LTIP”); and

•	the 2015 LTIP.

Please refer to our discussion in the sections immediately above for information about our Defined Benefit Plan, 401(k) Plan, the BRP, the SRIP, the SCRPs and the DC SERP.

Employment agreements with our named executive officers provide the following rights to compensation in the event of employment termination:

Accrued Payments Upon Termination of Employment

Upon termination under the employment agreements, the named executive officer is entitled to receive the accrued amounts earned during his term of employment, including: (i) any earned but unpaid salary through the date of termination; (ii) any accrued but unused vacation pay; (iii) the annual bonus amount only if the named executive officer has been employed the entire year upon which such annual bonus is based; and (iv) amounts he is otherwise entitled to under our employee benefit plans (together, the “Accrued Amounts”).

Rights Upon Termination for Death or Disability

In addition to the Accrued Amounts, if the named executive officer’s employment terminates by reason of death or disability, then the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements, then in addition to the Accrued Amounts, the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of the named executive officer. “Aggregate annual compensation” is equal to the sum of:

–	the named executive officer’s annual base salary, and

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NAMED EXECUTIVE COMPENSATION (cont’d)

–	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

•	payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period);

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for 18 months following termination;

•	payment of an amount equal to 18 times the monthly COBRA premium; and

•

payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our peer group.

Termination Following a Change in Control

Under the employment agreements, if within 24 months following a “change in control” of the Company, the named executive officer:

•	is terminated “without cause” by us; or

•	terminates his employment with us for “good reason,” as each of those terms are defined in the employment agreements;

then, in addition to the Accrued Amounts and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. The credit of additional years of age should not be construed to reduce or eliminate the executive’s right to coverage under the medical plan.

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of our outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of our Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

–	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

–	no person owns 30% or more of the combined voting securities; and

–	the incumbent Board constitutes at least a majority of the Board after the transaction.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Long-Term Incentive Awards

In the award agreements entered into under the 2009 LTIP and 2015 LTIP, the Compensation Committee is authorized to provide for the acceleration of any unvested portions of outstanding awards upon a change in control of the Company or the retirement, disability or termination of the named executive officer for an approved reason. Award agreements provide for automatic vesting upon the death of the named executive officer. Award agreements entered into after 2014 do not provide for the automatic acceleration of unvested portions of outstanding awards in the event of a change in control unless a job loss occurs or the acquiring company is not listed on a national securities exchange. Performance share units that vest on an accelerated basis as a result of a change in control or death will vest at the target award level.

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2016. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company. The footnotes for each of the following tables are presented after the final table. Employment agreements between the Company and each of the named executive officers do not include tax gross-up payment obligations in the event of a change-in-control of the Company.

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NAMED EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL1

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	10,710	-	-	-	-	10,710
DC SERP[10]	2,587	2,587	-	2,587	2,587	-	4,652
SCRPs[11]	1,082	1,082	-	1,082	1,082	-	1,082
Accelerated Vesting of Restricted Stock[7]	-	9,732	-	-	9,732	779	9,732
Performance Share Units[8]	-	9,818	-	-	9,818	1,556	9,818
Other Benefits[9]	-	88	-	-	-	98	98
Total[12]	3,669	34,017	-	3,669	23,219	2,433	36,092

Thomas L. Mitchell

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	5,098	-	-	-	-	5,098
DC SERP[10]	623	623	-	623	623	-	1,611
SCRPs [11]	199	199	-	199	199	-	199
Accelerated Vesting of Restricted Stock[7]	-	3,214	-	-	3,214	779	3,214
Performance Share Units[8]	-	2,639	-	-	2,639	-	2,639
Other Benefits[9]	-	88	-	-	-	93	93
Total[12]	822	11,861	-	822	6,675	872	12,854

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NAMED EXECUTIVE COMPENSATION (cont’d)

Tony D. Vaughn

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	6,422	-	-	-	-	6,422
SRIP[3,4,5,6]	6,411	6,411	-	6,411	5,781	-	12,519
BRP[3,4]	-	-	4,468	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	3,492	-	-	3,492	448	3,492
Performance Share Units[8]	-	4,160	-	-	4,160	895	4,160
Other Benefits[9]	-	74	-	-	-	81	81
Total[12]	6,411	20,559	4,468	6,411	13,433	1,424	26,674

Lyndon C. Taylor

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	4,685	-	-	-	-	4,685
SRIP[3,4,5,6]	5,232	5,232	-	5,232	4,854	-	8,602
BRP[3,4]	-	-	1,705	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	2,884	-	-	2,884	448	2,884
Performance Share Units[8]	-	3,534	-	-	3,534	895	3,534
Other Benefits[9]	-	88	-	-	-	96	96
Total[12]	5,232	16,423	1,705	5,232	11,272	1,439	19,801

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NAMED EXECUTIVE COMPENSATION (cont’d)

R. Alan Marcum

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	4,130	-	-	-	-	4,130
SRIP[3,4,5,6]	4,045	4,045	-	4,045	-	-	8,388
BRP[3,4]	-	-	1,867	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	2,257	-	-	2,257	351	2,257
Performance Share Units[8]	-	2,767	-	-	2,767	701	2,767
Other Benefits[9]	-	55	-	-	-	56	56
Total[12]	4,045	13,254	1,867	4,045	5,024	1,108	17,598

[1]	Values in thousands.

[2]

The tables assume a December 31, 2016 employment termination. In such a scenario, each executive would be entitled to the cash incentive bonus earned for the year, which for 2016 is 130% of target. Accordingly, the amounts shown include the 2016 Non-Equity Incentive Plan Compensation disclosed in the Summary Compensation Table on page 56.

[3]

Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP, and vice versa. Except for Messrs. Hager and Mitchell, who are not participants in the BRP, participants forfeit their benefits under the SRIP if they are terminated for “cause” and instead receive benefits under the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

[4]

The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2016 of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible benefit commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, we have assumed that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity and 75% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

[5]

Under the SRIP, a participating named executive officer would receive credit for an additional three years of service and an additional three years of age when determining his SRIP benefit if the officer is terminated “without cause” or terminates his employment for “good reason” within 24 months following a change in control. All benefits under the SRIP are payable as a lump sum payment within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2017.

[6]

Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assumes that the participant had elected a 100% joint and survivor pension.

[7]	Values displayed for acceleration of vesting of restricted stock represent the 2016 year-end closing market price of our common stock, which was $45.67 per share.

[8]

In the case of a “without cause” employment termination, performance share units remain outstanding for the duration of the performance period and thereafter pay out to the executive officer at the level earned based on the level of performance certified by the Compensation Committee. Values displayed represent the target shares of outstanding grants multiplied by the 2016 year-end closing market price of our common stock, which was $45.67.

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[9]

Executive officers are entitled to (a) 36 months of post-termination company-paid life insurance, coverage of $1,000,000, valued at $1,440 per year; (b) the equivalent of 18 months of continuing health benefits following termination “without cause” less applicable active employee premiums or following their termination in connection with a change in control; (c) a payment in an amount equal to 18 times the monthly COBRA premium following termination “without cause” or following their termination in connection with a change in control; and (d) outplacement services with a maximum value of $35,000. For Messrs. Hager, Vaughn and Taylor, the amounts reported also include an enhancement in post-retirement medical benefits of approximately $4,683, $2,606 and $3,028, respectively, upon a change in control.

[10]

Messrs. Mitchell and Hager participate in the DC SERP in lieu of participating in the SRIP. Under the DC SERP, each executive is entitled to an additional three years of contributions by the Company if he is terminated “without cause” or terminates his employment for “good reason” within 24 months following a change in control.

[11]	Messrs. Mitchell and Hager’s benefits under the SCRPs would become 100% vested upon a change in control.

[12]

Our nonqualified employee benefit plans, including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP and the SCRPs, and employment agreements are subject, all or in part, to Section 409A of the Internal Revenue Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

[13]

Performance share units and performance restricted stock granted after 2014 only vest if a change in control results in a job loss for the named executive officer or the acquiring company is not listed on a national securities exchange. Grants made in 2014 and earlier vest in conjunction with a change in control regardless of employment status. All amounts shown in “Change in Control - No Job Loss” are included in “Change in Control - Job Loss.”

Payments and Benefits Associated with Mr. Rudolph’s July 31, 2016 Employment Termination1, 2

Item	Termination Without Cause ($)
Base Salary/Bonus[3]	3,638
SRIP[4]	1,851
Accelerated Vesting of Restricted Stock[5]	808
Continuation of Performance Share Units[6]	1,054
Health Care Benefits[7]	42
Life Insurance[8]	3
Total	7,396

[1]

The payments and benefits received by Mr. Rudolph in connection with the termination of his employment were provided under the terms of his employment agreement with the Company, agreements applicable to long-term equity incentives previously granted and, in the case of the SRIP, the plan documents governing Devon’s defined benefit pension arrangements.

[2]	Values in thousands.

[3]

Mr. Rudolph received a lump-sum payment equivalent to three times the sum of his annual salary rate in effect at the time of his employment termination from the Company and the highest annual performance cash bonus he received during the prior three years. Additionally, he received a pro-rated annual performance cash bonus for the time he worked for the Company during 2016.

[4]

Mr. Rudolph was vested in his benefit under the SRIP at the time of his employment termination. The SRIP is paid in the form of an annuity, rather than a lump sum. The amount shown is the present value of the stream of annuity payments based on the same assumptions and methods used to determine the amounts reflected in the “Pension Benefits” table above.

[5]

Vesting on 22,490 shares of restricted stock was accelerated at the time of Mr. Rudolph’s employment termination. The amount shown is based on a stock price of $35.91 for the Company’s common stock, which was the closing price on August 1, 2016 (the first trading day after Mr. Rudolph’s employment termination).

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NAMED EXECUTIVE COMPENSATION (cont’d)

[6]

Performance share units granted to Mr. Rudolph in 2014 and 2015 remained outstanding after his employment termination. The target number of shares underlying these grants was 15,340 and 14,020, respectively. The amount shown is based on such target number of shares and a stock price of $35.91 for the Company’s common stock, which was the closing price on August 1, 2016 (the first trading day after Mr. Rudolph’s employment termination). The performance period for the 2014 grant of performance share units ended on December 31, 2016. The grant paid out at 100% of target. The number of shares ultimately paid out for the 2015 grant will be determined based on the Company’s total stockholder return over a three-year performance period that ends December 31, 2017.

[7]

Mr. Rudolph was entitled to 18 months of COBRA healthcare and dental coverage under the same premium cost sharing arrangements as were applicable to active employees. Mr. Rudolph also received a payment equivalent to 18 months of the Company portion of the COBRA premium.

[8]	Mr. Rudolph was entitled to 36 months of continued Company-provided life insurance, coverage of $1,000,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2016, that may be issued under our equity compensation plans:

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))[1] (c)
Equity compensation plans approved by security holders	2,861,446	[2]	68.06	[3]	20,370,772
Equity compensation plans not approved by security holders	-		-		-
Total	2,861,446	[2]	68.06	[3]	20,370,772

[1]

Represents shares available for issuance pursuant to awards under the 2015 LTIP, which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights. Under the 2015 LTIP, any shares granted as stock options or stock appreciation rights count against the number of securities available for future issuance under the 2015 LTIP as one share for each share granted. With respect to any other awards under the 2015 LTIP, any shares granted count against the number of securities available for future issuance under the 2015 LTIP as three shares for each share granted. The 2015 LTIP also provides that shares covered by awards under any Devon long-term incentive plans that are forfeited, cancelled or expire after the effective date of the 2015 LTIP are added to the shares available for issuance under the 2015 LTIP.

[2]

The total reflects 2,531,057 shares issuable pursuant to outstanding stock options and 330,389 full-value shares issuable pursuant to outstanding performance restricted stock. In January 2017, the Compensation Committee determined that the performance goals associated with the performance restricted stock had been achieved. As a result, 25% have vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[3]	The weighted-average exercise price only applies to stock options.

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NAMED EXECUTIVE COMPENSATION (cont’d)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the owners of more than five percent of the outstanding shares of the Company’s common stock as of December 31, 2016, based on the information available as of March 31, 2017, according to reports filed with the SEC:

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	45,552,826	[1]	8.70%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	42,142,412	[2]	8.04%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	27,748,340	[3]	5.30%

[1]

Pursuant to a Schedule 13G/A filed with the SEC on January 23, 2017, BlackRock, Inc. states that it has sole voting power as to 40,462,951 shares, shared voting and dispositive power as to 56,168 shares, and sole dispositive power as to 45,496,658 shares as of December 31, 2016.

[2]

Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2017, The Vanguard Group states that it has sole voting power as to 812,870 shares, shared voting power as to 91,866 shares, sole dispositive power as to 41,253,230 shares and shared dispositive power as to 889,182 shares as of December 31, 2016.

[3]	Pursuant to a Schedule 13G filed with the SEC on February 9, 2017, State Street states that it has shared voting and dispositive power as to 27,748,340 shares.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Security Ownership of Management

The following table sets forth as of March 31, 2017 the number and percentage of shares of our common stock beneficially owned by each of our named executive officers, each of our Directors and by all our executive officers and Directors as a group. Unless otherwise noted, the persons named below have sole voting and/or investment power.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
John Richels*	1,120,699	[2]	*	*
David A. Hager*	488,860	[3]	*	*
Tony D. Vaughn	233,194	[4]	*	*
R. Alan Marcum	208,874	[5]	*	*
Lyndon C. Taylor	167,244	[6]	*	*
Michael M. Kanovsky*	156,889	[7]	*	*
Thomas L. Mitchell	85,771	[8]	*	*
Mary P. Ricciardello*	41,593	[9]	*	*
Duane C. Radtke*	39,837	[10]	*	*
Robert A. Mosbacher, Jr.*	36,108	[11]	*	*
John E. Bethancourt*	31,868	[12]	*	*
Barbara M. Baumann*	25,418	[13]	*	*
Robert H. Henry*	18,748	[14]	*	*
Frank W. Rudolph	85,202	[15]	*	*
All of our Directors and executive officers, as of March 31, 2017, as a group	2,655,103	[16,17]	*	*

*	Director

**	Less than 1%

[1]

For purposes of this table, shares beneficially owned include shares of common stock (including unvested shares of restricted stock with respect to which executive officers and Directors have voting power) as well as shares of common stock that can be acquired through the exercise of stock options within 60 days of March 31, 2017.

[2]	Includes 668,824 shares owned by Mr. Richels and 451,875 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

[3]	Includes 332,360 shares owned by Mr. Hager and 156,500 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

[4]	Includes 156,344 shares owned by Mr. Vaughn and 76,850 shares that are deemed beneficially owned pursuant to stock options held by Mr. Vaughn.

[5]	Includes 118,624 shares owned by Mr. Marcum and 90,250 shares that are deemed beneficially owned pursuant to stock options held by Mr. Marcum.

[6]

Includes 68,400 shares owned by Mr. Taylor, 2,294 shares held in the Devon Energy Incentive Savings Plan and 96,550 shares that are deemed beneficially owned pursuant to stock options held by Mr. Taylor.

[7]

Includes 8,204 shares owned by Mr. Kanovsky, 136,685 shares held indirectly through a family owned entity in which Mr. Kanovsky shares voting and investment power, and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

[8]	Includes 85,771 shares owned by Mr. Mitchell. Mr. Mitchell left the Company on April 19, 2017.

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[9]	Includes 29,593 shares owned by Ms. Ricciardello and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

[10]	Includes 30,837 shares owned by Mr. Radtke and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Radtke.

[11]	Includes 24,108 shares owned by Mr. Mosbacher and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

[12]	Includes 31,868 shares owned by Mr. Bethancourt.

[13]	Includes 25,418 shares owned by Ms. Baumann.

[14]	Includes 9,748 shares owned by Mr. Henry and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Henry.

[15]	Includes 39,475 shares owned by Mr. Rudolph and 45,727 shares that are deemed beneficially owned pursuant to stock options held by Mr. Rudolph. Mr. Rudolph left the Company in July 2016.

[16]	Includes 926,025 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

[17]

In addition to the beneficial ownership of Devon common stock reported in the table, as of February 15, 2017, certain of the Directors beneficially owned common units of ENLK, as follows: Mr. Richels—5,825; and Ms. Ricciardello—3,385. As of February 15, 2017, there were 342,882,825 common units of ENLK outstanding. The Directors individually and as a group beneficially own less than one percent of ENLK’s outstanding units. As of February 15, 2017, certain of the Directors also beneficially owned common units of ENLC, as follows: Mr. Richels—4,950; and Ms. Ricciardello—2,998. As of February 15, 2017, there were 180,075,376 common units of ENLC outstanding. The Directors individually and as a group beneficially own less than one percent of ENLC’s outstanding units. Devon, through its subsidiaries, holds a controlling interest in each of ENLC and ENLK.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe the reporting persons timely filed all reports required by Section 16(a) during 2016.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning David A. Hager is set forth under the caption “Election of Directors—Director Nominees.”

R. Alan Marcum, Executive Vice President Administration

Mr. Marcum, 50, was elected to the position of Executive Vice President Administration in 2008, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He earned a bachelor’s degree from East Central University, majoring in accounting and finance. Mr. Marcum is a certified public accountant and a member of the Oklahoma Society of Certified Public Accountants.

Jeffrey L. Ritenour, Executive Vice President and Chief Financial Officer

Mr. Ritenour, 43, was elected to the position of Executive Vice President and Chief Financial Officer on April 19, 2017. Mr. Ritenour joined the Company in 2001 and has served in various other positions

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NAMED EXECUTIVE COMPENSATION (cont’d)

at Devon, including most recently as Senior Vice President Corporate Finance, Investor Relations and Treasurer. Prior to joining Devon, Mr. Ritenour was an auditor with the firm of Ernst and Young. He earned both a bachelor’s degree in accounting and a master’s degree in business administration from the University of Oklahoma and is a member of the Oklahoma Society of Certified Public Accountants.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 58, was elected to the position of Executive Vice President and General Counsel in 2007 and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden, Arps, Slate, Meagher & Flom LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor earned a bachelor’s degree in industrial engineering from Oklahoma State University and a juris doctorate degree from the University of Oklahoma. Mr. Taylor serves on the boards of ENLC and ENLK.

Tony D. Vaughn, Chief Operating Officer

Mr. Vaughn, 59, was elected to the position of Chief Operating Officer in February 2016. From 1999 until February 2016, Mr. Vaughn served in various other positions at Devon, including most recently as Executive Vice President Exploration and Production. Before joining Devon in 1999, Mr. Vaughn spent 12 years with Kerr-McGee Corporation, most recently as manager of the Rocky Mountain District. Before joining Kerr-McGee, Mr. Vaughn worked as an operations engineer for Amoco Production Company. He earned a bachelor of science degree in petroleum engineering from the University of Tulsa and a bachelor of science degree in business management from Oral Roberts University. He is a member of the Society of Petroleum Engineers. Mr. Vaughn serves on the board of ENLK.

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AGENDA ITEM 4.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2017

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditing firm retained to audit the Company’s financial statements. To carry out this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence; considers whether the auditing firm should be rotated, including the advisability and potential impact of selecting a different independent registered public accounting firm and adopting a policy of regular rotation; and negotiates the audit fees associated with the Company’s retention of the independent auditing firm. The Audit Committee has appointed KPMG LLP (KPMG) to serve as our independent auditing firm for 2017.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The selection of the Company’s lead audit partner pursuant to this rotation policy involves a rigorous process, including interviews of potential audit partner candidates with the Audit Committee.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders. In furtherance of its commitment to corporate governance practices, the Board is asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2017. In the event that our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider the selection of a different independent auditing firm for 2018.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent auditors for 2017.

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AGENDA ITEM 5.

APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN

On April 7, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved the Annual Incentive Compensation Plan (Amended and Restated Effective as of January 1, 2017) (the “Incentive Plan”), subject to stockholder approval at the Annual Meeting. The purpose of the Incentive Plan is to provide a link between compensation and performance, motivate participants in the Incentive Plan to achieve corporate performance objectives, and enable the Company to attract and retain high-quality employees.

The Incentive Plan has been in effect since 2012 when it was approved by stockholders at the 2012 Annual Meeting. This amended and restated Incentive Plan will become effective upon the approval by stockholders at the Annual Meeting (or if the vote on the Incentive Plan is postponed, such other date on which a stockholders’ meeting to approve the Incentive Plan occurs) and shall remain in effect until the 2022 Annual Meeting or such time as the Board may decide to terminate the Incentive Plan. If the Incentive Plan, as amended and restated, is not approved by stockholders, then the Incentive Plan in effect immediately prior to the Annual Meeting will remain in effect.

Purpose of this Proposal

The Incentive Plan is intended to provide performance-based cash compensation that is fully deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations (“Section 162(m)”). Section 162(m) generally does not allow a publicly-held company to obtain tax deductions for compensation of more than $1 million paid in any year to its chief executive officer and the three other highest paid named executive officers of the company (not including the company’s chief financial officer) (“covered officers”). Payments that qualify as “performance-based compensation” in accordance with conditions specified under Section 162(m) are exempt from this limitation. One of the requirements of Section 162(m) is that stockholders approve, at least once every five years, the material terms of the performance goals pursuant to which qualified performance-based compensation is to be paid. Stockholder approval of the Incentive Plan, as amended and restated, may allow the Company to obtain tax deductions with respect to bonuses paid thereunder to covered officers, without regard to the $1 million per person limitation imposed under Section 162(m), through the 2022 Annual Meeting. If stockholders do not approve this proposal, the Company generally will be limited with respect to the income tax deductibility of compensation paid to our covered officers.

A summary of the Incentive Plan follows and is qualified by reference to the full text of the plan, which is included in this Proxy Statement as Appendix B.

The Board of Directors recommends a vote “FOR” the approval of the Annual Incentive Compensation Plan

Description of Principal Changes to the Incentive Plan

The Committee has approved certain principal changes to the Incentive Plan, which are subject to stockholder approval at the Annual Meeting. As amended and restated, the Incentive Plan:

•

expands the Company’s ability to “clawback,” or recoup, previously-granted bonuses pursuant to any applicable law, regulation, securities exchange listing standard, or Company policy, and requires participants to acknowledge that they will cooperate with the Company in connection with the recoupment of such awards;

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APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN (cont’d)

•

expands the list of performance goals from which the Committee may select in granting awards that are intended to qualify as performance-based compensation under Section 162(m), including related adjustments;

•	increases the maximum amount that may be paid to any participant under the Incentive Plan from $5,000,000 to $6,000,000 per year;

•	broadens the Compensation Committee’s authority to impose additional restrictions and adjust awards in connection with determining award payouts, unless not permitted by Section 162(m);

•

clarifies that no modifications or amendments to the Incentive Plan may be made without a participant’s consent, if such action would materially impair the participant’s right with respect to an earned, but not yet paid, bonus;

•	clarifies the Committee’s authority to grant bonuses that do not qualify as “performance-based compensation” under Section 162(m);

•	revises certain definitions and terms consistent with applicable law, including the Code; and

•	makes certain other conforming, clarifying, administrative and non-substantive changes.

Summary of the Terms of the Incentive Plan

Eligibility. Participation in the Incentive Plan will be limited to Company employees who (i) hold the title or position of executive vice president or above or (ii) are “officers” under Section 16 of the Exchange Act. As of March 10, 2017, approximately six individuals were eligible to participate in the Incentive Plan.

Administration. The Incentive Plan generally will be administered by the Committee. The Committee currently consists of three independent Directors, each of whom is an “outside director” within the meaning of Section 162(m). The Committee may delegate its authority to our Chief Executive Officer and other employees, in accordance with the Incentive Plan and applicable law and regulations.

The Committee will have the authority to (i) establish the duration of each performance period relating to an award granted under the Incentive Plan; (ii) select the eligible employees who are to participate in the plan for such performance period; (iii) determine the specific performance goal or goals for each performance period and the relative weighting of those goals, (iv) establish one or more designated levels of attainment for each such goal and set the bonus potential for each participant at each corresponding level of attainment; (v) certify the level at which the applicable performance goal or goals are attained for the performance period and determine the actual bonus for each participant consistent with the terms of the Incentive Plan; (vi) exercise discretionary authority, as appropriate, to reduce any bonus amount payable under the Incentive Plan; (vii) construe and interpret the terms of the Incentive Plan; and (viii) take other action as permitted by the terms of the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee has the discretion and authority to determine the extent to which awards granted thereunder will be structured to conform to the requirements applicable to performance-based compensation under Section 162(m) and take any related actions.

In its capacity as administrator, the Committee may adopt rules and regulations for the administration of the Incentive Plan and interpret any and all provisions of the Incentive Plan. All determinations of the Committee will be final and binding on all participants.

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AGENDA ITEM 5.

APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN (cont’d)

Performance Objectives. Under the Incentive Plan, participants will be eligible to receive cash bonuses based upon the attainment of performance objectives established by the Committee for a designated performance period, which must be a period of at least 12 months.

With respect to bonuses that are intended to be performance-based compensation under Section 162(m), payment of such bonuses must be conditioned upon the attainment of performance goals that are pre-established by the Committee. These performance goals must be based on any one of, or combination of, the following criteria: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including, but not limited to, cash flow before balance sheet changes, free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including, but not limited to, income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to, return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to, acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total stockholder return; comparative stockholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including, but not limited to, ethics, compliance, environmental, diversity commitment, and safety); amount of the oil, gas and/or other similar energy commodity reserves; costs of finding oil, gas and/or other similar energy commodity reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas, oil and/or other energy commodity production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns.

These performance goals may be measured on an absolute or relative basis and may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary entity. Performance may also be measured in on an aggregate or per-share basis. Performance goals may differ among participants.

To the extent permitted by Section 162(m) of the Code, the Committee may make adjustments to the performance goals to include or exclude the impact of specified events, including, but not limited to, one or more of the following items: asset write-downs; litigation or claim judgments or

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AGENDA ITEM 5.

APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN (cont’d)

settlements (including, without limitation, any tax settlement with a tax authority); the effect of changes in tax law, changes in accounting principles or other laws or principles affecting reported results; changes in commodity prices; currency fluctuations and/or foreign exchange gains or losses; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; expenses for productivity initiatives; items attributable to any stock dividend, stock split, combination or exchange or stock occurring during the performance period; stock compensation costs and other non-cash expenses; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; financing activities; impairment charges related to goodwill or other intangible assets; unrealized gains or losses on investments in debt and equity securities; any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; pension curtailment or settlement charges; any infrequent and/or non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements, in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year, including but not limited to acquisition or merger and integration costs and/or in a press release or conference call, publicly announced by the Company, relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; and any other specified non-operating items as determined by the Committee in setting performance goals.

Pre-Establishment of Performance Objectives. With respect to bonuses that are intended to be performance-based compensation under Section 162(m), the Committee will establish objective performance goals, in writing, no later than: (i) 90 days after the commencement of the applicable performance period, or (ii) the date on which 25% of such performance period has been completed. For each performance goal, the Committee may establish one or more potential levels of attainment and set the bonus potential for each participant at each of the designated levels of performance. Alternatively, the Committee may establish a linear formula for determining the bonus potential at various points of performance goal attainment. Under no circumstances may the aggregate bonus potential for any performance period exceed the maximum award limits that are described immediately below.

Maximum Award. The maximum bonus payment that any one participant may receive under the Incentive Plan is limited to $6,000,000 per each 12-month period included within the applicable performance period.

Bonus Determination and Committee Discretion. The Committee will determine the bonus amount to be paid to a participant based on the attainment of performance objectives established for the applicable performance period. If the actual level of attainment is between two of the pre-designated performance levels, the bonus amounts payable to a participant will be interpolated on a straight-line basis between the two such levels. The Committee shall not award a bonus that exceeds a participant’s maximum bonus potential. The Committee may, in its discretion, reduce or eliminate any bonus that otherwise would be payable based on the certified level of applicable performance goals, consistent with any objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion.

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AGENDA ITEM 5.

APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN (cont’d)

Right to Receive Payment. The Committee may not waive any performance goal applicable to a participant’s bonus award for a particular performance period, except, in the Committee’s sole discretion, in the event of the participant’s death or disability (as such term is defined in the Incentive Plan) or in the event of a change in control.

Payment Date. No bonuses will be paid until the Committee certifies the actual level of attained performance for the applicable performance period. Payment of bonuses will be paid in cash as soon as administratively practicable following the end of the applicable performance period, but not later than March 15 of the calendar year immediately following the year in which the performance period ends.

Separation from Service. Generally, participants who separate from service prior to the last day of the applicable performance period for any reason will forfeit any and all right to payment and will not be entitled to any bonus payment for the applicable performance period. However, if the participant separates from service (i) by reason of death or disability (as such term is defined in the Incentive Plan) or (ii) in connection with an involuntary reduction in force or the participant’s retirement (in each case, as determined by the Committee in its sole discretion), the Committee may, in its discretion, award a full or pro-rated bonus (reflecting the period of service prior to the ceasing of employee status), based on the level at which the applicable performance goals are attained for the performance period.

Deferral. Participants may defer any or all of an amount otherwise payable in connection with a bonus in accordance with the provisions of the Company’s Non-Qualified Deferred Compensation Plan Amended and Restated Effective as of April 15, 2014 (or any successor plan) (the “Deferred Compensation Plan”), consistent with the requirements of the Incentive Plan, the Deferred Compensation Plan, and Section 409A of the Code.

Withholding Tax. The Company shall withhold from all bonuses paid under the Incentive Plan such amounts sufficient to satisfy federal, state, local and other applicable tax withholding obligations arising from or in connection with the participant’s participation in this Incentive Plan, as well as such other deductions as may be authorized by the participant or as required by applicable law.

Clawback. The Incentive Plan includes a recoupment, or “clawback” provision, that makes all awards under the plan subject to any applicable law or any applicable securities exchange listing standards and/or that is otherwise adopted by the Board from time to time. The Board shall have the discretion to determine whether the Company shall effect any such recovery by, among other methods, seeking repayment from the participant or reducing the amount that would otherwise be payable to the participant under any compensation plan, program or arrangement maintained by the Company. By accepting awards under the Incentive Plan, participants will agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under the Incentive Plan subject to clawback pursuant to such law, government regulation, securities exchange listing standard or Company policy. Such cooperation and assistance will include, but not be limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Incentive Plan from a participant’s accounts, or pending or future compensation or awards.

Amendment and Termination. The Committee may amend, suspend or terminate the Incentive Plan at any time to the extent necessary to conform the provisions of the Incentive Plan with Section 409A or Section 162(m) of the Code. The Board may, at any time, amend, suspend or terminate the

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AGENDA ITEM 5.

APPROVE THE ANNUAL INCENTIVE COMPENSATION PLAN (cont’d)

Incentive Plan. However, no amendment, modification, suspension or termination will be made if it would materially impair any payments to participants made prior to such amendment, modification, suspension or termination.

Federal Income Tax Consequences. Under present federal income tax laws, participants will recognize taxable income equal to the bonus payment that they receive under the Incentive Plan. Such taxable income will be recognized in the year the bonus payment is made to them. The Company will be entitled to an income tax deduction, equal to the amount of the taxable income recognized by the participants, for the taxable year for which the bonus is earned, provided such payment is made within two and one-half months following the close of that year; otherwise, the deduction will be deferred to the taxable year of payment. The bonus payments are intended to qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m).

New Plan Benefits. Any awards made under the Incentive Plan will be at the discretion of the Committee. Therefore, it is not possible at present to determine awards or amounts of awards that will be granted to any person in the future. As to awards that are currently outstanding under the Incentive Plan, the amounts payable thereunder are not determinable at this time since any amounts payable thereunder are wholly dependent upon the achievement of annual performance goals, the achievement of which will not be determined until the first quarter of 2018.

Because our executive officers are eligible to receive awards under the Incentive Plan, they may be deemed to have a personal interest in the approval of this Proposal 5.

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AGENDA ITEM 6.

APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN

On April 7, 2017, the Board of Directors of the Company (the “Board”) approved the Devon Energy Corporation 2017 Long-Term Incentive Plan (the “2017 Plan), subject to stockholder approval at the Annual Meeting. The purpose of the 2017 Plan is to create incentives that are designed to provide meaningful share ownership opportunities for our participating employees (including executive officers) and non-employee Directors, which, in turn, will (i) align such participants’ long-term interests with those of our stockholders, (ii) emphasize long-term performance results, and (iii) promote retention of our employees and non-employee Directors.

If approved by stockholders at the Annual Meeting, the 2017 Plan will replace the Company’s 2015 Long-Term Incentive Plan (the “2015 Plan”), which currently governs the award and payment of equity awards to our employees (including executive officers) and non-employee Directors, and the 2017 Plan will be effective upon such approval. The 2017 Plan will serve as the successor to the 2015 Plan, and no further grants will be made under the 2015 Plan on or after the effective date of the 2017 Plan. If the stockholder vote on the 2017 Plan at the Annual Meeting is postponed, the 2017 Plan will be effective on such date on which a stockholders’ meeting to vote to approve the 2017 Plan occurs, and, until such time, the 2015 Plan will continue in effect, in accordance with its terms.

Discussion of the Purposes of this Proposal

Authorized Shares under the 2017 Plan.  Subject to stockholder approval of the 2017 Plan at the Annual Meeting, the Board authorized the issuance of 33,500,000 shares of common stock under the plan as further described below. The 2017 Plan is designed both to provide flexibility to meet our needs over the next two to three years in a changing and competitive environment and to help to further align the interests of participating employees and non-employee Directors with those of our stockholders. Even with our measured approach to equity compensation and low rate of dilution, as further described below, we do not believe that the current share reserve under the 2015 Plan provides the Company with sufficient flexibility to adequately provide for future incentives to attract and retain employees at competitive levels in 2017 and beyond.

During the three-year period from 2014 to 2016, the Company granted annually, on average, equity awards relating to approximately 4,730,000 shares of our common stock, which consisted of approximately 3,560,000 shares relating to restricted stock awards and unit awards, and 1,170,000 shares relating to performance shares and units per year. The Company did not grant any options or stock appreciation rights (“SARs”) during this period. The average annual dilution rate over this period was approximately 1.05% and, when netting out shares forfeited, dilution was less than 0.75% of our outstanding common stock. Details about outstanding grants under the Company’s existing equity compensation plans, including shares remaining available for grant thereunder as of March 10, 2017, are provided in the table below.

Total Stock Options Outstanding	2,430,457
Total Stock Awards Outstanding (Restricted Stock, Units, Performance Units)	10,342,102
Total Devon Common Stock Outstanding	525,681,356
Weighted Average Exercise Price of Stock Options Outstanding	$68.07
Weighted-Average Remaining Duration (Years) of Stock Options Outstanding	1.7
Total Shares Available for Grant*	9,568,866

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AGENDA ITEM 6.

APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

*	The 2015 Plan is the only existing equity compensation plan under which shares may be granted.

Section 162(m) Approval.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 162(m)”) generally limits our ability to deduct certain compensation paid to each of our “covered employees” (that is, our Chief Executive Officer and our next three most highly-compensated executive officers, other than our Chief Financial Officer) to $1,000,000 in a taxable year, unless the compensation meets the requirements of “qualified performance-based compensation” under Section 162(m). Section 162(m) requires stockholder approval of the plan under which the “qualified performance-based compensation” may be granted, including approval of the performance measures pursuant to which such awards may be paid, at least every five years. If stockholders approve the 2017 Plan, assuming that all other requirements under Section 162(m) are met, we may be able to obtain tax deductions with respect to awards issued under the 2017 Plan to our “covered employees” through our 2022 Annual Meeting.

A summary of the 2017 Plan follows and is qualified by reference to the full text of the plan, which is included in this Proxy Statement as Appendix C.

The Board of Directors recommends a vote “FOR” the approval of the 2017 Plan.

Key Highlights of the 2017 Plan

•

Clawback provision.  The 2017 Plan provides the Company with the ability to “clawback” or recoup previously-granted awards pursuant to any applicable law, regulation, stock exchange listing requirement, or Company policy. The 2017 Plan also requires participants therein to acknowledge that they will cooperate with the Company in connection with any recoupment of such awards.

•

Share counting.  Under the 2017 Plan, each share relating to a full-value award (including restricted stock awards, restricted stock unit awards (“RSUs”), and performance units) will count as 2.3 shares against the 2017 Plan’s pool of shares of common stock available for awards.

•

Definition of, and treatment relating to, a “Change in Control Event.”  The definition of “Change in Control Event” in the 2017 Plan has been modified, as compared to the 2015 Plan, (i) principally to require that a “consummation” of a plan of complete liquidation or dissolution of the Company must occur in order to trigger a Change of Control Event, in contrast to the 2015 Plan, which requires only stockholder approval of such a plan as the Change in Control Event and (ii) to align with applicable Code language. The 2017 Plan also clarifies the treatment of awards granted thereunder in the event that a Change in Control Event occurs, including to provide that vesting of a participant’s shares generally will not accelerate following a Change in Control Event except in connection with a qualifying termination or where the acquiring company fails to assume the awards.

•

Restrictions on share recycling.  The 2017 Plan prohibits the adding back to the pool of shares available for issuance thereunder those shares (i) used in payment of the base price of SARs or (ii) not issued upon the settlement of SARs. This limitation is in addition to other “share recycling” limitations that are set forth in the 2015 Plan, including the prohibition on adding back shares used in payment of option exercise price or withholding taxes.

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AGENDA ITEM 6.

APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

•

No re-pricing of options or SARs.  The 2017 Plan includes language that explicitly prohibits the re-pricing or cancellation of options or SARs for awards with a lowered exercise or base price, or cash, as applicable, without stockholder approval, except in connection with certain corporate transactions.

•

Annual limit on the dollar value of non-employee Director awards.  The 2017 Plan provides that no non-employee Director may be granted, in any one calendar year, awards with an aggregate maximum value, calculated as of the grant date, of more than $500,000.

•

Minimum vesting periods for options and SARs.  The 2017 Plan (i) provides that options and SARs may not vest prior to the first anniversary of the grant date, except in the event of death, disability, other covered terminations as set forth in the 2017 Plan, or a Change in Control Event (in addition to the three-year minimum vesting schedule included in the 2017 Plan that also was in the 2015 Plan relating to restricted stock, restricted stock unit (“RSU”) and Canadian RSU awards), and (ii) imposes a minimum one-year performance period for performance unit awards.

•

No payment of dividends until related awards have vested or been earned.  Under the 2017 Plan, no dividends or dividend equivalents will be paid on any award until the award vests or has been earned. The 2017 Plan applies the foregoing limitation to restricted stock and RSU awards in addition to the other types of awards that were already subject to the limitation pursuant to the 2015 Plan. With respect to restricted stock and RSU awards, dividends or dividend equivalents will not be paid unless and until the applicable restricted period has lapsed or the performance measures relating to such awards have been achieved.

•	Maximum term of awards. There is a maximum term of eight years for any award granted under the 2017 Plan.

•	No Evergreen Provision. There is no “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.

Summary of the Terms of the 2017 Plan

Stock Subject to the Plan.  Subject to the terms of the 2017 Plan, awards may be made under the 2017 Plan for a total of 33,500,000 shares of common stock, plus the number of shares of common stock available for issuance under the 2015 Plan, including the shares of common stock subject to outstanding awards under the 2015 Plan in accordance with the provisions of the 2017 Plan. Any shares granted as (i) stock options or SARs will be counted against this limit as one share for each share and (ii) awards, other than stock options or SARs, will be counted against this limit as 2.3 shares for each share granted. Any shares related to awards which terminate by expiration, forfeiture, cancellation or otherwise or are exchanged in the Compensation Committee’s discretion for awards not involving common stock, will be available again for grant under the plan and shall not be counted against the shares authorized under the plan. Shares of common stock (i) tendered in payment of the exercise or base price of an option or SAR, as applicable, (ii) not issued upon the settlement of SARs, (iii) tendered or withheld by the Company in payment of taxes, (iv) repurchased using option exercise proceeds, or (v) not issued or delivered as a result of the net settlement of an option or SAR will not be added back to the authorized share pool. Awards that are settled in cash will not be counted against the authorized share pool.

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AGENDA ITEM 6.

APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

Limitations on Awards.  Subject to the terms of the 2017 Plan, no participant may be granted, in any one calendar year:

•	Options or SARs for more than 2,000,000 shares;

•	Performance-based awards (payable in shares) for more than 1,000,000 shares, based on a maximum award level on the date of grant; and

•	Performance-based awards (payable in cash) for more than $10,000,000, based on a maximum award level on the date of grant.

In addition, no eligible non-employee Director may be granted, in any one calendar year, awards with an aggregate maximum value, calculated as of the date of grant, of more than $500,000.

The maximum number of shares that may be awarded under the 2017 Plan as options that are intended to qualify as incentive stock options under the Code is 25,500,000 shares.

Administration.  For purposes of administration, the 2017 Plan is deemed to consist of three separate stock incentive plans: (i) a non-executive officer participant plan (the “Non-Executive Officer Plan”), which is limited to participants in the 2017 Plan who are not subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) the executive officer participant plan (the “Executive Officer Plan”), which is limited to participants in the 2017 Plan who are officers of the Company subject to Section 16(a) of the Exchange Act; and (iii) a non-employee Director participant plan (the “Non-Employee Director Plan”), which is limited to non-employee Directors of the Company. Except for administration and the category of participants eligible to receive awards thereunder, the terms of the Non-Executive Officer Plan and the Executive Officer Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options, SARs, restricted stock awards and restricted stock units. With respect to administration,

•

The Non-Executive Officer Plan is administered by the Compensation Committee of the Board (the “Committee”), which may delegate its authority to the Company’s Chief Executive Officer and other employees, in accordance with the terms of the 2017 Plan and as permitted by applicable law, rules and regulations.

•	The Executive Officer Plan is administered exclusively by the Committee.

•

The Non-Employee Director Plan is administered by the Committee, except that the Board has the exclusive power to (i) select eligible non-employee Directors who may participate in the 2017 Plan and (ii) determine the number of shares subject to applicable awards.

The Committee currently consists of three independent Directors, each of whom is an “outside director” within the meaning of Section 162(m).

Eligibility for Participation.  The Committee has the authority to select the employees of the Company or any subsidiary or affiliate of the Company who are eligible to participate in the 2017 Plan, including executive officers. In addition, non-employee Directors are eligible to participate in the 2017 Plan. As of March 10, 2017, approximately 2,300 employees (including six executive officers) and all eight non-employee Directors are eligible to participate in the 2015 Plan, and the Company anticipates that a similar number and classes of participants will be eligible to participate in the 2017 Plan.

91	Commitment Runs Deep

AGENDA ITEM 6.

APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

Types of Awards.  The 2017 Plan authorizes the grant of the following types of awards:

•	options intended to qualify as “incentive stock options,” or ISOs, under Section 422 of the Code, which may be granted only to employees of the Company;

•	nonqualified stock options (NQSOs);

•	stock appreciation rights (SARs);

•	restricted stock;

•	RSUs;

•	Canadian RSUs;

•	performance units; and

•	performance-based awards, which means a restricted stock award, RSU award, Canadian RSU award, or performance unit that is intended to be “performance-based compensation” under Section 162(m).

Options.  The Committee may grant awards under the plan in the form of options to purchase shares of our common stock. Options may be either nonqualified stock options or options intended to qualify as “incentive stock options” under Section 422 of the Code, provided that only employees of the Company may be granted ISOs. Each option will be designated in the applicable award agreement as either an ISO or NQSO. Notwithstanding such designations, to the extent that an option does not qualify as an ISO, it will be treated as a NQSO. The Committee will have the authority to determine the terms and conditions of each option, the number of shares subject to the option, and the manner and time of the option’s exercise, which terms and conditions will be set forth in the applicable award agreement.

The exercise price of an option may not be less than the fair market value per share of our common stock on the date of grant. In the case of an ISO granted to a 10% or greater stockholder, the per share exercise price may not be less than 110% of the fair market value per share on the date of grant. The fair market value of shares of common stock subject to options is determined by the closing price as reported on the NYSE.

A participant may pay the exercise price of an option in cash, check or equivalent, in shares of the Company’s common stock, provided that the exercise price (including required withholding taxes) may be paid using shares of the Company’s common stock only to the extent that it would not result in an adverse accounting charge for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee, by the withholding of shares of the Company’s common stock subject to the exercisable option which have a fair market value on the date of exercise equal to the exercise price, or by a combination of the foregoing or such other method as the Committee may approve (e.g., by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee). Unless sooner terminated, the stock options granted under the plan expire eight years from the date of grant. The 2017 Plan provides that options may not vest prior to the first anniversary of the grant date; provided, however, that this limitation shall not apply (i) to substitute awards, (ii) to options to purchase up to 5% of the shares of common stock authorized for issuance under the 2017 Plan, (iii) in the case of termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (iv) in the case of the occurrence of a Change in Control Event.

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2017 LONG-TERM INCENTIVE PLAN (cont’d)

Stock Appreciation Rights.  The Committee may grant awards under the 2017 Plan in the form of SARs. A SAR permits the participant to receive an amount (in cash or common stock) equal to the number of SARs exercised by the participant multiplied by the excess of the fair market value of common stock on the exercise date over the exercise price. The exercise price of SARs granted under the 2017 Plan cannot be less than the fair market value of a share of common stock on the date the SAR is granted. The Committee will have the authority to determine the terms and conditions of each SAR, the number of shares subject to the SAR, and the manner and time payment of amounts attributable to a SAR. SARs may be granted on a stand-alone basis or in tandem with option awards, provided that in the case of tandem awards, upon the participant’s election to exercise one such award, the other tandem award will automatically be terminated.

The 2017 Plan provides that no portion of the SARs may vest prior to the first anniversary of the grant date, except in the case of (i) death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (ii) the occurrence of a Change in Control Event.

Restricted Stock Awards.  Shares of restricted stock awarded under the 2017 Plan will be subject to the terms, conditions, restrictions and/or limitations, if any, that the Committee deems appropriate, including restrictions on continued employment. Restricted stock awards may constitute performance-based awards. At the Committee’s discretion, dividends or other distributions with respect to a restricted stock award may be withheld by the Company and credited to a participant’s account; provided, however, that any dividends or other distributions with respect to awards vesting based on performance will only vest if the underlying award vests as determined by the Committee.

Restricted stock awards that vest based on a participant’s continued employment cannot vest prior to the first anniversary of the grant date, and may vest thereafter in one-third increments over the three years following the grant date, except in the event of (i) termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (ii) a Change in Control Event. This limitation on vesting also does not apply to substitute awards or awards to purchase up to 5% of the shares of common stock authorized for issuance under the 2017 Plan. Restricted stock awards granted to non-employee Directors cannot vest earlier than the first anniversary of the grant date, except in the event of (i) termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or (ii) a Change in Control Event.

Restricted stock awards that vest based upon performance conditions require, except in the event of (i) termination due to death, disability, retirement or involuntary termination of employment or service without cause or on account of good reason or (ii) a Change in Control Event, that the performance period be at least twelve months.

Restricted Stock Unit Awards.  RSUs generally are similar to restricted stock unit awards, except that no shares of common stock are actually awarded to the participant on the grant date. The Committee will determine the applicable restriction period(s) that apply to the shares of common stock covered by each award of RSUs. At the end of the applicable restriction period, the restrictions imposed by the Committee will lapse and the award will be paid in cash, shares of common stock, or a combination of both, as set forth in the applicable award agreement. During the restriction period, participants will not have any rights as a stockholder of the Company with respect to the RSUs, and

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APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

will have no right to vote such RSUs. The Committee may authorize the payment of dividend equivalents on such RSUs, either in cash or in additional shares of common stock; provided, however, dividend equivalents with respect to an RSU will not be paid to a participant unless and until the underlying RSU award vests. Any such dividend equivalent on RSUs will be subject to the same restrictions on transferability as the shares underlying the RSU, and, if such shares are forfeited, the participant shall have no right to such dividend equivalents.

RSUs are subject to the same vesting restrictions as set forth above relating to restricted stock awards.

Canadian Restricted Stock Units.  The Committee may authorize the establishment of a trust for purposes of administering the grant of Canadian RSUs to employees of our Canadian subsidiaries and affiliated entities who perform the majority of their employment duties in Canada. The Canadian RSUs will have substantially the same after-tax effect for Canadian employees as the restricted stock awards described above have on United States employees. Cash contributions will be made to the trust in amounts that approximate the value of units awarded to participants. The trust will be authorized to purchase shares of our common stock on the open market for use in settling the Canadian RSUs granted under the 2017 Plan. Upon vesting, the trustee of the trust would distribute the shares of our common stock that have been allocated to a participant’s account. Due to restrictions in the Canadian Income Tax Act, the term of a Canadian RSU must be limited to three years. The Committee may authorize the Company or its Canadian subsidiaries or affiliates to grant an additional award to a participant equal to the dividend that a participant would have received had the award been made with shares of common stock, rather than Canadian RSUs.

Canadian RSUs are subject to the same vesting restrictions as set forth above relating to RSU and restricted stock awards.

Performance Units.  The 2017 Plan permits grants of performance units, which are rights to receive cash or common stock based upon the achievement of performance goals established by the Committee. Such awards are subject to the fulfillment of conditions that may be established by the Committee, including performance targets for each award for a period of no less than one year, except in the case of (i) termination due to death, disability, retirement or involuntary termination of employment or service without cause or on account of good reason or (ii) the occurrence of a Change in Control Event. Each award will state the value of each performance unit that is payable upon achievement of the applicable performance goals. Awards may be paid out in cash or common stock, as determined in the sole discretion of the Committee. Performance units may constitute performance-based awards.

Performance-Based Awards

Generally.  The Committee may determine that a restricted stock award, RSU, Canadian RSU or performance unit granted to an employee will be considered “performance-based compensation” under Section 162(m) (“Performance-Based Awards”). Performance-Based Awards will be based on achievement of one or more of the business criteria described below.

Business Criteria.  The Committee will use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before

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APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including, but not limited to, cash flow before balance sheet changes, free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including, but not limited to, income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to, return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to, acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total stockholder return; comparative stockholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of oil, gas and/or other similar energy commodity reserves; costs of finding oil, gas and/or other similar energy commodity reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas, oil and/or other energy commodity production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns.

These performance goals may be measured on an absolute or relative basis and may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary entity. Performance may also be measured in on an aggregate or per-share basis. Performance goals may differ among participants.

To the extent permitted by Section 162(m), in setting the business criteria with respect to Performance-Based Awards, within the period prescribed in the 2017 Plan, the Committee may provide for appropriate adjustment as it deems appropriate, including, but not limited to, one or more of the following items: asset write-downs; litigation or claim judgments or settlements (including, without limitation, any tax settlement with a tax authority); the effect of changes in tax law, changes in accounting principles or other laws or principles affecting reported results; changes in commodity prices; currency fluctuations and/or foreign exchange gains or losses; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; expenses for productivity

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AGENDA ITEM 6.

APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

initiatives; items attributable to any stock dividend, stock split, combination or exchange or stock occurring during the performance period; stock compensation costs and other non-cash expenses; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; financing activities; impairment charges related to goodwill or other intangible assets; unrealized gains or losses on investments in debt and equity securities; any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; pension curtailment or settlement charges; any infrequent and/or non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements, in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year, including but not limited to acquisition or merger and integration costs, and/or in a press release or conference call, publicly announced by the Company, relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; and any other specified non-operating items as determined by the Committee in establishing the business criteria.

Establishment of Performance Goals.  With respect to Performance-Based Awards, the Committee will establish in writing, no later than the earlier of (i) ninety (90) days after the commencement of the applicable performance period or (ii) the date on which twenty-five percent (25%) of such performance period has been completed (or such other date as may be required or permitted under Section 162(m)): (a) the business criteria applicable to a given period, (b) the method for computing the amount of compensation payable to the participant if such business criteria is achieved and (c) the individual employees or class of employees to which such performance goals apply.

Certification of Performance.  As soon as administratively practicable following the completion of the performance period, and on or prior to March 15 of the year following the year in which the performance period ends, the Committee will certify, in writing, the actual levels at which the objective business criteria applicable to Performance-Based Award for that period (and other material terms) have been attained and determine, on the basis of such certified levels, the actual amount to be paid to each participant for that performance period.

Modification of Performance-Based Awards.  The Committee may, in its discretion, reduce or eliminate any amount that otherwise would be payable based on the certified level of applicable performance goals, consistent with any objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion in order to qualify such award as performance-based.

Death, Disability or Other Circumstances.  The Committee may provide in an award agreement that that Performance-Based Awards will be payable, in whole or in part, in the event of the participant’s death or disability, or under other circumstances that would not cause a Performance-Based Award to be non-compliant with the requirements of Section 162(m).

Clawback and Company Policies.  The 2017 Plan includes a recoupment, or “clawback” provision, that makes all awards under the plan subject to any applicable clawback or recoupment policy of the Company that is required by applicable law or any applicable securities exchange listing standards and/or that is otherwise adopted by the Board from time to time. The Board shall have the discretion to determine whether Company shall effect any such recovery by, among other methods, seeking repayment from the participant or reducing the amount that would otherwise be payable to the participant under any compensation plan, program or arrangement maintained by the Company. By accepting awards under the 2017 Plan, participants agree and acknowledge that they

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AGENDA ITEM 6.

APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under the 2017 Plan subject to clawback pursuant to any applicable law, government regulation, securities exchange listing standard or policy of the Company. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid to a participant’s accounts, or pending or future compensation awards.

All awards granted under the 2017 Plan also will be subject to any share trading policies and other policies that may be implemented by the Board or the Company from time to time.

Amendments to the 2017 Plan

The Board may amend the 2017 Plan at any time. The Board may not, however, without stockholder approval:

•	adopt any amendment that would increase the maximum number of shares that may be granted under the 2017 Plan (except for certain anti-dilution adjustments);

•	materially modify the 2017 Plan’s eligibility requirements; or

•	materially increase the benefits provided to participants under the 2017 Plan.

The Board may amend the 2017 Plan in such a manner it deems appropriate in the event of a change in applicable law or regulations.

Amendments to Awards

Subject to the terms of the 2017 Plan including, without limitation, the re-pricing prohibitions relating to options and SARs, the Committee may, at any time, unilaterally amend the terms of an award, whether or not exercisable or vested, to the extent it deems appropriate. However, that any amendments that are materially adverse to a participant’s rights require the participant’s consent.

Change in Control Event

The treatment of outstanding awards upon a change of control depends on whether or not the awards are assumed by the entity effecting the change of control.

•

Awards assumed by successor entity. Upon the occurrence of a Change in Control Event (as such term is defined in the 2017 Plan), any awards made thereunder that are assumed (as such term is defined in the 2017 Plan) generally will continue to vest and become exercisable in accordance with the terms of the original grant. However, if during the two-year period commencing on the date of the Change in Control Event, the participant (i) is involuntary terminated other than for “cause” or (ii) terminates his or her employment for “good reason” (as such terms are defined in the 2017 Plan), (a) any outstanding options and SARs will become fully vested and exercisable and (b) any time-based vesting restrictions that apply to previously-granted awards will lapse. All performance-based awards will be converted into replacement time-based vesting awards that preserve the trend or actual value of such awards based on the level of actual performance as certified by the Committee at the time of the Change in Control Event.

•	Awards not assumed by successor. Upon the occurrence of a Change in Control Event where awards granted under the 2017 Plan have not been assumed by the successor entity, (i) any

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APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

outstanding options and SARs will become fully vested and exercisable, (ii) any time-based vesting restrictions that apply to previously-granted awards will lapse, and (iii) any performance-based awards will be determined and deemed to have been earned as of the date of termination on a pro-rated basis, with such pro-ration based upon an assumed achievement of all relevant performance goals at a target level and payable to such participant based on the length of time within the applicable performance period that has lapsed prior to the Change in Control Event.

Automatic Adjustment Features

Subject to the terms of the 2017 Plan, the 2017 Plan provides for the automatic adjustment of the number and kind of shares available and subject to outstanding awards thereunder in the event (i) our common stock is changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another entity, (ii) the number of shares of our common stock is increased through a stock dividend, or (iii) rights or warrants to purchase the Company’s securities are issued to holders of all outstanding common stock. The 2017 Plan also provides that the Committee may adjust the number of shares available and subject to outstanding awards thereunder if the Committee, in its discretion, determines that such change equitably requires such an adjustment.

U.S. Federal Tax Treatment

The following is a brief summary of the principal United States federal income tax consequences applicable to the Company and participants in the 2017 Plan, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice, and does not describe state, local or foreign tax consequences. The 2017 Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974, or ERISA, and is not qualified under Section 401(a) of the Code.

Incentive Stock Option Grant/Exercise.  Options issued under the 2017 Plan and designated as incentive stock options are intended to qualify as such under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, a participant who is granted an incentive stock option does not recognize any taxable income at the time of grant or at the time of exercise (provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax). Similarly, we are not entitled to a deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option or one year from the date of the exercise of such shares by the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, we will not be entitled to any deduction for federal income tax purposes. If these holding period requirements are not met, then, upon such “disqualifying disposition” of the common stock, the participant will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price, limited to the gain on sale. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, we generally will be entitled to a tax deduction in the same amount. If an incentive stock option is exercised at a

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APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Nonqualified Stock Option and Stock Appreciation Right Grant/Exercise.  A participant who is granted a nonqualified stock option or stock appreciation right does not recognize taxable income at the time of grant. Taxable income recognition by the participant occurs at the time of exercise in an amount equal to the difference between the market value of the shares on the date of exercise and the exercise price of the shares. We are entitled to a corresponding deduction for the same amount. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the participant will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised, and long-term if the common stock was held more than 12 months as of the sale date.

Restricted Stock Awards.  A participant who has been granted an award in the form of restricted stock will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will recognize taxable income (and have tax basis in the shares) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and we will be entitled to a corresponding deduction. The participant may elect to include the value of his restricted stock award as income at the time it is granted under Section 83(b) of the Code, within 30 days following the grant of the restricted stock award, and we will take a corresponding income tax deduction at such time. A participant who makes a Section 83(b) election will recognize ordinary taxable income on the grant date equal to the fair market value of the shares as if the shares were unrestricted. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made a Section 83(b) election, the holding period commences on the date of the grant.

Restricted Stock Units.  A participant who has been granted an award in the form of restricted stock units will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will recognize taxable income in an amount equal to the fair market value of the shares at such time and we will be entitled to a corresponding deduction. If the participant is an employee, the participant will be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though the recipient of restricted stock units has not received payment with respect to such units at such time. However, no additional Social Security or Medicare taxes will be due when such payment is made (even if that the market value of the underlying shares has increased). If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

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APPROVE THE DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN (cont’d)

Section 162(m) of the Code.  Section 162(m) precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its principal executive officer and any of its three other most highly compensated officers. However, compensation that qualifies under Section 162(m) as “performance-based” is specifically exempt from the deduction limit. Compensation expense generated in connection with the exercise of stock options and stock appreciation rights granted under the plan and with respect to Performance-Based Awards is intended to qualify as performance-based compensation that is not subject to the $1,000,000 deduction limitation imposed by Section 162(m). The Committee may, to remain competitive in the marketplace for talent and other reasons, approve stock options, stock appreciation rights, Performance-Based awards and other awards under the 2017 Plan that cannot be deducted.

Section 280G of the Code.  If a change of control (i) causes awards under the 2017 Plan to accelerate vesting or (ii) is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company’s deductions under Section 280G of the Code.

Section 409A of the Code.  Section 409A of the Code (“Section 409A”) potentially applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to tax-qualified retirement plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A (or satisfy an exception thereto), the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

Awards of stock options, stock appreciation rights, restricted stock units, performance units and other stock-based awards under the 2017 Plan may, in some cases, result in a deferral of compensation that is subject to the requirements of Section 409A. Awards under the 2017 Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A generally does not impose any penalties on us and does limit our deduction with respect to compensation paid to a participant.

New Plan Benefits

To date, no awards have been made under the 2017 Plan. As future awards will be established in the discretion of the Committee and the Board, the recipients and amounts of future awards are not determinable at this time.

Because our executive officers and non-employee Directors are eligible to receive awards under the 2017 Plan, they may be deemed to have a personal interest in the approval of this Proposal 6.

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AGENDA ITEM 7.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PUBLIC POLICY ADVOCACY RELATED TO

ENERGY POLICY AND CLIMATE CHANGE

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Whereas:  The Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, confirmed in 2013 that warming of the climate is unequivocal and human influence is the dominant cause. Extreme weather events have caused significant loss of life and billions of dollars of damage. Many investors are deeply concerned about existing and future effects of climate change on society, business and our economy.

The IPCC estimates that a 50% reduction in greenhouse gas emissions globally is needed by 2050 (from 1990 levels) to stabilize global temperatures, requiring a U.S. target reduction of 80%.

Urgent action is needed to achieve the required emissions reductions. We believe the U.S. Congress, Administration as well as states and cities, must enact and enforce strong legislation and regulations to mitigate and adapt to climate change, reduce our use of fossil fuels and move us to a renewable energy future.

Accordingly, we urge companies in the energy sector to review and update their public policy positions on climate.

Investor concern about climate lobbying is growing. The Principles for Responsible Investment (PRI) recently published “Investor Expectations on Corporate Climate Lobbying.” Endorsed by investors with $4 trillion in AUM, the statement calls on companies to insure their public policy advocacy supports efforts to mitigate and adapt to climate change.

The public perception is that oil and gas companies often oppose laws and regulations addressing climate change or renewable energy.

Consequently, company political spending and lobbying on climate or energy policy, including through third parties, is increasingly scrutinized. For example, investors question companies’ public policy advocacy through the U.S. Chamber of Commerce, which often obstructs progress on climate-related legislation and in 2015 sued the EPA attempting to block its climate change initiative, the Clean Power Plan.

In contrast, in October 2015 ten of the world’s oil companies, including BP and Shell, called publicly for strong global climate goals and supported reducing their Greenhouse Gas emissions.

Resolved: Shareholders request that the Board commission a comprehensive review of Devon’s positions, oversight and processes related to public policy advocacy on energy policy and climate

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AGENDA ITEM 7.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PUBLIC POLICY ADVOCACY RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

change. This would include an analysis of political advocacy and lobbying activities, including indirect support through trade associations, think tanks and other nonprofit organizations. Shareholders also request that Devon prepare (at reasonable cost and omitting confidential information) a report describing the completed review.

Supporting Statement:

We recommend that this review include:

•	Whether Devon’s current company positions on climate legislation and regulation are consistent with the reductions deemed necessary by the IPCC;

•	The level of Board oversight of the company’s public policy advocacy on climate;

•	Direct and indirect expenditures (including dues and special payments) for issue ads designed to influence elections, ballot initiatives or legislation related to climate changes;

•	How Devon follows and analyzes climate research pertinent to oil companies and whether management engages with scientists and climate experts; and

•	Proposed actions to be taken as a result of the review.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on public policy advocacy related to energy policy and climate change.

Opposition Statement of the Company:  This proposal requests that the Board of Directors commission a review of the Company’s positions, oversight and processes related to public policy advocacy on energy policy and climate change and authorize the preparation of a report describing such review. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We are committed to conducting our business lawfully, ethically and in a socially and environmentally responsible manner. We also believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors agrees with the stockholder proponents regarding the importance of reducing greenhouse gas emissions. However, the Board of Directors believes that the Company’s current positions on climate matters are adequate and accessible and our oversight and processes related to those positions are significant and thoughtful. Indeed, we currently provide extensive disclosures regarding our lobbying practices and policies. In light of this, we believe the review requested by this proposal and the preparation and publication of a report would be an unnecessary and unproductive use of the Company’s resources.

Our policies relating to environmental stewardship are available on our corporate website at www.devonenergy.com. As set forth in the Company’s Environmental, Health and Safety Philosophy, we are committed to understanding our relationship to the environment, preventing pollution and reducing greenhouse gas emission intensity through energy efficiency improvements and by employing economically feasible reduction technologies.

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AGENDA ITEM 7.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PUBLIC POLICY ADVOCACY RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

All lobbying activities conducted by the Company and its employees must comply with applicable law and our Code of Business Conduct and Ethics, which is also available through our corporate website. Devon’s Political Contributions and Activities Policy, which is included in our Code of Business Conduct and Ethics, sets forth the general requirements for Devon’s lobbying activities. As noted in the Political Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs oversees the Company’s lobbying practices and procedures.

The Company makes extensive disclosure of its lobbying activity. Nearly nine years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased required disclosure of lobbying activities. Pursuant to these laws, we provide (a) quarterly reports on the aggregate amount that is spent on lobbying activities and the bill numbers of lobbied legislation and (b) semi-annual reports on political action committee contributions, charitable contributions, and expenses relating to meetings, conferences, and awards of certain officials. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law in states in which we operate, including New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

We do not directly influence how the trade associations to which we contribute spend money for lobbying purposes, nor is lobbying our only purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends.

In short, our Board of Directors believes that the proposal serves no benefit given our current policies and lobbying disclosures.

Our stockholders have agreed with the Board’s position. A similar proposal was presented at our 2016 Annual Meeting, and received only 21% of the votes cast. The Board of Directors believes this indicates that our stockholders support the Company’s current policies and practices.

The Board of Directors believes that the Company’s existing positions and processes related to public policy advocacy are appropriate and information about them is easily accessible. The Board of Directors also believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal would destroy that balance, resulting in the waste of expenses and corporate resources without materially enhancing disclosure. The Board of Directors believes that our current policies and disclosures, along with the processes described above are appropriate and in the best interests of the Company and our stockholders.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on public policy advocacy related to energy policy and climate change.

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR AN ASSESSMENT ON THE

IMPACT OF GLOBAL CLIMATE CHANGE POLICIES

The Company has been notified by a stockholder that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponent of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Two Degrees Scenario Analysis

WHEREAS:

Global action on climate change is accelerating. In November 2016 the Paris Agreement entered into force and its objective of limiting global average temperature rise to well below 2 degrees Celsius has already begun to shape international, regional and local policy decisions.

Action to address climate change is likely to have a negative impact on demand for oil. The IEA forecasts that electrification of transport will play a critical role in achieving required greenhouse gas reductions. FitchRatings, Wood Mackenzie, Bloomberg, Statoil and Royal Dutch Shell have all recently predicted that increased growth in electric vehicles could result in significant demand reduction or even peak demand for oil as early as the 2020s.

As long-term shareholders in Devon Energy, we are concerned about whether Devon is taking steps necessary to generate continued value for shareholders as energy demand and energy policies change.

Devon recognized in its 2014 10-K filing to the Securities and Exchange Commission that “[c]hanges in or additions to public policy regarding the protection of the environment could have a significant impact on our operations and profitability.” A quarter of our company’s reserves are located in the oil sands of Canada, a high-cost region whose government recently established a cap on greenhouse gas emissions. Nonetheless, Devon has not presented any analysis of how its portfolio of assets and planned capital expenditures performs under a 2 degrees scenario.

The need for extractive companies to provide disclosure on the resilience of their portfolios in light of recent climate change policies and technological trends is well established. BP, ConocoPhillips, Royal Dutch Shell, Statoil, Suncor, and Total have endorsed 2 degrees scenario analysis. The Financial Stability Board’s Task Force on Climate Related Financial Disclosures has indicated that it favors such analysis. Major asset managers (e.g. BlackRock, State Street Global Advisors) have called for improved climate risk disclosures. In the credit market, Moody’s Global Ratings reports that it will now include low demand scenarios in its ratings analysis of companies in high-risk sectors such as the energy industry, and Fitch has warned the industry to prepare for “radical change.”

Yet our company has almost no disclosure on this critical issue. This resolution aims to ensure that Devon fully evaluates and mitigates risk to the viability of its assets under a 2 degree scenario.

RESOLVED: Shareholders request that beginning in 2018, with board oversight, Devon publish an annual assessment of the long-term portfolio impacts of global climate change policies, at

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR AN ASSESSMENT ON THE

IMPACT OF GLOBAL CLIMATE CHANGE POLICIES (cont’d)

reasonable cost and omitting proprietary information. The report should analyze the impacts on Devon’s portfolio of oil and gas reserves and resources in a scenario in which reduction in demand results from technological innovation, carbon restrictions and related rules or commitments adopted by governments consistent with the globally agreed upon 2 degree target. The report should assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond and address the range of financial risks associated with such a scenario.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for an assessment on the impact of global climate change policies.

Opposition Statement of the Company:  This proposal requests that the Board of Directors authorize an annual assessment of the long-term portfolio impacts to the Company of global climate change policies. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

Our Board of Directors believes that information regarding risks associated with climate change is already available to stockholders through the Company’s current disclosures and that such a report would be costly, duplicative and likely to include proprietary data and plans.

Information regarding risks associated with climate change is already available to stockholders through the Company’s required and voluntary disclosures.

The proposal requests that the Company provide an annual “assessment of long term portfolio impacts of public climate change policies.” As a highly regulated business subject to extensive disclosure requirements pursuant to the rules and regulations of the SEC, Devon already provides disclosure in its public filings with the SEC that covers significant aspects of the information requested in the proposal. Among other disclosure requirements, SEC Regulation S-K, Items 101 (Description of Business), 103 (Legal Proceedings), 303 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 503(c) (Risk Factors) call for information responsive to the proposal. In Commission Guidance Regarding Disclosure Related to Climate Change, Exchange Act Release No. 61469 (Feb. 2, 2010), the SEC underscored the possible need to include climate change disclosure in the Regulation S-K items referenced above. Indeed, the “Climate Change” item in the Risk Factors section of our Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K”), discussed the potential effects of climate change on our operations as a result of taxation, regulation and decreased demand for carbon-based fuels. Additionally, the “Business and Properties” section of our Form 10-K specifically discloses that “[w]e have been able to plan for and comply with environmental . . . initiatives without materially altering our operating strategy or incurring significant unreimbursed expenditures,” and that while we cannot predict our future exposure to such matters with any reasonable degree of certainty, “our capital expenditures and operating expenses related to the protection of the environment . . . have increased over the years and may continue to increase.”

Finally, pursuant to Item 1202 of Regulation S-K, we are required to make specified disclosures about our reserves, and any third party who audits our reserves is required to disclose in its reserves report a discussion of the possible effects of regulation on our ability to recover the estimated reserves. In short, we already address and publicly disclose in our SEC filings the data that would appear in any report sought by the proposal.

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR AN ASSESSMENT ON THE

IMPACT OF GLOBAL CLIMATE CHANGE POLICIES (cont’d)

To the extent that changes in climate policy create material risks to the financial performance of the Company, those risks will continue to be addressed in the ordinary course through the Company’s public filings. The Company’s Form 10-K discusses certain relevant risks and matters including:

•

Environmental laws and regulations at the federal, state, provincial, tribal and local levels and the past and potential future costs of complying with these laws and regulations, related remediation efforts and otherwise fulfilling commitments to the environment;

•

The volatility of oil, gas and NGL prices, potential effects of a downward price movement, and factors that may influence prices, including governmental regulations and conservation and environmental protection efforts;

•	The potential for public policy, including laws, rules and regulations, to change and the Company’s inability to predict changes; and

•	Specific risks associated with climate change policies, including cap-and-trade or carbon tax programs and potentially decreased demand due to such policies.

In addition to required disclosures in SEC filings, the Company periodically publishes Corporate Social Responsibility (“CSR”) reports, which are publicly available on our website at www.devonenergy.com. The most recent report, the “2016 Corporate Social Responsibility Report,” provides detailed information directly responsive to the proposal with regard to the “resilience of the company’s full portfolio of reserves and resources,” and sets forth several of the Company’s initiatives aimed at producing energy in environmentally responsible ways. For example, the Company is pioneering new applications and technology to open vast new sources of natural gas from shale rock formations, and doing so with a focus on sustainability through emissions transparency and investments in water stewardship.

Devon has also engaged in extensive research and development over the past several years to expand its future resources by introducing new technologies and upgrading existing operations to reduce emissions from production. For example, Company initiatives have included the following:

•	Installation of new and improved valves in 700 wells in Wyoming, Oklahoma and Texas that will result in a major reduction in methane emissions, equal to removing more than 13,000 cars from the road;

•	Introduction of an advanced early production process at several of our sites, allowing the capture of natural gas that would otherwise be lost to the atmosphere;

•

Conducting research into new techniques such as mixing solvents with the steam we inject into oil sands reservoirs in order to potentially reduce the need for steam and lower fuel consumption and emissions;

•	Experimenting with the use of oxygen-enriched air to help the combustion chambers we use to generate steam burn hotter, thereby allowing us to produce more steam while burning less gas; and

•

Developing ways to capture heat energy left over from the gravity drainage process, allowing us to save energy by reducing our demand for electricity from the power grid and reduce greenhouse gas emissions from secondary power generation sources.

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR AN ASSESSMENT ON THE

IMPACT OF GLOBAL CLIMATE CHANGE POLICIES (cont’d)

For ten years, Devon has voluntarily reported information responsive to the proposal by participating in the Carbon Disclosure Project’s (“CDP”) annual survey of emission reduction activities among oil and natural gas producers and the CDP’s water survey. As part of this disclosure, for each identified risk, Devon reports estimated financial implications, methods for management of the risk and costs of management. Devon’s responses to these surveys are available through the Carbon Disclosure Project’s website at https://www.cdp.net.

The requested report would be costly, duplicative and likely to include proprietary data and plans.

We believe that the proposal would require the Company to engage in pure speculation on matters outside of its control far into the future, including the request to “assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond.” SEC regulations that mandate how reserves are valued and how risks related to those reserves must be disclosed require that undeveloped proved reserves must have a plan to be developed within the next five years. In contrast, the proposal would have us consider risks and opportunities related not only to undeveloped proved reserves, but unproved reserves and theoretical future reserves decades into in the future. There is no “reasonable cost” for conducting such an assessment. A long-term report would necessarily include the Company’s exploratory intentions and technical rationale for activity in other geographical basins, information that could be valuable to our competitors. We do not believe it to be in the stockholders’ best interests to expend corporate funds and employee time engaging in unmitigated speculation.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for an assessment on the impact of global climate change policies.

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AGENDA ITEM 9.

STOCKHOLDER PROPOSAL FOR A REPORT

ON LOBBYING POLICY AND ACTIVITY

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Whereas, we believe in full disclosure of Devon’s direct and indirect lobbying activities and expenditures to assess whether Devon’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders of Devon Energy Corporation (“Devon”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Devon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Devon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation, and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Devon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state, and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Devon’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation. Devon spent $3.94 million in 2014 and 2015 on direct federal lobbying (opensecrets.org). This figure does not include lobbying expenditures in states, where Devon also lobbies but disclosure requirements are uneven or absent. Devon’s lobbying over Oklahoma earthquakes has attracted media scrutiny (“Who’s at Fault? How the State’s Stance Linking Injection Wells and Seismicity Changed,” Enid News, September 27, 2015).

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AGENDA ITEM 9.

STOCKHOLDER PROPOSAL FOR A REPORT

ON LOBBYING POLICY AND ACTIVITY (cont’d)

Devon belongs to the National Association of Manufacturers and the American Petroleum Institute, which together spent over $46 million lobbying in 2014 and 2015. However, Devon does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. Nor does Devon disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as its membership in the American Legislative Exchange Council (ALEC). Over 100 companies have publicly left ALEC, including Ameren, ConocoPhillips and Occidental Petroleum.

Absent a system of accountability and disclosure, corporate assets may be used for objectives that pose risks to the company. For example, Devon has previously made undisclosed political payments to the Wisconsin Club for Growth (“How Corporate Political Spending Will Stay Secret in Wisconsin,” PR Watch, January 9, 2016). We are concerned that Devon’s current lack of lobbying disclosure presents reputational risk. Transparent reporting would reveal whether company assets are being used for objectives contrary to Devon’s long-term interests.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on lobbying policy and activity.

Opposition Statement of the Company:  This proposal requests the Board of Directors to authorize the preparation of an annual report disclosing the Company’s lobbying policies, procedures and practices. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business and part of the Company’s role in our pluralistic, democratic society. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors agrees with the stockholder proponents regarding the importance of transparency and accountability with respect to the use of corporate funds, but believes that the Company’s current disclosures regarding lobbying practices and procedures are significant, adequate and accessible.

In 2007, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased overall required disclosure of lobbying activities. Pursuant to these laws, we provide (a) quarterly reports on the aggregate amount spent on lobbying activities and the bill numbers of lobbied legislation and (b) semi-annual reports on political action committee contributions, charitable contributions and expenses relating to meetings, conferences and awards of certain officials. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also comply with the lobbying disclosure regimes in New Mexico, Texas, Wyoming and Oklahoma, and our disclosures in those states are publicly available through state websites.

In addition to making required disclosures and complying with applicable laws, the Company’s political activities are subject to thorough internal review and oversight. Devon has adopted a Code of Business Conduct and Ethics, which is available through our corporate website at www.devonenergy.com. The Code includes a Political Contributions and Activities Policy that sets forth the general requirements for the Company’s lobbying activities. As noted in the Political

109	Commitment Runs Deep

AGENDA ITEM 9.

STOCKHOLDER PROPOSAL FOR A REPORT

ON LOBBYING POLICY AND ACTIVITY (cont’d)

Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs oversees the Company’s lobbying practices and procedures and must provide prior approval for lobbying activities.

To these existing disclosure regimes and internal policies, the proposal would add its own extensive requirements, with its own terminology and its own definitions. The Company would need to devote substantial additional resources in order to comply with the proposal’s requirements, while at the same time not being relieved of any of its obligations under existing laws. Given the existing disclosure regimes and our internal policies, the Board of Directors believes that the proposal is unnecessary, duplicative and would not provide useful information to our stockholders.

We do not directly influence how the trade associations to which we contribute spend money for lobbying purposes, nor is lobbying our only purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends. By mandating the disclosure of certain trade association dues, adoption of the proposed policy may require the disclosure of proprietary information, which could raise competitive and business-related concerns.

The Board of Directors believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal’s requirements would tip this balance towards excessive burden and cost, resulting in the waste of valuable time and corporate resources tracking immaterial activity without materially altering the publicly available disclosure that currently exists. The Board of Directors believes that our current disclosure, along with our process described above for approval of lobbying activities, is appropriate and in the best interests of the Company and our stockholders. Our stockholders have historically agreed with this position.

In summary, this proposal seeks to subject the Company to onerous requirements that are not required by law and not required of other companies. We already comply with existing regulations on disclosure and reporting of lobbying activities, and those extensive reports are publicly available to our stockholders. We believe that preparing and publishing the additional information requested by this proposal would result in an unnecessary and unproductive use of the Company’s resources, and therefore would not be in the best interests of the Company or our stockholders.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” a report on lobbying policy and activity.

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AGENDA ITEM 10.

STOCKHOLDER PROPOSAL FOR AN ASSESSMENT OF BENEFITS AND RISKS

OF USING RESERVE ADDITIONS AS A COMPENSATION METRIC

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

BE IT RESOLVED:

Shareholders request that Devon Energy issue a report that assesses, in light of global concerns about climate-change and the resultant pressures to transition to a low carbon economy, the benefits and risks of continuing to use oil and gas reserve additions as a metric in named executives’ compensation. The report should be produced at reasonable cost and omit propriety information.

WHEREAS:

As long-term shareholders, we believe that compensation metrics should incentivize the creation of sustainable value. We further understand that the standards for sustainable value are changing as the global imperative to limit climate change becomes more urgent and energy markets transition toward a low carbon economy. Our company’s incentive compensation should reflect this global change.

The Paris Agreement to accelerate greenhouse gas reductions underscores the challenges faced by the oil and gas industry in this changing environment. Government policies to speed the transition to a low carbon economy—including fuel efficiency standards, carbon pricing, and carbon emission standards—compel new planning metrics. Similarly, low carbon market forces, including competition from cleaner technologies compel new responses.

Emphasizing these trends, in October 2016, Fitch Ratings urged energy companies to plan for “radical change.”

Shareholders are concerned that tying executive compensation to growth of oil and gas reserves, without reference to the economic viability of those reserves at varying cost and price levels, may incentivize a continued focus on reserve growth at a time when management should be planning for a changing energy economy. The incentive may inappropriately encourage the addition of reserves which are likely to become stranded in a low carbon economy. Carbon Tracker estimates oil majors’ combined upstream assets would be worth $140 billion more if restricted to projects consistent with limiting climate change to 2 degrees. This compensation incentive may also discourage management from considering innovative new strategies such as diversification. Standard and Poor’s notes that under a low price “stress scenario” associated with declining demand, the speed with which companies react and modify their strategies, including their investments, is an important potential rating consideration.

The recent volatility in oil and gas prices has only heightened the importance of management evaluating the costs and benefits of developing new oil and gas reserves, rather than simply amassing additional reserves in response to compensation incentives.

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AGENDA ITEM 10.

STOCKHOLDER PROPOSAL FOR AN ASSESSMENT OF BENEFITS AND RISKS

OF USING RESERVE ADDITIONS AS A COMPENSATION METRIC (cont’d)

Accordingly, shareholders ask the company to assess the value of continuing to tie executive compensation to growth of oil and gas reserves; whether severing the link between reserves growth and executive compensation would better reflect increasing uncertainty over climate regulation and a decarbonizing global energy market; and what metrics more closely align senior executives’ and long-term shareholders’ interests.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for an assessment of benefits and risks of using reserve additions as a compensation metric.

Opposition Statement of the Company:  This proposal requests that the Company issue a report that assesses the benefits and risks of continuing to use oil and gas reserve additions as a metric in named executives’ compensation. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

The Board of Directors believes that the Company’s compensation program is appropriately designed to align executive compensation with the long-term interests of our stockholders and that, accordingly, a study of the use of using oil and gas reserve additions as a compensation metric is unnecessary and would serve no purpose for the Company and its stockholders.

The Company already produces a “Compensation Discussion & Analysis” pursuant to the rules of the Securities and Exchange Commission that provides significant information about executive compensation and the various factors considered in making compensation decisions. The Board of Directors believes that preparation of an incremental report regarding the benefits and risks of using one particular metric is neither necessary nor likely to provide information that is useful to either the Compensation Committee of the Board of Directors (the “Committee”) or the Company’s stockholders.

The Committee is responsible for determining the appropriate compensation metrics that are considered in connection with executive compensation at the Company and reviews those metrics at least annually. The goals that are chosen are critical to the Company’s near-term performance as well as to its prospects for sustainable future growth in returns and the creation of long-term value for the Company and its stockholders. The Committee takes a balanced approach to setting performance goals so that no one factor is given too much weight.

Exploring for and developing undiscovered oil and natural gas reserves is fundamental to the Company’s business and critical to its ability to build and sustain value for its stockholders. As part of the Committee’s balanced approach to setting performance metrics for compensation decisions, oil and gas reserves additions have thus been included as one of ten distinct metrics for 2016 compensation decisions. This metric can cut both ways in determining executive compensation. While in 2015 a decline in reserves negatively impacted executive officer compensation for the year, an increase in 2016 had a positive impact. The other 2016 company performance metrics were oil and gas production, total stockholder return, pre-tax cash margin per BOE (normalized), overall value of Devon’s asset portfolio, environmental, health and safety, total capital expenditures, lease operating expenses, learning and people, and improvement of the Company’s business environment. The Committee believes these metrics, taken together as a whole, appropriately measure Company performance and align the interests of executives with the Company’s strategic objectives and long-term stockholder value.

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AGENDA ITEM 10.

STOCKHOLDER PROPOSAL FOR AN ASSESSMENT OF BENEFITS AND RISKS

OF USING RESERVE ADDITIONS AS A COMPENSATION METRIC (cont’d)

Moreover, the Company carefully measures oil and gas reserves in line with clear criteria established by SEC definitions and guidance and the Company’s own comprehensive policies. Proved oil and gas reserves include only those quantities that can be estimated with reasonable certainty to be economically producible from known reservoirs under existing economic conditions, operating methods and government regulations.

The Company’s Reserves Evaluation Group (the “Group”) is responsible for compliance in reserves bookings to internal policies and with SEC definitions and guidance. These policies require reserves estimates be made by professionally qualified reserves estimators, as defined by the Society of Petroleum Engineers. The Group reports to and is managed by our finance department and are independent of any operating division. No portion of the Group’s compensation is directly dependent on the quantity of reserves booked. The Group oversees audits and reserves estimates performed by third-party consulting firms, which audited 89% of the Company’s proved reserves in 2016. The Company also has a Reserves Committee, consisting of three independent members of the Board of Directors with relevant expertise, which provides additional oversight of the reserves estimation and certification process.

The Committee believes the use of reserves addition metrics is an important measure of the Company’s performance that should apply to all employees in the same manner in order to preserve the integrity of the Company’s incentive plans. This proposal is limited to named executive officers, which would require the Company to maintain separate compensation policies for other employees or change those policies as well.

The Committee is confident that the Company’s compensation programs are appropriate and well-aligned with our long-term strategy. The Board of Directors does not believe that a study of the benefits and risks of using reserves addition metrics in senior executive incentive compensation as described in this proposal is necessary or in the best interests of the Company.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for an assessment of benefits and risks of using reserve additions as a compensation metric.

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SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in our 2018 Proxy Statement

SEC rules permit stockholders to submit proposals to be included in our Proxy Statement if the stockholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Securities Exchange Act of 1934. For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2017 Annual Meeting of Stockholders, the proposal must be received at the address provided below by December 27, 2017.

Director Nominations for Inclusion in our 2018 Proxy Statement (Proxy Access)

Our proxy-access bylaw permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s Proxy Statement director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. For the 2018 Annual Meeting of Stockholders, notice of a proxy-access nomination must be received at the address provided below no later than December 27, 2017 and no earlier than November 27, 2017.

Other Proposals or Nominations to be brought before our 2018 Annual Meeting

Our Bylaws permit a stockholder to propose items of business and nominate director candidates that are not intended to be included in our Proxy Statement if the stockholder complies with the procedures set forth in our Bylaws. For the 2018 Annual Meeting of Stockholders, notice of such proposals or nominations must be received at the address provided below no later than March 9, 2018 and no earlier than February 7, 2018.

If the Company moves the 2018 Annual Meeting of Stockholders to a date that is more than 30 days before or after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., June 7, 2018), the Company must receive notice of such proposals no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Address for Submission of Notices and Additional Information

All stockholder nominations of individuals for election as directors or proposals of other items of business to be considered by stockholders at the 2018 Annual Meeting of Stockholders (whether or not intended for inclusion in our Proxy Statement) must be submitted in writing to our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or by email to CorporateSecretary@dvn.com.

In addition, both the proxy access and the advance notice provisions of our bylaws require a stockholder’s notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any stockholder considering introducing a nomination or other item of business should carefully review our Bylaws.

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OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
Oklahoma City, Oklahoma April 26, 2017	Carla D. Brockman Vice President Corporate Governance and Corporate Secretary

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Appendix A

Explanation and Reconciliation of Non-GAAP Financial Measures

This Proxy Statement includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used or referenced in this Proxy Statement, including reconciliations to their most directly comparable GAAP measure.

Pre-Tax Cash Margin Per BOE, Normalized

Pre-tax cash margin per BOE, normalized is a non-GAAP measure included in the Company Performance Scorecard. We define pre-tax cash margin per BOE, normalized as cash flow from operations, excluding cash flow from operations attributable to our consolidation of EnLink and adjusting for certain other items, including cash income taxes, balance sheet changes and the impact of derivative settlements. We divide the resulting pre-tax cash margin amount by our total production, and we adjust the resulting ratio for the difference between our budgeted commodity pricing assumptions and actual realized pricing as well as for the impact of foreign currency exchange. We believe these adjustments help provide a useful perspective of Devon’s upstream business performance, normalized for certain items that management has no or only limited control over, such as commodity price volatility.

(in millions, except per BOE amounts)	Year Ended December 31, 2016
Consolidated cash flow from operations (GAAP)	$1,746
Adjust for EnLink cash flow from operations	(666)
Devon cash flow from operations	$1,080
Adjustments to pre-tax cash margin(1)	(5)
Pre-tax cash margin	$1,075
Total BOE volumes (MMBOE)	223
Pre-tax cash margin per BOE	$4.81
Adjust for impact of budget-to-actual price and f/x differences	(0.96)
Pre-tax cash margin per BOE, normalized (Non-GAAP)	$3.85

(1)	Adjustments for items such as cash income taxes, balance sheet changes and impact of derivative settlements.

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Appendix A (cont’d)

Cash Flow Before Balance Sheet Changes

Cash flow before balance sheet changes is a non-GAAP measure used as the financial metric for our performance restricted stock awards. We define cash flow before balance sheet changes as cash flow from operations, adjusting for the net change in working capital and changes in long-term other assets and other liabilities over the applicable period. We believe that cash flow before balance sheet changes serves as a helpful measure of the Company’s cash flow generation ability, since it excludes certain items that may fluctuate significantly from period to period due to commodity price volatility or otherwise.

(in millions)	Year Ended December 31, 2016
Consolidated cash flow from operations (GAAP)	$1,746
Adjust for changes in:
Working capital	8
Other long-term assets	(36)
Other long-term liabilities	1
Cash flow before balance sheet changes (Non-GAAP)	$1,719

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APPENDIX B

DEVON ENERGY CORPORATION

ANNUAL INCENTIVE COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2017

1.     Purpose of this Plan. The purpose of the Devon Energy Corporation Annual Incentive Compensation Plan (Amended and Restated Effective as of January 1, 2017) (the “Plan”) is to provide a link between compensation and performance, motivate Participants (as defined below) to achieve corporate performance objectives, and enable Devon Energy Corporation (the “Company”) to attract and retain high quality Eligible Employees (as defined below).

2.     Definitions. As used herein, the following definitions shall apply:

(a)    “Affiliated Entity” means any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an “affiliate” of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in any case as determined by the Committee.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Bonus” means a cash payment made pursuant to this Plan.

(d)    “Change in Control” shall have the same meaning as set forth in the Company’s 2017 Long-Term Incentive Plan, dated effective as of June 7, 2017 (or any successor to that plan).

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Committee” means the Compensation Committee of the Board, or any successor committee thereto, and/or such other committee of the Board, sub-committee of the Committee, or officer of the Company as is appointed or designated by the Board or the Committee, as applicable, to administer this Plan (or any part hereof) or is otherwise identified in the Company’s corporate governance documents as being responsible for determining the compensatory arrangements of certain Eligible Employees; provided, however, that with respect to awards or payments hereunder intended to be Performance-Based Compensation, the Committee shall consist of two or more non-employee members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code; provided further, however, that with respect to Bonus awards that are not intended to be Performance-Based Compensation, to the extent permitted by the Committee’s charter, the powers and authority of the Committee under this Plan may be delegated to the Company’s Chief Executive Officer or other employee(s) and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Chief Executive Officer or such employee(s) as it relates to those aspects of this Plan that have been so delegated.

(g)    “Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.

(h)    “Director” means a member of the Board who is not an Employee.

(i)    “Disability” means a “total and permanent disability,” as such term is defined in Section 22(e)(3) of the Code.

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APPENDIX B (cont’d)

(j)    “Eligible Employee” means any Employee who (i) holds the title or position of Executive Vice President or above or (ii) is an “officer” as such term is defined in Rule 16a-1(f) promulgated under Section 16 of the Exchange Act.

(k)    “Employee” means any person who is in the employ of the Company, a subsidiary or an Affiliated Entity, subject to the control and direction of the Company, the subsidiary or the Affiliated Entity as to both the work to be performed and the manner and method of performance.

(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended

(m)    “Participant” shall mean any Eligible Employee who receives an award under this Plan.

(n)    “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(o)    “Performance Goal” means the goal(s) (or combined goal(s)), which may or may not be related to Performance-Based Compensation, as determined by the Committee to be applicable to a Participant’s Bonus award. As determined by the Committee, the Performance Goals applicable to a Bonus award may be described in terms of Company-wide objectives and/or objectives that are related to the performance of an individual Participant or of an Affiliated Entity, division, department or function within the Company or an Affiliated Entity in which the Participant is employed. Performance Goals may differ among Participants and Bonus awards.

(p)    “Performance Period” means a fixed period established by the Committee with a minimum period of twelve (12) and over which the attainment of the Performance Goals applicable to a Bonus award, as set by the Committee, is to be measured.

3.     Administration of this Plan.

(a)    The Committee. This Plan shall be administered by the Committee.

(b)    Powers of the Committee. Subject the provisions of this Plan (including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion, to:

(i)      establish the duration of each Performance Period;

(ii)     select the Eligible Employees who are to be Participants in this Plan for such Performance Period;

(iii)    determine the specific Performance Goal or Goals for each Performance Period and the relative weighting of those goals, establish one or more designated levels of attainment for each such goal and set the Bonus potential for each Participant at each corresponding level of attainment;

(iv)    certify the level at which the applicable Performance Goal or Goals are attained for the Performance Period and determine, on the basis of that certification, the actual Bonus for each Participant in an amount not to exceed his or her maximum Bonus potential for the certified level of attainment;

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APPENDIX B (cont’d)

(v)       exercise discretionary authority, when appropriate, to reduce the actual Bonus payable to any Participant below his or her Bonus potential for the attained level of the Performance Goal(s) for the Performance Period;

(vi)      construe and interpret the terms of this Plan and awards made under this Plan;

(vii)     establish additional terms, conditions, rules or procedures for the administration of this Plan; provided, however, that no Bonus shall be awarded under any such additional terms, conditions, rules or procedures which are inconsistent with the provisions of this Plan; and

(viii)    take such other action, not inconsistent with the terms of this Plan, as the Committee deems appropriate.

Subject to the provisions of this Plan, the Committee will have the authority and discretion to determine the extent to which awards under this Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to the applicable requirements relating thereto. Notwithstanding any provision of this Plan to the contrary, if an award under this Plan is intended to qualify as Performance-Based Compensation, and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

The Committee is authorized to interpret this Plan, to adopt administrative rules, regulations, and guidelines for this Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in this Plan or in any award. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, its subsidiaries, Affiliated Entities, the Participants, and any other persons having or claiming an interest hereunder.

(c)    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee or other persons who administer this Plan shall be defended and indemnified by the Company, to the extent permitted by law, on an after-tax basis against (i) all reasonable expenses (including attorneys’ fees) actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Bonus awarded hereunder and (ii) all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4.     Coverage. Eligible Employees may be included as Participants in this Plan, except to the extent the Committee may elect to exclude one or more Eligible Employees from participation in a designated Performance Period. Participation in this Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

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APPENDIX B (cont’d)

5.     Terms and Conditions of Bonus Awards.

(a)    Pre-Established Performance Goals. With respect to Bonuses that are intended to be Performance-Based Compensation, payment of such Bonuses shall be conditioned upon the attainment of one or more pre-established, objective Performance Goals over the designated Performance Period. The Committee shall establish such objective Performance Goal(s) with respect to each Participant in writing not later than (i) 90 days after the commencement of the Performance Period to which the Performance Goals relate or (ii) the date on which twenty-five percent (25%) of such Performance Period has been completed (or such other date as may be required or permitted under Section 162(m) of the Code), provided that the outcome of the Performance Goals must be substantially uncertain at the time of their establishment. Performance Goals with respect to Bonuses that are intended to be Performance-Based Compensation shall be based solely on one or more of the business criteria described in Section 6 hereof and shall be weighted, equally or in such other proportion as the Committee shall determine at the time such Performance Goals are established, for purposes of determining the actual Bonus amounts that may become payable upon the attainment of those goals. For each Performance Goal, the Committee may establish one or more designated levels of attainment and set the Bonus potential for each Participant at each designated performance level. Alternatively, the Committee may establish a linear formula for determining the Bonus potential at various points of Performance Goal attainment. Under no circumstances, however, shall the aggregate Bonus potential for any Participant for any Performance Period exceed the applicable maximum dollar amount set forth in Section 5(e).

(b)    Committee Certification. As soon as administratively practicable following the completion of the Performance Period, and prior March 15 of the year following the year in which the Performance Period ends, the Committee shall certify in writing the actual levels at which the Performance Goal or Goals applicable to Performance-Based Compensation for that period have been attained and determine, on the basis of such certified levels, the actual Bonus amount to be paid to each Participant for that Performance Period. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law. For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(c)    Committee Discretion. In determining the amount of the Bonus to be paid to a Participant, the Committee shall not award a Bonus that exceeds the Participant’s maximum Bonus potential for the certified level of attainment for each applicable Performance Goal relating to qualifying the award as Performance-Based Compensation. If the actual level of attainment is between two of the pre-designated performance levels, the Bonus amounts payable to a Participant will be interpolated on a straight-line basis between the two such levels. In addition, the Committee may, in its discretion, reduce or eliminate any Bonus that would otherwise be payable based on the certified level of attained performance of Performance Goals relating to qualifying the award as Performance-Based Compensation. In exercising its discretion to reduce the Bonus payable to any Participant in connection with the preceding sentence, the Committee may utilize any such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion.

(d)    Right to Receive Payment. The Committee shall not waive any Performance Goal applicable to a Participant’s Bonus award for a particular Performance Period, except, in the Committee’s sole discretion, in the event of the Participant’s death or Disability or a Change in Control.

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APPENDIX B (cont’d)

(e)    Individual Limitations on Awards. Notwithstanding any other provision of this Plan, the maximum amount of any Bonus paid to a Covered Employee under this Plan shall be limited to Six Million Dollars ($6,000,000) per each twelve (12)-month period (or portion thereof) included within the applicable Performance Period.

(f)    Payment Date. Payment of Bonus amounts shall be made as soon as administratively practicable following the end of the applicable Performance Period, but in any event, no later than March 15 of the year following the year in which the Performance Period ends (such date, the “Payment Date”).

(g)    Separation from Service Prior to End of Performance Period. Participants who cease Employee status prior to the last day of the Performance Period for any reason other than as provided below shall forfeit any and all right to payment under such Bonus and shall not be entitled to any Bonus payment for the applicable Performance Period. If, however, a Participant ceases Employee status prior to the last day of the Performance Period by reason of death or Disability or in connection with an involuntary reduction in force or the Participant’s retirement (in each case, as determined by the Committee in its sole discretion), then the Committee shall have complete discretion to award a full or pro-rated Bonus (reflecting the period of service prior to the ceasing of Employee status), based on the level at which the applicable Performance Goals are attained for the Performance Period.

(h)    Deferral. If applicable, a Participant may defer any or all of an amount otherwise payable in connection with the payment of a Bonus in accordance with the provisions of the Company’s Non-Qualified Deferred Compensation Plan Amended and Restated Effective as of April 15, 2014 (or any successor plan) (the “Deferred Compensation Plan”) provided that: (i) the Participant makes such election by delivering to the Company written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Code; (ii) such election is irrevocable; (iii) such deferred payment will be made in accordance with the provisions of such Deferred Compensation Plan; and (iv) the terms of the Deferred Compensation Plan and the election to defer under this Plan comply with Section 409A of the Code.

(i)    Withholding Tax. The Company shall withhold from all Bonus amounts such amounts sufficient to satisfy federal, state, local and other applicable tax withholding obligations arising from or in connection with the Participant’s participation in this Plan, as well as such other deductions as may be authorized by the Participant or as required by applicable law.

6.     Performance Goals.

(a)    Permitted Criteria. With respect to Bonuses that are intended to be Performance-Based Compensation, Performance Goals established by the Committee must be based on any one of, or combination of, the following: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including, but not limited to, cash flow before balance sheet changes, free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including, but not

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APPENDIX B (cont’d)

limited to, income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to, return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to, acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total shareholder return; comparative shareholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of oil, gas and/or other similar energy commodity reserves; costs of finding oil, gas and/or other similar energy commodity reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas, and/or oil and/or other energy commodity production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns. Such Performance Goals may be measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary entity. Performance may also be measured on an absolute basis, relative to internal business plans, or based on growth. As may be applicable, they may also be measured in aggregate or on a per-share basis. Performance Goals need not be uniform as among Participants.

(b)    Authorized Adjustments. To the extent permitted by Section 162(m) of the Code, in setting the Performance Goals with respect to Bonuses that are intended to be Performance-Based Compensation within the period prescribed in Section 5(a), the Committee may provide for appropriate adjustment as it deems appropriate, including, but not limited to, one or more of the following items: asset write-downs; litigation or claim judgments or settlements (including, without limitation, any tax settlement with a tax authority); the effect of changes in tax law, changes in accounting principles or other laws or principles affecting reported results; changes in commodity prices; currency fluctuations and/or foreign exchange gains or losses; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; expenses for productivity initiatives; items attributable to any stock dividend, stock split, combination or exchange or stock occurring during the performance period; stock compensation costs and other non-cash expenses; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; financing activities; impairment charges related to goodwill or other intangible assets; unrealized gains or losses on investments in debt and equity securities; any gain or

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APPENDIX B (cont’d)

loss recognized as a result of derivative instrument transactions or other hedging activities; pension curtailment or settlement charges; any infrequent and/or non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements, in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year, including but not limited to acquisition or merger and integration costs and/or in a press release or conference call, publicly announced by the Company, relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; and any other specified non-operating items as determined by the Committee in setting Performance Goals.

7.     Effective Date and Term of Plan. This Plan was originally effective on January 1, 2012. This amended and restated Plan shall become effective January 1, 2017; provided, however, that the provisions of this amended and restated Plan with respect to Performance Goal(s) that are intended to qualify a Bonus as Performance-Based Compensation shall only become effective upon approval by the Company’s stockholders, and shall remain effective until the first stockholders’ meeting in 2022, subject to any further stockholder approvals (or re-approvals) mandated for Performance-Based Compensation under Section 162(m) of the Code, and further subject to the right of the Board to terminate this Plan as provided in Section 8.

8.     Amendment, Suspension or Termination of this Plan. The Board may at any time amend, suspend or terminate this Plan; provided, however, that no such modification, amendment or termination shall be made without the consent of the Participant, if such action would materially impair the rights of such Participant to any Bonus that has been determined by the Committee to be due and owing to the Participant under this Plan, but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of this Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of this Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of this Plan shall adversely affect the rights of a Participant under this Plan.

9.     General Provisions.

(a)    Transferability. No Participant in this Plan shall have the right to transfer, alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the Participant’s creditors or to attachment, execution or other process of law. However, should a Participant die before payment is made of the actual Bonus to which he or she has become entitled under this Plan, then that Bonus shall be paid to the executor or other legal representative of his or her estate.

(b)    No Rights to Employment. Neither the action of the Company in establishing or maintaining this Plan, nor any action taken under this Plan by the Committee, nor any provision of this Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each Participant shall at all times remain an employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

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APPENDIX B (cont’d)

(c)    Acknowledgement of Authority. All Bonuses shall be awarded conditional upon the Participant’s acknowledgement, by participation in this Plan, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such Bonus.

(d)    Company Policies. All Bonuses under this Plan shall be subject to any applicable clawback or recoupment policy of the Company that is required by applicable law or any applicable securities exchange listing standards and/or that is otherwise adopted from time to time by the Board (or a committee designated by the Board). The Board (or a committee designated by the Board) shall have discretion with respect to any such clawback or recoupment policy to determine whether the Company shall effect any such recovery (i) by seeking repayment from the Employee, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, policy, program or arrangement) the amount that would otherwise be payable to the Employee under any compensatory plan, program or arrangement maintained by the Company, a parent or a subsidiary of the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise. By accepting awards under this Plan, Employees agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such award or amounts paid under this Plan subject to clawback pursuant to such law, securities exchange listing standard or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such award or amounts paid from an Employee’s accounts, or pending or future compensation or awards under this Plan.

(e)    Unfunded Obligation. Employees eligible to participate in this Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to such Employees pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including (without limitation) Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

(f)    Reliance on Reports. Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its subsidiaries or Affiliated Entities and upon any other information furnished in connection with this Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

(g)    Successors. The terms and conditions of this Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.

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APPENDIX B (cont’d)

(h)    Section 162(m). It is intended that this Plan comply with the provisions of Section 162(m) with respect to Performance-Based Compensation awarded hereunder. Notwithstanding the foregoing, the Board, Committee and the Company reserve the right to make Performance Goal and payout determinations under this Plan that would result in an Eligible Employee receiving a Bonus that does not qualify as Performance-Based Compensation, notwithstanding the lack of deductibility with respect to such Bonus.

(i)    Section 409A. This Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code in order to avoid application of Section 409A of the Code to this Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code. If an award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, and (iii) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any award granted under this Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of this Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

(j)    Governing Law. The validity, construction, interpretation and effect of this Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(k)    Disclaimer. Notwithstanding any provision of this Plan to the contrary, (a) none of the Company, the Board or the Committee warrants that any award under this Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Committee or the Board, or the Company (or its employees, officers, directors or affiliates) have any liability to any Employee (or any other person) due to the failure of this Plan to satisfy the requirements of Section 162(m) or 409A of the Code or any other applicable law for any tax, interest, or penalties the Employee might owe as a result of the grant, holding, vesting, exercise, or payment of any award under this Plan.

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APPENDIX C

DEVON ENERGY CORPORATION

2017 LONG-TERM INCENTIVE PLAN

Effective as of June 7, 2017

ARTICLE I

PURPOSE

SECTION 1.1    Purpose. The Devon Energy Corporation 2017 Long-Term Incentive Plan is established by Devon Energy Corporation (“the Company”) to create incentives designed to provide meaningful share ownership opportunities that align Participants’ long-term interests with those of our stockholders, emphasize long-term performance results, and promote retention of Participants. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Restricted Stock Units, Canadian Restricted Stock Units, Performance Units and SARs to Eligible Employees and the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units to Eligible Directors, subject to the conditions set forth in the Plan. The Plan is designed to provide flexibility to meet the needs of the Company in a changing and competitive environment and to help further align the interests of Eligible Employees and Eligible Directors with those of the Company’s stockholders. The Company does not intend to use all incentive vehicles at all times for each Participant but will selectively grant Awards to Participants to achieve long-term goals.

SECTION 1.2    Establishment. The Plan is effective June 7, 2017, provided that the Plan is approved by the stockholders of the Company at a stockholders’ meeting held on such date (or, if the meeting or vote is postponed, such later date that a stockholder vote is taken to approve the Plan) (“the Effective Date”). If the Plan is not so approved at such meeting, then the Predecessor Plan as in effect immediately prior to the Effective Date shall remain in effect. The authority to issue Awards under the Plan will terminate on June 7, 2027, and the remaining terms of the Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

SECTION 1.3    Shares Subject to the Plan.

(a)    Subject to the limitations set forth in the Plan, Awards may be made under the Plan for a total of 33,500,000 shares of Common Stock, plus the number of shares of Common Stock available for issuance as of the Effective Date under the Predecessor Plan, including the shares of Common Stock subject to outstanding awards under the Predecessor Plan that are transferred to the Plan in accordance with the provisions of subsection (b) below.

(b)    The Plan shall serve as the successor to the Predecessor Plan, and no further grants shall be made under the Predecessor Plan on or after the Effective Date. All awards outstanding under the Predecessor Plan on the Effective Date shall be transferred to the Plan at that time and shall be treated as outstanding awards under the Plan. However, each outstanding award so transferred shall continue to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred awards with respect to their acquisition of shares of Common Stock thereunder.

(c)    Any shares granted as Options or SARs shall be counted against the share limit set forth in subsection (a) above as one share for each share granted. Any shares granted under Awards other

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APPENDIX C (cont’d)

than Options or SARs shall be counted against this limit as 2.30 shares for each share granted; provided, further, that a maximum of 25.5 million shares of Common Stock of the total shares of Common Stock authorized under this Section 1.3 may be granted as Incentive Stock Options.

(d)    The limitations of this Section 1.3 shall be subject to adjustment pursuant to Article XII.

ARTICLE II

DEFINITIONS

SECTION 2.1    “Account” means the recordkeeping account established by the Company that will be utilized to track an Award of Canadian Restricted Stock Units, Performance Units, Restricted Stock Units, dividends or dividend equivalents or certain other cash-payable Awards to a Participant.

SECTION 2.2    “Affiliated Entity” means any partnership or limited liability company in which a majority of the partnership, company or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

SECTION 2.3    “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit, Performance Unit or SAR granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, SAR, Restricted Stock Award or Restricted Stock Unit granted under the Plan to an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

SECTION 2.4    “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.5    “Board” means the Board of Directors of the Company.

SECTION 2.6    “Canadian Employee Benefit Plan” has the meaning set out under Article VIII of the Plan.

SECTION 2.7    “Canadian Employee Benefit Trust” has the meaning set out under Article VIII of the Plan.

SECTION 2.8    “Canadian Restricted Stock Unit” means the Awards under Article VIII of the Plan authorized for grant to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities.

SECTION 2.9    “Change in Control Event” means the occurrence of any one of the following events:

(a)    the Incumbent Directors cease for any reason to constitute at least a majority of the Board;

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APPENDIX C (cont’d)

(b)    any person is or becomes a “beneficial owner” (as such meaning is set forth in Rule 13d-3 under the Exchange Act), directly or indirectly, of Company securities representing 30% or more of either (x) the Company’s outstanding shares of common stock or (y) the combined voting power of the Company’s then-outstanding securities eligible to vote in the election of directors (each, “Company Securities”); provided, however, that the event described in this subsection (b) shall not be deemed to be a Change in Control Event by virtue of any of the following acquisitions or transactions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;

(c)    the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless:

(i)    immediately following the consummation of the Reorganization or Sale, the holders of the Company’s shares of Common Stock hold or receive in such Reorganization or hold more than 50% of each of the outstanding common stock and the total voting power of securities eligible to vote in the election of directors of (x) the corporation resulting from such Reorganization or the corporation that has acquired all or substantially all of the assets of the Company (in either case, “the Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“the Parent Corporation”),

(ii)    no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes, as a result of the Reorganization or Sale, the beneficial owner, directly or indirectly, of 30 % or more of the outstanding shares of common stock or the total voting power of the outstanding voting securities eligible to vote in the election of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and

(iii)    at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale;

(any Reorganization or Sale that satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)    the Company’s stockholders consummate a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Securities due to the Company’s acquisition of Company Securities that reduces the number of Company Securities outstanding; provided, however, if, following such acquisition by the Company, such person becomes

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APPENDIX C (cont’d)

the beneficial owner of additional Company Securities that increases the percentage of outstanding Company Securities beneficially owned by such person, a Change in Control Event shall then occur. In addition, if a Change in Control Event occurs pursuant to paragraph 2.9(b) above, no additional Change in Control Event shall be deemed to occur pursuant to paragraph 2.9(b) by reason of subsequent changes in holdings by such person (except if the holdings by such person are reduced below 30% and thereafter increase to 30% or above).

Solely with respect to any Award that the Committee determines to be subject to Section 409A of the Code (and not excepted therefrom) and a Change in Control Event is a distribution event for purposes of an Award, the foregoing definition of Change of Control Event shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control Event only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or Section 162(m) of the Code, as applicable.

For purposes of Awards granted to employees of Devon Canada Corporation, the Committee may, pursuant to the Award Agreement, define a “change in control event” to include a change in control of Devon Canada Corporation as the Committee determines.

SECTION 2.10    “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.11    “Committee” shall have the meaning set forth in Section 3.1.

SECTION 2.12    “Common Stock” means the common stock, par value $0.10 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article XII.

SECTION 2.13    “Compensation Committee” means the Compensation Committee of the Board.

SECTION 2.14    “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.15    “Effective Date” shall have the meaning set forth in Section 1.2.

SECTION 2.16    “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.17    “Eligible Director” means any member of the Board who is not an employee of the Company, an Affiliated Entity or any Subsidiary.

SECTION 2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.19    “Executive Officer Participants” means Participants who are both officers of the Company and subject to Section 16(a) of the Exchange Act and the rules promulgated thereunder.

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APPENDIX C (cont’d)

SECTION 2.20    “Fair Market Value” means (a) during such time as the Common Stock is listed upon the New York Stock Exchange or any other national stock exchange on which the Common Stock is listed, the closing market price per share of the Common Stock as reported by such stock exchange on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the following day on which there was a sale of such Common Stock; (b) during any such time as the Common Stock is not listed on a national stock exchange, the mean between the last reported “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined; or (c) during any such time as the Common Stock cannot be valued pursuant to (a) or (b) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

SECTION 2.21    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

SECTION 2.22    “Incumbent Directors” means the members of the Board on the Effective Date; provided, however, that (a) any person becoming a director and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director, and (b) no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (“Election Contest”), pursuant to any proxy access procedures for stockholders included in the Company’s organizational documents, or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; provided further, however, that when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of Company securities, such partnership, syndicate or group shall be deemed a “person” for purposes of this definition.

SECTION 2.23    “Non-Executive Officer Participants” means Participants who are not subject to Section 16(a) of the Exchange Act and the rules promulgated thereunder.

SECTION 2.24    “Nonqualified Stock Option” means an Option which is not intended to qualify as an Incentive Stock Option.

SECTION 2.25    “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

SECTION 2.26    “Participant” means an Eligible Employee of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee, or an Eligible Director to whom an Award has been granted by the Board under the Plan.

SECTION 2.27    “Performance-Based Award” means a Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit or Performance Unit granted under the Plan to an Eligible Employee in accordance with Article XI.

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APPENDIX C (cont’d)

SECTION 2.28    “Performance Units” means those monetary units that may be granted to Eligible Employees pursuant to Article IX hereof.

SECTION 2.29    “Plan” means this Devon Energy Corporation 2017 Long-Term Incentive Plan, as amended from time to time.

SECTION 2.30    “Predecessor Plan” means the Devon Energy Corporation 2015 Long-Term Incentive Plan, as originally adopted by the Board via Written Consent on April 7, 2015, and subsequently approved by the stockholders of the Company on June 3, 2015.

SECTION 2.31    “Regular Award Committee” means a committee comprised of the individual who is the Company’s chief executive officer and such additional members, if any, as shall be appointed by the Compensation Committee.

SECTION 2.32    “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.

SECTION 2.33    “Restricted Stock Unit” means an Award granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

SECTION 2.34    “Restriction Period” means the period when a Restricted Stock Award or Restricted Stock Unit is subject to forfeiture based upon continued employment over a period of time, the achievement of performance criteria, the occurrence of other events and/or the satisfaction of nondisclosure and protection of business provisions as determined by the Committee, in its discretion.

SECTION 2.35    “SAR” means a stock appreciation right granted to an Eligible Employee or Eligible Director under Article X of the Plan.

SECTION 2.36    “Secretary” means the corporate secretary of the Company duly elected by the Board.

SECTION 2.37    “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

SECTION 2.38    “10% Stockholder” means an employee of the Company or its Subsidiary who, as of the date on which an Incentive Stock Option is granted to such employee, owns more than ten percent (10%) of the total combined voting power of all classes of shares of Common Stock then issued by the Company or any of its Subsidiaries.

ARTICLE III

ADMINISTRATION

SECTION 3.1    Administration of the Plan by the Committee. For purposes of administration, the Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan,” which is limited to Non-Executive Officer Participants, an “Executive Officer Participant Plan,” which is limited to Executive Officer Participants and a “Non-Employee Director Participant Plan,” which is limited to Eligible Directors. Except for administration and the category of Eligible Employees eligible to receive Awards, the terms of the Non-Executive Officer Participant

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APPENDIX C (cont’d)

Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units.

The Non-Executive Officer Participant Plan shall be administered by the Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee.

The Executive Officer Participant Plan shall be administered by the Compensation Committee.

With respect to the Non-Employee Director Plan, the Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, SARs, Restricted Stock Units or Restricted Stock Awards to Eligible Directors selected for participation. The Compensation Committee shall administer all other aspects of the Awards made to Eligible Directors.

With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean the Compensation Committee, and the Regular Award Committee, as authorized by the Compensation Committee, and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean only the Compensation Committee.

The Compensation Committee shall consist solely of two or more members of the Board who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) of the Exchange Act, (ii) “outside directors” within the meaning of Section 162(m) of the Code, and (iii) “independent directors” as determined in accordance with the independence standards established by the New York Stock Exchange or any other national stock exchange on which the Common Stock is at the time primarily traded.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a)    Select Eligible Employees to participate in the Plan.

(b)    Determine the time or times when Awards will be made.

(c)    Determine the form of an Award, whether an Option, Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit, Performance Unit or SAR, the number of shares of Common Stock, Canadian Restricted Stock Units, Restricted Stock Units or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d)    Determine whether Awards will be granted singly or in combination.

(e)    Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

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APPENDIX C (cont’d)

(f)    Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2    Compensation Committee to Make Rules and Interpret Plan. The Committee, in its sole discretion, shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV

GRANT OF AWARDS

SECTION 4.1    Grant of Awards. Awards granted under the Plan shall be subject to the following conditions:

(a)    Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Options and SARs to any Eligible Employee in any calendar year may not exceed 2,000,000.

(b)    Subject to Article XII, (i) the aggregate number of shares of Common Stock made subject to the grant of Performance-Based Awards (payable in shares of Common Stock) that are intended to be performance-based compensation to any Eligible Employee under Section 162(m) of the Code in any calendar year may not exceed 1,000,000 shares of Common Stock (based on a maximum Award level on the Date of Grant) and (ii) the aggregate amount of cash made subject to the grant of Performance-Based Awards (payable in cash) that are intended to be performance-based compensation to any Eligible Employee under Section 162(m) of the Code in any calendar year may not exceed $10,000,000 (based on a maximum Award level on the Date of Grant).

(c)    If any shares of Common Stock covered by an Award granted under the Plan, the Predecessor Plan or any other Devon Energy Corporation long-term incentive plans, or to which such an Award relates, are forfeited, or an Award (or any portion thereof) otherwise terminates or is canceled without the delivery of shares of Common Stock, then the shares of Common Stock covered by such Award, or to which such Award relates, or the number of shares of Common Stock otherwise counted against the aggregate number of shares of Common Stock with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again become shares of Common Stock with respect to which Awards may be granted under the Plan and shall not reduce the shares authorized under Section 1.3. Shares of Common Stock which are (i) tendered in payment of the exercise price or grant price of an Option or SAR, as applicable, (ii) not issued upon the settlement of SARs; (iii) tendered or withheld by the Company in payment of federal, state or local withholding taxes; (iv) repurchased by the Company using Option exercise proceeds, or (v) not issued or delivered as a result of the net settlement of an outstanding SAR or Option, shall not become available again for issuance under the Plan or be added back to the shares authorized under Section 1.3. Any Award (or any portion thereof) settled in cash will not be counted against, or have any effect upon, the number of shares of Common Stock available for issuance under the Plan.

(d)    Any shares of Common Stock under any Award that are granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company, a

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APPENDIX C (cont’d)

Subsidiary or an Affiliated Entity or with which the Company, a Subsidiary or an Affiliated Entity combines (“Substitute Awards”) shall not be applied to reduce the number of shares of Common Stock reserved under Section 1.3 of the Plan, but will be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

(e)    Common Stock delivered by the Company in payment of an Award authorized under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(f)    The Compensation Committee shall, in its sole discretion, determine the manner in which fractional shares arising under the Plan shall be treated.

(g)    The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Employees.

(h)    Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

(i)    Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units which vest based upon the Participant’s continued employment shall be limited in such a way that, (i) no portion of the Award will vest prior to the first anniversary of the Date of Grant; (ii) up to one-third of the shares subject to the Award is eligible to vest on or after the first anniversary of the Date of Grant; (iii) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the second anniversary of the Date of Grant; and (iv) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the third anniversary of the Date of Grant; provided, however, that this limitation shall not: (a) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, (b) apply to grants of Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units of up to 5% of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 1.3(a) or (c) apply in the case of a termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event. Notwithstanding the foregoing, any Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units that are granted to an Eligible Director shall not vest earlier than the first anniversary of the Date of Grant, except in the case of (i) such Eligible Director’s termination of service due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event and (ii) Awards to Eligible Directors which have a vesting period tied to the Company’s annual stockholder’s meeting, a vesting period will be deemed to be one year if it runs from the date of the annual stockholder’s meeting of the Company to the next annual stockholders meeting of the Company.

(j)    Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units which vest based upon performance standards shall require that the performance period must be a period of at least twelve months, except in the case of termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event.

(k)    Notwithstanding the foregoing and any other provision of the Plan, except for adjustments as provided in Article XII or in connection with a corporate transaction involving the Company

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APPENDIX C (cont’d)

(including, without limitation, any stock dividend, distribution (whether in the form of cash, other Company securities, or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control Event, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other Company securities, or similar transaction(s)), the terms of outstanding Options or SARs may not be (i) amended to reduce the exercise price or grant price of such outstanding Options or SARs, as applicable, or (ii) cancelled in exchange for cash, other Awards or Options or SARs with an exercise price or grant price that is less than the exercise price or grant price of the original Options or SARs, as applicable, without obtaining stockholder approval.

(l)    Eligible Directors may only be granted Nonqualified Stock Options, SARs, Restricted Stock Awards and/or Restricted Stock Units under the Plan.

(m)    Subject to Article XII, no Eligible Director may be granted, in any one calendar year, Awards with an aggregate maximum value, calculated as of their respective Dates of Grant, of more than $500,000.

(n)    The maximum term of any Award shall be eight years.

(o)    Awards under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her successors and any other person having or claiming an interest under such Award.

ARTICLE V

STOCK OPTIONS

SECTION 5.1    Grant of Options. The Committee may grant Options to Eligible Employees, subject to the provisions of the Plan and such other terms and conditions as it may determine. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding such designations, to the extent that an Option does not qualify as an Incentive Stock Option, it shall be treated as a Nonqualified Stock Option. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

SECTION 5.2    Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a)    Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant. In the case of an Incentive Stock Option granted to a 10% Stockholder, the per share exercise price shall be no less than 110% of the Fair Market Value per share of the Common Stock on the Date of Grant.

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APPENDIX C (cont’d)

(b)    Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; (iii) by the withholding of shares of Common Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the exercise price; (iv) a combination of the foregoing; or (v) by such other method as the Committee may approve (e.g., by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee).

(c)    Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by notice to the Secretary of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d)    Other Terms and Conditions. No portion of the Option will vest prior to the first anniversary of the Date of Grant; provided, however, that this limitation shall not: (i) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, (ii) apply to Options to purchase up to 5% of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 1.3(a) shares of Common Stock or (iii) apply in the case of termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event. In addition, other conditions that may be imposed by the Committee, if deemed appropriate, include those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business provisions.

(e)    Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary. No Incentive Stock Option will be exercisable more than five years from the Date of Grant in the case of an Incentive Stock Option granted to a 10% Stockholder. The terms of any Incentive Stock Option shall be subject in all respects to the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. To the extent that an Option initially designated as an Incentive Stock Option does not qualify as an Incentive Stock Option, it shall thereafter be treated as a Nonqualified Stock Option.

(f)    Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

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APPENDIX C (cont’d)

(g)    Stockholder Rights. Participants shall not have any rights as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option. In no event shall dividends or dividend equivalents be granted with respect to Options.

SECTION 5.3    Cash Out Rights. With respect to any Options granted to Eligible Employees pursuant to Section 5.1, the Committee may include in the Eligible Employee’s Award Agreement the right to surrender the Option once vested. In the event that an Option surrender right is authorized, the Award Agreement shall provide that, upon the vesting of an Option, the holder thereof shall be entitled to, at his or her option:

(a)    Exercise such Option, in whole or in part, in accordance with the procedures specified in Section 5.2; or

(b)    Surrender such Option, in whole or in part, by notice to the Secretary of such surrender stating the election to surrender in the form and manner determined by the Committee and a request for payment of the Cash-Out Amount where:

“Cash-Out Amount” means an amount of cash equal to the amount by which the aggregate Fair Market Value of the Common Stock subject to the Option exceeds the aggregate Exercise Price under the Option.

Payment of the Cash-Out Amount shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

ARTICLE VI

RESTRICTED STOCK AWARDS

SECTION 6.1    Grant of Restricted Stock Awards. The Committee may grant a Restricted Stock Award to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Awards may constitute Performance-Based Awards, as described in Article XI hereof. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. The Board may grant a Restricted Stock Award to an Eligible Director, subject to the provisions of the Plan and such other terms and conditions as it may determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

SECTION 6.2    Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

SECTION 6.3    Restriction Period. Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

SECTION 6.4    Restriction on Transfer. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock

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APPENDIX C (cont’d)

represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing shares of Common Stock covered by a Restricted Stock Award to give appropriate notice of such restrictions.

SECTION 6.5    Stockholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares. At the discretion of the Committee, dividends or other distributions with respect to an unvested Restricted Stock Award may be withheld by the Company and credited to the Participant’s Account; provided that any such dividends or other distributions shall vest only if and to the extent that the underlying Restricted Stock Award vests, as determined by the Committee. Any dividends or distributions so withheld by the Committee and attributable to any particular share of a Restricted Stock Award shall be subject to the same restrictions on transferability as the shares of the Restricted Stock Award with respect to which they were paid, and, if such shares are forfeited, the Participant shall have no right to such dividends or distributions. For the avoidance of doubt, in no event shall dividends or other distributions with respect to a Restricted Stock Award be paid to a Participant unless and until the underlying Award vests.

SECTION 6.6    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to the Restricted Stock Award, such Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service in accordance with the regulations under Section 83(b) of the Code. The Committee may, in its discretion, provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to such Award under Section 83(b) of the Code.

ARTICLE VII

RESTRICTED STOCK UNITS

SECTION 7.1    Grant of Restricted Stock Units. The Committee may grant Restricted Stock Units to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units may constitute Performance-Based Awards, as described in Article XI hereof. The Board may grant Restricted Stock Units to an Eligible Director, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units are generally similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Date of Grant. Restricted Stock Units shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine.

SECTION 7.2    Conditions of Restricted Stock Units. The grant of a Restricted Stock Unit shall be subject to the following:

(a)    Restriction Period. Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Award of Restricted Stock Units or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse and the Award shall be paid as specified in Section 7.2(c) below

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APPENDIX C (cont’d)

(b)    Restriction on Transfer. Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise.

(c)    Form of Payment. Restricted Stock Units shall be paid in cash, shares of Common Stock, or a combination of cash and shares as established by the Committee in the Award Agreement, no later than March 15 of the year following the year in which the lapse of the Restriction Period occurs, unless otherwise required by applicable law.

(d)    Stockholder Rights. During the Restriction Period, Participants shall not have any rights as a stockholder of the Company with respect to an Award of Restricted Stock Units and shall have no right to vote such Restricted Stock Units, but the Committee may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents on Restricted Stock Units subject to a Restriction Period that lapses as a result of the achievement of a performance condition shall be deferred until and paid contingent upon the achievement of the applicable performance condition. Any such dividend equivalent on Restricted Stock Units shall be subject to the same restrictions on transferability as the shares underlying the Restricted Stock Units, and, if such shares are forfeited, the Participant shall have no right to such dividend equivalents. For the avoidance of doubt, in no event shall dividend equivalents with respect to a Restricted Stock Unit Award be paid to a Participant unless and until the underlying Restricted Stock Unit Award vests.

ARTICLE VIII

CANADIAN RESTRICTED STOCK UNITS

SECTION 8.1    Establishment. The Committee may authorize the establishment of an employee benefit plan (a “Canadian Employee Benefit Plan”), which shall be considered as a part of the Plan for the purpose of providing benefits to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities. Benefits granted in the Canadian Employee Benefit Plan will take the form of Canadian Restricted Stock Units having substantially the same income tax consequences for such Canadian Eligible Employees as would Restricted Stock Awards granted by the Company to Eligible Employees who are residents of the United States. The Committee may further authorize the establishment of an employee benefit trust (a “Canadian Employee Benefit Trust”) for the purpose of holding the assets of the Canadian Employee Benefit Plan and shall appoint one or more persons who are residents of Canada to act as trustees of the Canadian Employee Benefit Trust.

SECTION 8.2    Grant of Awards and Contributions to Canadian Employee Benefit Trust. The Committee may grant to Eligible Employees Canadian Restricted Stock Units entitling such Eligible Employees to an interest in the assets of the Canadian Employee Benefit Trust in such form that it determines necessary to comply with applicable Canadian tax law requirements, subject to the terms of the Canadian Employee Benefit Plan and such other terms and conditions as it may determine. Each Award of Canadian Restricted Stock Units shall be evidenced by an Award Agreement, which shall contain the terms and conditions of the Award subject to the provisions of the Canadian Employee Benefit Plan. At the time of granting an Award of Canadian Restricted Stock Units, the Committee may authorize the Company or any of its Canadian Subsidiaries or Affiliated Entities to make cash contributions to the Canadian Employee Benefit Trust, with such contributions

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APPENDIX C (cont’d)

to be used as specified in the Canadian Employee Benefit Plan, including for the purpose of acquiring shares of Common Stock of the Company on the open market through the facilities of a stock exchange. The Committee shall designate, at the time of making any contribution in respect of a Participant, when the shares of Common Stock of the Company which are acquired with the contribution pursuant to the terms of the Canadian Employee Benefit Plan are to vest pursuant to the applicable Award Agreement, and shall inform the trustees of the same.

SECTION 8.3    Holding of Shares of Common Stock in Trust. Subject to the specific provisions of the Canadian Employee Benefit Plan, upon completion of any purchases of shares of Common Stock of the Company by the trustees, the trustees shall immediately notionally allocate such shares to an account in respect of each Participant in proportion to the contributions received in respect of each Participant in the preceding month. The Trustees shall hold the shares in trust in the name of the trustee, until such time as: (i) the Canadian Restricted Stock Units granted to Participants are vested, in accordance with the vesting conditions designated by the Committee in the Award Agreement, or (ii) the Canadian Restricted Stock Units are forfeited by Eligible Employees as provided in the Canadian Employee Benefit Plan.

SECTION 8.4    Conditions of Awards. Each Award of Canadian Restricted Stock Units shall be subject to the following general conditions (with the specific details to be determined by the Company upon establishment of the Canadian Employee Benefit Plan):

(a)    Vesting Period. The Committee shall establish in the Award Agreement the vesting periods applicable to a grant of Canadian Restricted Stock Units, subject to compliance with the vesting conditions set forth in Sections 4.1(i) and (j).

(b)    Settlement in Stock. Upon satisfaction of the vesting requirements established by the Committee, the Committee will authorize the trustees to distribute the shares of the Common Stock of the Company which have been allocated to such Participant’s account to the Participant. Participants will not be entitled to receive cash in settlement of an Award of a Canadian Restricted Stock Unit. The Company, its Canadian Subsidiaries or Affiliated Entities, and the trustees may withhold from any amount payable to an Eligible Employee, either under the Canadian Employee Benefit Plan, or otherwise, such amount as may be necessary so as to ensure compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions. For greater certainty and notwithstanding any other provision of the Canadian Employee Benefit Plan, all amounts payable to, or in respect of, a Participant under the Canadian Employee Benefit Plan shall be paid within three years following the end of the year in respect of which the Award of Canadian Restricted Stock Units was made.

(c)    Rights of Stockholders. Prior to the date that the shares of Common Stock are distributed by the trustees, Participants will have no rights to the shares of Common Stock and no rights as stockholders of the Company with respect to the shares of Common Stock held by the Canadian Employee Benefit Trust related to an Award. Title and all incidents of beneficial ownership of the shares of Common Stock will remain with the trustees while the shares are held in trust.

(d)    Additional Awards. The Committee may authorize the Company or its Canadian Subsidiaries or Affiliated Entities to grant an additional Award to the Participant equal to the dividend that the Participant would have received had the Award been made with the underlying shares of Common Stock directly, rather than in Canadian Restricted Stock Units and, in which case, such dividend Award will only be paid if the Canadian Restricted Stock Unit Award vests.

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APPENDIX C (cont’d)

ARTICLE IX

PERFORMANCE UNITS

SECTION 9.1    Grant of Awards. The Committee may grant Performance Units to Eligible Employees, subject to the provisions of the Plan and such other terms and conditions as it may determine. Performance Units may constitute Performance-Based Awards, as described in Article XI hereof. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and Eligible Employee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 9.2. At the Date of Grant the Committee may authorize the payment of dividend equivalents on such Performance Units, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents on Performance Units subject to a vesting period that lapses as a result of the achievement of a performance condition shall be deferred until and paid contingent upon the achievement of the applicable performance condition. For the avoidance of doubt, in no event shall dividend equivalents with respect to a Performance Unit Award be paid to a Participant unless and until the underlying Performance Unit Award vests.

SECTION 9.2    Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

(a)    Establishment of Award Terms. Each Award shall state the value of each Performance Unit payable upon the achievement of performance goals.

(b)    Achievement of Performance Goals. The Committee shall establish performance targets for each Award for a period of no less than a year, except in the case of termination due to death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event. The performance goals may, but need not, be based on the business criteria described in Section 11.2. The Committee shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Committee no later than March 15 of the year following the year in which the vesting date of the Award occurs, unless otherwise required by applicable law.

ARTICLE X

STOCK APPRECIATION RIGHTS

SECTION 10.1    Grant of SARs. The Committee may grant a SAR to any Eligible Employee, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine. The Board may grant a SAR to any Eligible Director, subject to the provisions of the Plan and subject to other terms and conditions as the Board may determine. SARs may be granted as an independent Award separate from an Option or granted in tandem with an Option, subject to the limitations of Section 10.3. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR. In no event shall dividends or dividend equivalents be granted with respect to a SAR.

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APPENDIX C (cont’d)

SECTION 10.2    Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement, provided that no portion of the SARs shall vest prior to the first anniversary of the Date of Grant, except in the case of death, disability, retirement, or involuntary termination of employment or service without cause or on account of good reason or the occurrence of a Change in Control Event. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 10.3    Tandem Awards. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically terminated. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.

ARTICLE XI

PERFORMANCE-BASED AWARDS

SECTION 11.1    Generally. The Committee may determine that a Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit or Performance Unit granted to an Eligible Employee is intended to be “performance-based compensation” under Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards shall be based on the achievement of one or more of the business criteria described in Section 11.2 below.

SECTION 11.2    Business Criteria. The Committee shall use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including, but not limited to, cash flow before balance sheet changes, free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including, but not limited to, income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to, return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to, acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total stockholder return; comparative stockholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value

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APPENDIX C (cont’d)

added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of oil, gas and/or other similar energy commodity reserves; costs of finding oil, gas and/or other similar energy commodity reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas, oil and/or other energy commodity production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns. Such business criteria may be measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or Subsidiary. Performance may also be measured on an absolute basis, relative to internal business plans, or based on growth. As may be applicable, they may also be measured in aggregate or on a per-share basis. Business criteria need not be uniform as among Participants.

To the extent permitted by Section 162(m) of the Code, in setting the business criteria with respect to Performance-Based Awards, within the period prescribed in Section 11.3, the Committee may provide for appropriate adjustment as it deems appropriate, including, but not limited to, one or more of the following items: asset write-downs; litigation or claim judgments or settlements (including, without limitation, any tax settlement with a tax authority); the effect of changes in tax law, changes in accounting principles or other laws or principles affecting reported results; changes in commodity prices; currency fluctuations and/or foreign exchange gains or losses; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; expenses for productivity initiatives; items attributable to any stock dividend, stock split, combination or exchange or stock occurring during the performance period; stock compensation costs and other non-cash expenses; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; financing activities; impairment charges related to goodwill or other intangible assets; unrealized gains or losses on investments in debt and equity securities; any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; pension curtailment or settlement charges; any infrequent and/or non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements, in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year, including but not limited to acquisition or merger and integration costs, and/or in a press release or conference call, publicly announced by the Company, relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; and any other specified non-operating items as determined by the Committee in establishing the business criteria.

SECTION 11.3    Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish in writing, no later than the earlier of ninety (90) days after the commencement of the applicable performance period or the date on which twenty-five percent (25%) of such performance period has been completed (or such other date as may be required or

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APPENDIX C (cont’d)

permitted under Section 162(m) of the Code): (i) the business criteria applicable to a given period, (ii) the method for computing the amount of compensation payable to the Participant if such business criteria is achieved and (iii) the individual employees or class of employees to which such performance goals apply.

SECTION 11.4    Certification of Performance. As soon as administratively practicable following the completion of the performance period, and on or prior to March 15 of the year following the year in which the performance period ends, the Committee shall certify in writing the actual levels at which the objective business criteria applicable to Performance-Based Award for that period (and other material terms) have been attained and determine, on the basis of such certified levels, the actual amount to be paid to each Participant for that performance period.

SECTION 11.5    Modification of Performance-Based Awards. With respect to any Awards intended to qualify as Performance-Based Awards, after establishment of a business criteria, the Committee shall not revise such business criteria after the allowable period to establish such criteria, and the Committee shall not increase the amount of compensation payable under such an Award above an amount that exceeds the amount that would otherwise be payable based upon the certified level of attained performance of the business criteria relating to the Performance-Based Award. The Committee may, in its sole discretion, reduce or eliminate any amount that would otherwise be payable based on the certified level of attained performance of business criteria in order to qualify the Award as a Performance-Based Award.

SECTION 11.6    Death, Disability or Other Circumstances. The Committee may provide in the Award Agreement that Performance-Based Awards under this Article XI shall be payable, in whole or in part, in the event of the Participant’s death or disability, or under other circumstances that would not cause a Performance-Based Award to be non-compliant with the requirements of Section 162(m) of the Code.

SECTION 11.7    Stockholder Approval for Performance-Based Awards. The Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Article XI, if Performance-Based Awards are to be made under Article XI after the date of such stockholders meeting and if required by Section 162(m) of the Code.

ARTICLE XII

STOCK ADJUSTMENTS; CHANGE IN CONTROL EVENT

SECTION 12.1    Stock Adjustments. In the event that the shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another entity (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan (including those held in the Canadian Employee Benefit Trust), and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided,

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APPENDIX C (cont’d)

however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. Any adjustments to Options or SARs shall be made in accordance with the requirements of Section 162(m), Section 422 and Section 409A of the Code, to the extent applicable. Notwithstanding, for each Option or SAR with an exercise price or grant price, as the case may be, greater than the consideration offered in connection with any transaction or event described herein, the Committee may, in its sole discretion, elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, the Award limits set forth in Section 4.1, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article XII and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article XII which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

SECTION 12.2    Change in Control Event.

Notwithstanding anything to the contrary in this Plan, the following provisions shall apply in connection with a Change in Control Event:

(a)	Awards Assumed by Successor:

(i)

Upon the occurrence of a Change in Control Event, any Awards that are Assumed (as defined in Section 12.2(a)(v)) by the entity effecting the Change in Control Event shall continue to vest and become exercisable in accordance with the terms of the original grant unless, during the two-year period commencing on the date of the Change in Control Event (“Post-CIC Period”):

(A)	the Participant is involuntarily terminated for reasons other than for Cause (as defined in Section 12.2(a)(iii)); or

(B)	the Participant terminates his or her employment for Good Reason (as defined in Section 12.2(a)(iv)).

(ii)

If a Participant’s employment is terminated as described in Section 12.2(a)(i)(A) or (B), on the date of termination of employment any outstanding Options and SARs shall become fully vested and exercisable and any time-based vesting restrictions that apply

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APPENDIX C (cont’d)

to Awards shall lapse and become fully vested; provided, that any Participant who terminates his or her employment for Good Reason must:

(A)

provide the Company with a written notice of his or her intent to terminate employment for Good Reason within 60 days after the Participant becomes aware of the circumstances giving rise to Good Reason; and

(B)	allow the Company 30 days to remedy such circumstances to the extent curable.

(iii)

Solely for purposes of this Section 12.2(a), “Cause” shall mean the definition of “Cause” provided in any individual written employment or severance agreement between the Participant and the Company or, if none, that the Participant shall have:

(A)	committed a willful or grossly negligent violation of a policy of the Company or any Subsidiary or Affiliated Entity;

(B)

engaged in a willful and continued failure to substantially perform the Participant’s duties with the Company or any Subsidiary or Affiliated Entity (other than any such failure resulting from incapacity due to physical or mental illness); or

(C)	engaged in willful or grossly negligent misconduct that is injurious to the Company or any Subsidiary or Affiliated Entity, monetarily or otherwise.

(iv)

Solely for purposes of this Section 12.2(a), “Good Reason” shall mean the definition of “Good Reason” provided in any written individual employment or severance agreement between the Participant and the Company or, if none, the occurrence, during the Post-CIC Period, of any of the following events without the Participant’s written consent:

(A)	the assignment to, or reduction of, duties that are adversely inconsistent with the Participant’s job title, position and/or status with the Company immediately prior to the Change in Control Event;

(B)	an aggregate reduction by 10% or more of the sum of the Participant’s base salary plus actual or potential target cash bonus;

(C)	a reduction of 10% of more of the overall level of benefits provided to the Participant under the Company’s group life insurance, medical, health, accident, disability, and retirement plans;

(D)

the Company fails to obtain a satisfactory agreement from the acquiring company or any successor to the Company to assume or expressly and agree perform the Company’s Severance Plan and/or any individual employment or severance agreement between the Company and the Participant;

(E)	the relocation of the Participant’s principal location of work to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control Event; or

(F)	the failure to pay the Participant any compensation within 14 days of the date such compensation is first due and payable;

provided, however, that, Good Reason exists only if (1) the Participant provides the Company or the acquiring company, as the case may be, with written notice, within 90 days of the date the event or condition first arises, that sets forth in reasonable detail the event or condition giving rise to Good Reason; (2) the Company or the acquiring

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APPENDIX C (cont’d)

company, as the case may be, fails to cure such event or condition within 30 days of the date it receives the written notice set forth in clause (1); and (3) the Participant terminates employment within 30 days after the expiration of the cure period described in clause (2) (or by such other date mutually agreed to between the Participant and the Company or the acquiring company, as the case may be); and further provided, however, that the Participant’s failure to provide notice of, or to resign following, the occurrence of the event or condition will not waive the Participant’s right to provide notice of and resign following a separate and distinct event or condition that independently gives rise to Good Reason.

(v)	For purposes of this Section 12.2(a), an Award shall be considered assumed (“Assumed”) if each of the following conditions are met:

(A)

Options, SARs and other Awards (to the extent such other Awards are payable in cash and not subject to performance goals) are converted into replacement awards in a manner that complies with Section 409A;

(B)

Restricted Stock Unit and Restricted Stock Awards that are not subject to performance goals are converted into replacement awards covering a number of shares of the entity effecting the Change in Control Event (or a successor or parent corporation), as determined in a manner substantially similar to the treatment of an equal number of shares of Common Stock covered by the Awards; provided, that to the extent that any portion of the consideration received by holders of shares of Common Stock in the Change in Control Event transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) on the established stock exchange on the trading day immediately preceding the date of the Change in Control Event;

(C)

Performance Units and all other Awards subject to Performance Goals are converted into replacement time-based vesting awards that preserve the trend or actual value of such Awards based on the level of actual performance as certified by the Committee at the time of the Change in Control Event;

(D)

The replacement awards contain provisions for scheduled vesting (including, with respect to Awards in 12.2(a)(v)(C), such replacement awards have a time-based vesting date that does not extend beyond the later of the last day of the performance period or the end of such additional time-based vesting period as set forth in such Award prior to the Change in Control Event) and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favorable to the Participant than the underlying awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Participant than, the terms of the underlying awards; and

(E)	The security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.

(b)	Awards Not Assumed by Successor:

(i)	Upon the occurrence of a Change in Control Event, if any Awards are not Assumed by the entity effecting the Change in Control Event, then, on the date of the Change in

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APPENDIX C (cont’d)

Control Event, Options and SARs shall become fully vested and exercisable, any time-based vesting restrictions that apply to Awards shall lapse, and any Awards that are subject to performance goals shall immediately be determined and deemed to have been earned on a pro rata basis, with such pro ration determined based upon an assumed achievement of all relevant performance goals at the “target” level and the amount payable based upon the length of time within the performance period that has elapsed prior to the Change in Control Event.

(ii)

For each Option and SAR, the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Common Stock in the Change in Control Event transaction and the exercise price of the applicable Option or SAR, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Common Stock. Any Option or SAR with an exercise price that is higher than the per share consideration received by holders of Common Stock in connection with the Change in Control Event shall be cancelled for no additional consideration.

(iii)

The Participant shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change in Control Event transaction had he or she been, immediately prior to such transaction, a holder of the number of shares of Common Stock equal to the number of Restricted Stock Units, Canadian Restricted Stock Units, and other Awards, and/or shares subject to the Restricted Stock Award and the number of shares of Common Stock payable under Section 12.2(b)(i) for Awards subject to performance goals.

(iv)

The payments contemplated by Sections 12.2(b)(ii) and 12.2(b)(iii) shall be made at the same time as consideration is paid to the holders of the Common Stock in connection with the Change in Control Event.

ARTICLE XIII

GENERAL

SECTION 13.1    Amendment or Termination of Plan. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not, without stockholder approval, adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article XI), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan. The termination of the Plan shall not impair the power and authority of the Committee with respect to outstanding Awards. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

SECTION 13.2    Nontransferability of Awards. Awards may be exercised during the lifetime of the Participant only by the Participant. More particularly (but without limiting the generality of the foregoing), an Award shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Award contrary to the provisions hereof, shall be null and

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APPENDIX C (cont’d)

void and without effect. However, in the event of a Participant’s death, an Award may be transferred in accordance with the provisions of a Participant’s will, the applicable laws of descent and distribution or, with respect to Awards other than Incentive Stock Options, a beneficiary designation that is in a form approved by the Committee and in compliance with the provisions of the Plan and the applicable Award Agreement.

SECTION 13.3    Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may, in its discretion, allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge to the Company with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

SECTION 13.4    Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are materially adverse to the Participant shall require the Participant’s consent.

SECTION 13.5    Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the stockholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in the Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under the Plan prior to:

(a)    the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b)    the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c)    the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 13.6    Foreign Laws. In order to facilitate the making of any grant or combination of grants under the Plan, the Committee may grant Awards to individual participants who are foreign nationals, who are employed by the Company or any Subsidiary outside of the United States, who provide services to the Company under an agreement with a foreign nation or agency or who are

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APPENDIX C (cont’d)

otherwise subject to the tax laws of nations other than the United States, which Awards may have terms and conditions as determined by the Committee as necessary or appropriate to accommodate differences in local law, tax policy or custom, to comply with applicable foreign laws or facilitate the offering and administration of the Plan in view of such foreign laws and to allow for tax-preferred treatment of Awards. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) and modify exercise procedures, and other terms and procedures, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments, restatements, sub-plans or modifications, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company. The Committee may take any action which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 13.6 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

SECTION 13.7    Company Policies. All Awards granted under the Plan shall be subject to Section 13.19, share trading policies and other policies that may be implemented by the Board or the Company from time to time.

SECTION 13.8    Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of the Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 13.9    Beneficiary Designation. In the event of the death of a Participant, the portion of the Participant’s Award with respect to which vesting dates have occurred shall be paid to the then surviving beneficiary designated by the Participant, and if there is no beneficiary then surviving or designated, then such benefits will automatically be paid to the estate of the Participant.

SECTION 13.10    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

SECTION 13.11    Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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APPENDIX C (cont’d)

SECTION 13.12    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable federal law.

SECTION 13.13    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

SECTION 13.14    Other Laws. The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 13.15    Section 409A Considerations. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

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APPENDIX C (cont’d)

SECTION 13.16    Section 162(m). It is intended that the Plan comply with the provisions of Section 162(m) with respect to Performance-Based Awards awarded hereunder. Notwithstanding the foregoing, the Board, Committee and the Company reserve the right to make Awards, including Performance Unit Awards, under the Plan that do not qualify as Performance-Based Awards, notwithstanding the lack of deductibility with respect to such Awards.

SECTION 13.17    Disclaimer. Notwithstanding any provision of the Plan to the contrary, (a) none of the Company, the Board or the Committee warrants that any Award under the Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Committee or the Board, or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 162(m) or 409A of the Code or any other applicable law for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

SECTION 13.18    No Trust or Fund Created. Except as provided in the Canadian Employee Benefit Plan for the creation of the Canadian Employee Benefit Trust, neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

SECTION 13.19    Clawback. All Awards under the Plan shall be subject to any applicable clawback or recoupment policy of the Company that is required by applicable law or any applicable securities exchange listing standards and/or that is otherwise adopted from time to time by the Board (or a committee designated by the Board). The Board (or a committee designated by the Board) shall have discretion with respect to any such clawback or recoupment policy to determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, policy, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, a parent or a subsidiary of the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such Award or amounts paid under the Plan subject to clawback pursuant to such law, securities exchange listing standard or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such award or amounts paid from a Participant’s accounts, or pending or future compensation or Awards under the Plan.

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Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, OK 73102

(405) 235-3611

devonenergy.com

DEVON ENERGY CORPORATION 333 W. SHERIDAN AVE. OKLAHOMA CITY, OK 73102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you call and then follow the instructions.

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Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E26826-P86544-Z69374	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVON ENERGY CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.
1.	Election of Directors Nominees:			☐	☐	☐
	01) Barbara M. Baumann 02) John E. Bethancourt 03) David A. Hager 04) Robert H. Henry 05) Michael M. Kanovsky	06) Robert A. Mosbacher, Jr. 07) Duane C. Radtke 08) Mary P. Ricciardello 09) John Richels
The Board of Directors recommends a vote “FOR” Agenda Item 2.				For	Against	Abstain	The Board of Directors recommends a vote “FOR” Agenda Item 6.		For	Against	Abstain

2.	Advisory Vote to Approve Executive Compensation.			☐	☐	☐	6.	Approve the Devon Energy Corporation 2017 Long-Term Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote for “ONE YEAR” for Agenda Item 3.			1 Year	2 Years	3 Years	Abstain	The Board of Directors recommends a vote “AGAINST” Agenda Item 7.

3.	Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.		☐	☐	☐	☐	7.	Report on Public Policy Advocacy Related to Energy Policy and Climate Change.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Agenda Item 4.				For	Against	Abstain	The Board of Directors recommends a vote “AGAINST” Agenda Item 8.

4.	Ratify the Appointment of the Company’s Independent Auditors for 2017.			☐	☐	☐	8.	Assessment on the Impact of Global Climate Change Policies.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Agenda Item 5.							The Board of Directors recommends a vote “AGAINST” Agenda Item 9.

5.	Approve the Devon Energy Corporation Annual Incentive Compensation Plan.			☐	☐	☐	9.	Report on Lobbying Policy and Activity.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐	The Board of Directors recommends a vote “AGAINST” Agenda Item 10.

Please indicate if you plan to attend this meeting.				☐ Yes	☐ No		10.	Assessment of Benefits and Risks of Using Reserve Additions as a Compensation Metric.	☐	☐	☐
							11.	OTHER MATTERS
Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The following proxy materials are available at www.proxyvote.com:

•  Notice and Proxy Statement

•  Annual Report on Form 10-K

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E26827-P86544-Z69374

DEVON ENERGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints John Richels, David A. Hager and Carla D. Brockman with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at the Devon Energy Center Auditorium, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, on Wednesday, June 7, 2017, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1 and 2, for “ONE YEAR” for Agenda Item 3, “FOR” Agenda Items 4, 5 and 6, and recommends a vote “AGAINST” Items 7, 8, 9 and 10 as set forth on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Do not return your Proxy Card if you are voting by telephone or Internet.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TO BE SIGNED ON REVERSE SIDE

V.1.1